 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1996

                                                     REGISTRATION NO. 333-11081
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                   INTELIDATA TECHNOLOGIES CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                  7373, 3661
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL    54-1820617
      JURISDICTION        CLASSIFICATION CODE NUMBER)    (I.R.S. EMPLOYER
   OF INCORPORATION OR                                   IDENTIFICATION NUMBER)
      ORGANIZATION)


                          13100 WORLDGATE DRIVE

                                SUITE 600

                         HERNDON, VIRGINIA 20170

                              (703) 834-8500
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ALBERT N. WERGLEY, ESQ.
                      VICE PRESIDENT AND GENERAL COUNSEL

                          13100 WORLDGATE DRIVE

                                SUITE 600

                         HERNDON, VIRGINIA 20170

                              (703) 834-8500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                 THE COMMISSION IS REQUESTED TO SEND COPIES OF
                            ALL COMMUNICATIONS TO:

           DAVID M. CARTER                         THOMAS L. FAIRFIELD
          HUNTON & WILLIAMS                  LEBOEUF, LAMB, GREENE & MACRAE,
    RIVERFRONT PLAZA, EAST TOWER                         L.L.P.
        951 EAST BYRD STREET                         GOODWIN SQUARE
      RICHMOND, VIRGINIA 23219                      225 ASYLUM STREET
                                               HARTFORD, CONNECTICUT 06103

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                              -----------------
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                     [LOGO OF US ORDER APPEARS HERE]

                          13100 WORLDGATE DRIVE
                                SUITE 600
                         HERNDON, VIRGINIA 20170

                                                                October 9, 1996

Dear US Order Stockholder:

  You are cordially invited to attend the Special Meeting of Stockholders of US Order, Inc. ("US Order") to be held at 13100 Worldgate Drive, Suite 600, Herndon, Virginia, on November 7, 1996, at 11:00 a.m., local time. At this meeting, you will be asked to consider and vote on an Agreement and Plan of Merger (the "Merger Agreement") between US Order and Colonial Data Technologies Corp. ("Colonial Data"), pursuant to which US Order will merge with and into InteliData Technologies Corporation, a Delaware corporation ("InteliData"). On the same day, stockholders of Colonial Data will consider at a special meeting a proposal pursuant to which Colonial Data also will merge with and into InteliData.

  The Merger Agreement generally provides for a tax-free exchange in which US Order common stockholders will receive one share of InteliData common stock for each US Order share held, and Colonial Data common stockholders will receive one share of InteliData common stock for each Colonial Data share held. Immediately following the mergers, former holders of US Order common stock collectively will hold approximately 52% of the outstanding common stock of InteliData and former holders of Colonial Data common stock collectively will hold approximately 48% of the outstanding common stock of InteliData, assuming that existing warrants and options of US Order and Colonial Data are not exercised before the mergers.

  The Merger Agreement has been unanimously approved by the Board of Directors of US Order and Colonial Data and recommended by each of their Boards to their respective stockholders. US Order's Board of Directors and management believe that the proposed mergers of US Order and Colonial Data with and into InteliData will result in significant benefits to US Order and its stockholders. WorldCorp, Inc. and certain directors and executive officers of US Order, who collectively own approximately 56% of the outstanding shares of common stock of US Order, have agreed to vote all of their shares of common stock of US Order for approval of the Merger Agreement.

  The InteliData Board of Directors will consist of nine persons, five of whom have been designated by US Order and four of whom have been designated by Colonial Data. The new Board of Directors will consist of members from the existing Boards of US Order and Colonial Data. Robert J. Schock, Colonial Data's Chairman of the Board, President and Chief Executive Officer will be Chief Executive Officer and Vice Chairman of InteliData, which will be headquartered in Herndon, Virginia. I will be Chairman of InteliData.

  The enclosed Notice of Meeting and Joint Proxy Statement/Prospectus explain the proposed mergers and provide specific information concerning the Special Meeting. Please read these materials carefully and thoughtfully consider the information contained in them.

  Whether or not you plan to attend the Special Meeting, you are urged to complete, sign and return promptly the enclosed proxy card to assure that your shares will be voted at the meeting. The merger is an important and historic step for US Order and its stockholders. On behalf of the Board of Directors, I urge you to vote FOR approval of the merger.

                                          Sincerely,

                                          William F. Gorog
                                          Chairman of the Board and Chief
                                          Executive Officer

                          COLONIAL DATA TECHNOLOGIES
                          80 PICKETT DISTRICT ROAD
                          NEW MILFORD, CT 06776

                                                           October 9, 1996

Dear Colonial Data Stockholder:

  You are cordially invited to attend the Special Meeting of Stockholders of Colonial Data Technologies Corp. ("Colonial Data"), to be held at 13100 Worldgate Drive, Suite 600, Herndon, Virginia, on November 7, 1996, at 9:00 a.m., local time. At this meeting, you will be asked to consider and vote on an Agreement and Plan of Merger (the "Merger Agreement"), between Colonial Data and US Order, Inc. ("US Order"), pursuant to which Colonial Data will merge with and into InteliData Technologies Corporation, a Delaware corporation ("InteliData"). On the same day, stockholders of US Order will consider at a special meeting a proposal pursuant to which US Order also will merge with and into InteliData.

  The Merger Agreement generally provides for a tax-free exchange in which Colonial Data common stockholders will receive one share of InteliData common stock for each Colonial Data share held, and US Order common stockholders will receive one share of InteliData common stock for each US Order share held. Immediately following the mergers, former holders of Colonial Data common stock collectively will hold approximately 48% of the outstanding common stock of InteliData and former holders of US Order common stock collectively will hold approximately 52% of the outstanding common stock of InteliData, assuming that existing warrants and options of US Order and Colonial Data are not exercised before the mergers.

  The Merger Agreement has been unanimously approved by the Board of Directors of each of Colonial Data and US Order and recommended by each of their Boards to their respective stockholders. Colonial Data's Board of Directors and management believe that the proposed mergers of US Order and Colonial Data with and into InteliData will result in significant benefits to Colonial Data and its stockholders. Certain stockholders, directors and officers of Colonial Data, who collectively own approximately 13% of the outstanding shares of common stock of Colonial Data, have agreed to vote all of their shares of common stock of Colonial Data for approval of the Merger Agreement.

  The InteliData Board of Directors will consist of nine persons, four of whom have been designated by Colonial Data and five of whom have been designated by US Order. The new Board of Directors will consist of members from the existing Boards of Colonial Data and US Order. William F. Gorog, US Order's Chairman and Chief Executive Officer will be Chairman of InteliData, which will be headquartered in Herndon, Virginia. I will be Chief Executive Officer and Vice Chairman of InteliData.

  The enclosed Notice of Meeting and Joint Proxy Statement/Prospectus explain the proposed mergers and provide specific information concerning the Special Meeting. Please read these materials carefully and thoughtfully consider the information contained in them. Your vote on the Merger Agreement is of great importance.

  Whether or not you plan to attend the Special Meeting, you are urged to complete, sign and return promptly the enclosed proxy card to assure that your shares will be voted at the meeting. The merger is an important and historic step for Colonial Data and its stockholders. On behalf of the Board of Directors, I urge you to vote FOR approval of the merger.

                                          Sincerely,

                                          Robert J. Schock
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                                US ORDER, INC.
                     13100 WORLDGATE DRIVE, SUITE 600
                         HERNDON, VIRGINIA 20170

                               ----------------

                   NOTICE TO STOCKHOLDERS OF SPECIAL MEETING
                       TO BE HELD NOVEMBER 7, 1996
                               ----------------

To the Stockholders of US Order, Inc.:

  Notice is Hereby Given that a Special Meeting of Stockholders (the "US Order Meeting") of US Order, Inc. ("US Order") will be held at 13100 Worldgate Drive, Suite 600, Herndon, Virginia, on November 7, 1996, at 11:00 a.m., local time for the following purposes:

  1. To consider and vote upon an Agreement and Plan of Merger, dated as of August 5, 1996 (the "Merger Agreement"), by and between Colonial Data Technologies Corp., a Delaware corporation ("Colonial Data"), and US Order pursuant to which US Order and Colonial Data will be merged with and into InteliData Technologies Corporation, a Delaware corporation ("InteliData"). The Merger Agreement provides that each outstanding share of common stock of US Order will be converted into the right to receive one share of common stock of InteliData and each outstanding share of common stock of Colonial Data will be converted into the right to receive one share of common stock of InteliData. The respective mergers of US Order and Colonial Data with and into InteliData will become effective simultaneously with InteliData being the surviving corporation. A copy of the Merger Agreement is attached to the accompanying Joint Proxy Statement/Prospectus as Appendix I.

  2. To transact such other business as may be properly brought before the US Order Meeting or at any and all adjournments or postponements thereof.

  YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER AGREEMENT FOR THE REASONS SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

  PLEASE READ THE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY.

  Only stockholders of record at the close of business on October 4, 1996, are entitled to notice of, and to vote at, the US Order Meeting. Whether or not you plan to attend the US Order Meeting in person, you are requested to sign, date and return the enclosed proxy card in the enclosed prepaid envelope as soon as possible. PLEASE DO NOT SEND STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. Stockholders attending the US Order Meeting may vote in person even if they have returned a proxy card.

                                          By Order of the Board of Directors,

                                          Albert N. Wergley
                                          Secretary

Herndon, Virginia

October 9, 1996


              YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE
                AND RETURN THE ENCLOSED PROXY CARD IMMEDIATELY.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                           +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 8, 1996

                             JOINT PROXY STATEMENT

                                 US ORDER, INC.

                                      AND

                        COLONIAL DATA TECHNOLOGIES CORP.

                                  ----------
                                   PROSPECTUS

                    INTELIDATA TECHNOLOGIES CORPORATION
                                  COMMON STOCK

  This Joint Proxy Statement/Prospectus is being furnished (a) to holders of common stock of US Order, Inc., a Delaware corporation ("US Order"), in connection with the solicitation of proxies by the Board of Directors of US Order (the "US Order Board") for use at the Special Meeting of Stockholders of US Order, or any adjournment or postponement thereof (the "US Order Meeting"), which is to be held on November 7, 1996, at 11:00 a.m., local time, at 13100 Worldgate Drive, Suite 600, Herndon, Virginia and (b) to holders of common stock of Colonial Data Technologies Corp., a Delaware corporation ("Colonial Data"), in connection with the solicitation of proxies by the Board of Directors of Colonial Data (the "Colonial Data Board" and together with the US Order Board, the "Boards") for use at the Special Meeting of Stockholders of Colonial Data or any adjournment or postponement thereof (the "Colonial Data Meeting" and, together with the US Order Meeting, the "Meetings"), which is to be held on November 7, 1996, at 9:00 a.m., local time, at 13100 Worldgate Drive, Suite 600, Herndon, Virginia. At the Meetings, stockholders of US Order and Colonial Data will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of August 5, 1996 (the "Merger Agreement," a copy of which is attached hereto as Appendix I), by and between US Order and Colonial Data, and certain transactions contemplated thereby. The transactions contemplated by the Merger Agreement are referred to herein collectively as the "Mergers."

  The Merger Agreement provides, among other things, for (a) the merger of US Order with and into InteliData Technologies Corporation, a Delaware corporation ("InteliData"), and (b) the merger of Colonial Data with and into InteliData each in accordance with the Merger Agreement. As a result of the Mergers, each of US Order and Colonial Data will merge with and into InteliData, and stockholders of US Order and Colonial Data will become stockholders of InteliData, on the terms described in this Joint Proxy Statement/Prospectus. The Mergers will become effective simultaneously at the date and time specified in the certificates of merger to be filed with the Secretary of State of Delaware (the "Effective Time"). See "The Mergers--The Merger Agreement."

  InteliData has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering up to 32,536,857 shares of common stock of InteliData, $.001 par value per share (the "InteliData Common Stock"), that may be issued in accordance with the Merger Agreement to holders of outstanding shares of common stock of US Order, $.001 par value (the "US Order Common Stock") and to holders of outstanding shares of common stock of Colonial Data, $.01 par value (the "Colonial Data Common Stock"). The InteliData Common Stock will be included on The Nasdaq National Market ("Nasdaq") under the symbol "INTD", subject to official notice of issuance. This Joint Proxy Statement/Prospectus also constitutes the Prospectus of InteliData filed as part of the Registration Statement.

  If the Mergers are approved, immediately following the Effective Time, former holders of US Order Common Stock will hold approximately 52% of the outstanding shares of InteliData Common Stock and former holders of Colonial Data Common Stock will hold approximately 48% of the outstanding shares of InteliData Common Stock, assuming that existing warrants and options of US Order and Colonial Data are not exercised before the Mergers.

  This Joint Proxy Statement/Prospectus, the Notice of Special Meeting of Stockholders of US Order, the Notice of Special Meeting of Stockholders of Colonial Data and the accompanying proxy cards are first being mailed to the respective stockholders of US Order and Colonial Data on or about October 9, 1996.

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS JOINT PROXY
STATEMENT/PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF US ORDER AND COLONIAL DATA.

NEITHER THE MERGERS NOR THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT
 PROXY STATEMENT/PROSPECTUS HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HASTHE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACYOF THIS JOINT PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS OCTOBER 9, 1996.

                             AVAILABLE INFORMATION

  US Order and Colonial Data are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a Web Site on the Internet that contains reports, proxy and information statements and other information regarding US Order and Colonial Data. The Commission's Web Site address is (http://www.sec.gov).

  Shares of US Order Common Stock and Colonial Data Common Stock are included on Nasdaq, and proxy statements, reports and other information concerning US Order and Colonial Data can be inspected and copied at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

  InteliData has filed the Registration Statement with the Commission with respect to the InteliData Common Stock to be issued in the Mergers. This Joint Proxy Statement/Prospectus does not include all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules and exhibits filed or incorporated by reference as a part thereof, is available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

  The information contained herein with respect to US Order before the Mergers has been provided by US Order, and the information contained herein with respect to Colonial Data before the Mergers has been provided by Colonial Data.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US ORDER OR COLONIAL DATA. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES COVERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF US ORDER OR COLONIAL DATA SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by US Order with the Commission under the Exchange Act are incorporated herein by reference:

    (a) US Order's Annual Report on Form 10-K for the year ended December 31, 1995;

    (b) US Order's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1996 and March 31, 1996; and

    (c) US Order's Current Reports on Form 8-K filed with the Commission on August 5, 1996 and October 8, 1996.

  The following documents previously filed by Colonial Data with the Commission under the Exchange Act are incorporated herein by reference:

    (a) Colonial Data's Annual Report on Form 10-K for the year ended December 31, 1995;

    (b) Colonial Data's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1996 and March 31, 1996; and

    (c) Colonial Data's Current Report on Form 8-K filed with the Commission on August 5, 1996.

  All documents filed by US Order and Colonial Data pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the Meetings shall be deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, IN THE CASE OF DOCUMENTS RELATING TO US ORDER, FROM ALBERT
N. WERGLEY, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, 13100 WORLDGATE DRIVE, SUITE 600, HERNDON, VIRGINIA 20170 (TELEPHONE NUMBER: (703) 834-8500) AND, IN THE CASE OF DOCUMENTS RELATING TO COLONIAL DATA, FROM JOHN N. GIAMALIS, VICE PRESIDENT--FINANCE, CHIEF FINANCIAL OFFICER, TREASURER AND SECRETARY, 80 PICKETT DISTRICT ROAD, NEW MILFORD, CONNECTICUT 06776 (TELEPHONE
NUMBER: (860) 210-3000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY OCTOBER 31, 1996.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................  ii
SUMMARY...................................................................   1
  The Companies...........................................................   1
  The Meetings; Votes Required............................................   2
  The Mergers.............................................................   3
  Comparison of Stockholders' Rights......................................   6
  Certain Federal Income Tax Consequences.................................   6
  Stockholders' Rights of Dissent and Appraisal...........................   7
  Exchange of Shares......................................................   7
  Comparative Market Price................................................   8
  Selected Historical and Pro Forma Financial Data........................   8
RISK FACTORS..............................................................  11
  Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the
   Private Securities Litigation Reform Act of 1995.......................  11
  Risk Factors with Respect to InteliData.................................  11
  Risk Factors with Respect to US Order...................................  14
  Risk Factors with Respect to Colonial Data..............................  16
THE MEETINGS..............................................................  18
  Times and Places; Purposes..............................................  18
  Voting Rights; Votes Required for Approval..............................  19
  Proxies.................................................................  20
THE MERGERS...............................................................  21
  General; Effective Time.................................................  21
  Exchange Ratios; Exchange of Shares.....................................  21
  Background and Negotiation of the Mergers...............................  22
  Negotiation of the Mergers..............................................  22
  Reasons for the Mergers.................................................  23
  Recommendations of the Boards of Directors..............................  25
  Opinions of Financial Advisors..........................................  25
  The Merger Agreement....................................................  32
  Interests of Certain Persons in the Mergers.............................  38
  Accounting Treatment....................................................  40
  Certain Consequences of the Mergers.....................................  40
  Regulatory Matters......................................................  40
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................  42
MANAGEMENT AND OPERATION AFTER THE MERGERS................................  43
INTELIDATA UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
INFORMATION...............................................................  47
BUSINESS OF INTELIDATA....................................................  54
BUSINESS OF US ORDER......................................................  54
  General.................................................................  54
  Products................................................................  55

                                                                           PAGE
                                                                           ----
  Marketing and Sales.....................................................  57
  Competition.............................................................  59
  Product Development.....................................................  60
  Manufacturing...........................................................  60
  Government Regulation...................................................  61
  Patents, Proprietary Rights and Licenses................................  61
  Employees...............................................................  61
  Properties..............................................................  61
  Legal Proceedings.......................................................  61
BUSINESS OF COLONIAL DATA.................................................  62
  General Overview........................................................  62
  Industry Background.....................................................  62
  Emergence of ADSI-Based Network Services................................  63
  Products................................................................  63
  Services................................................................  64
  Marketing and Distribution..............................................  64
  Leasing Programs with RBOCs and other Telco Customers...................  65
  Retail/Private Label Customer Sales.....................................  66
  Product Development.....................................................  66
  Manufacturing...........................................................  66
  Competition.............................................................  67
  Government Regulation...................................................  67
  Patents, Proprietary Rights and Licenses................................  68
  Employees...............................................................  68
  Properties..............................................................  69
  Seasonality.............................................................  69
  Backlog.................................................................  69
CERTAIN TRANSACTIONS OF COLONIAL DATA SINCE DECEMBER 31, 1995.............  69
DESCRIPTION OF INTELIDATA CAPITAL STOCK...................................  70
  General.................................................................  70
  Common Stock............................................................  70
  Preferred Stock.........................................................  71
  Certain Provisions of the DGCL, InteliData Certificate and InteliData
   Bylaws.................................................................  71
COMPARISON OF STOCKHOLDERS' RIGHTS........................................  73
  Authorized Capital Stock................................................  73
  Directors...............................................................  73
  Removal of Directors....................................................  74
  Vacancies on the Board of Directors.....................................  75
  Notice of Stockholder Nominations of Directors and Stockholder Propos-
   als....................................................................  75
  Director Standard of Conduct............................................  76
  Limitations on Director Liability.......................................  76
  Indemnification.........................................................  76
  Mergers, Share Exchanges and Sales of Assets............................  76
  Anti-takeover Statutes..................................................  76
  Amendments to Articles of Incorporation.................................  77
  Amendments to Bylaws....................................................  77
  Dissenters' Rights......................................................  78
  Transfer Restrictions...................................................  78

                                                                           PAGE
                                                                           ----
OWNERSHIP OF US ORDER COMMON STOCK........................................  79
OWNERSHIP OF COLONIAL DATA COMMON STOCK...................................  80
LEGAL MATTERS.............................................................  81
EXPERTS...................................................................  81
STOCKHOLDER PROPOSALS.....................................................  81
OTHER MATTERS.............................................................  81
APPENDICES:
Appendix IAgreement and Plan of Merger, dated August 5, 1996, by and between US Order, Inc. and Colonial Data Technologies
              Corp........................................................ A-1
Appendix IIOpinion of Salomon Brothers Inc................................ B-1
Appendix IIIOpinion of First Albany Corporation........................... C-1
Appendix IVCertificate of Incorporation of InteliData Technologies
              Corporation................................................. D-1
Appendix VBylaws of InteliData Technologies Corporation................... E-1

                                    SUMMARY

  The following summary is intended only to highlight certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated by reference or otherwise referred to herein. Stockholders are urged to review this entire Joint Proxy Statement/Prospectus carefully, including the Appendices hereto. Unless expressly stated herein, all statements assume that existing stock options and warrants of US Order and Colonial Data, respectively, are not exercised before the Effective Time.

THE COMPANIES

 InteliData

  InteliData Technologies Corporation, a newly-formed Delaware corporation ("InteliData"), has not, to date, conducted any significant activities other than those incident to its formation, its execution of the Merger Agreement and its participation in the preparation of this Joint Proxy Statement/Prospectus and certain other matters contemplated by the Merger Agreement. As a result of the Mergers, US Order and Colonial Data will merge with and into InteliData, and InteliData will continue the businesses currently conducted by US Order and Colonial Data. The mailing address and telephone number of InteliData's principal executive offices are 13100 Worldgate Drive, Suite 600, Herndon, Virginia 20170, (703) 834-8500. See "Business of InteliData."

 US Order

  US Order, Inc., a Delaware corporation ("US Order"), develops and markets products and services for the financial services and telecommunications industries in two target markets: home banking and intelligent telecommunications network services. US Order's financial service products allow consumers to pay bills, check account balances and receive other bank information from their homes through bank-branded customer service, voice response systems and data translation systems. US Order's telecommunications products include the Telesmart 4000/Intelifone 2000 smart telephone, which has been developed in conjunction with Colonial Data Technologies Corp., and a complete package of interactive applications. Smart telephones are telephones with a central processing unit, an integrated display screen and memory which allow consumers to send and receive text information. Over 50 banks and telephone companies currently use US Order's products and services. US Order has a strategic alliance with Visa Interactive, Inc. ("Visa InterActive"), a wholly-owned subsidiary of Visa International Service Association, Inc. ("Visa"), in the financial services market and with Colonial Data Technologies Corp. in the intelligent network services market.

  On October 4, 1996, US Order acquired Braun, Simmons & Co., an Ohio corporation ("Braun Simmons"), for approximately $7 million consisting of cash and US Order common stock and including US Order transaction costs pursuant to a merger of Braun Simmons into US Order. Braun Simmons is an information engineering firm specializing in the development of home banking and electronic commerce solutions for financial institutions. The acquisition expands US Order's product line for both large and small financial institutions. US Order intends to offer Braun Simmons' bill payment products in tandem with US Order's bill payment and biller solutions. In addition, Braun Simmons will enable US Order to offer a variety of Internet access and financial products and services.

  The mailing address and telephone number of US Order's principal executive offices are 13100 Worldgate Drive, Suite 600, Herndon, Virginia 20170,
(703) 834-8500. See "Business of US Order."

 Colonial Data

  Colonial Data Technologies Corp., a Delaware corporation ("Colonial Data"), designs, develops and markets telecommunications products that support intelligent network services being developed and implemented by the regional Bell operating companies and other telephone operating companies ("telcos"). In recent years, Colonial Data has concentrated its product development and marketing efforts on products that support Caller ID and other emerging intelligent network services. Colonial Data and US Order have developed a smart telephone, the Telesmart 4000/Intelifone 2000, which provides consumers call management features and major new advances in interactive applications via telephone. In addition, Colonial Data currently offers a line of Caller ID adjunct units and telephones with integrated Caller ID, small business telecommunications systems with the Landmark(R) trademark and high-end consumer telecommunications equipment. Colonial Data also repairs and refurbishes telecommunications products for commercial customers and provides other services that support the development and implementation of intelligent network services. The mailing address and telephone number of Colonial Data's principal executive offices are 80 Pickett District Road, New Milford, Connecticut 06776, (860) 210-3000. See "Business of Colonial Data."

THE MEETINGS; VOTES REQUIRED

 US Order

  The US Order Meeting will be held at 13100 Worldgate Drive, Suite 600, Herndon, Virginia on November 7, 1996, at 11:00 a.m., local time. At the US Order Meeting, holders of US Order Common Stock will be asked to consider and vote upon a proposal to approve the Merger Agreement, which is summarized below and described in more detail elsewhere in this Joint Proxy
Statement/Prospectus. See "The Mergers."

  Holders of record of US Order Common Stock at the close of business on October 4, 1996 (the "US Order Record Date"), have the right to receive notice of, and vote at, the US Order Meeting. Each share of US Order Common Stock is entitled to one vote on each matter that is properly presented to stockholders for a vote at the US Order Meeting. Under US Order's Certificate of Incorporation (the "US Order Certificate") and the Delaware General Corporation Law, as amended (the "DGCL"), the affirmative vote of the holders of a majority of the shares of US Order Common Stock issued and outstanding on the US Order Record Date is required to approve and adopt the Merger Agreement. For information with respect to the treatment of abstentions, shares held of record by a broker, as nominee ("Broker Shares"), that are not voted and properly executed but unmarked proxy cards, see "The Meetings--Voting Rights; Votes Required for Approval" and "--Proxies."

  As of the US Order Record Date, US Order's directors and executive officers beneficially owned 112,712 shares of US Order Common Stock, representing less than 1% of the shares of US Order Common Stock outstanding on such date. WorldCorp Investments, Inc., the majority stockholder of US Order and a wholly-owned subsidiary of WorldCorp, Inc. (together, "WorldCorp"), the Chairman and Chief Executive Officer of US Order, and certain directors and executive officers of US Order, who collectively owned approximately 56% of the outstanding shares of US Order Common Stock as of the US Order Record Date, have executed stockholder agreements with Colonial Data pursuant to which they have agreed to vote all of their shares of US Order Common Stock for approval of the Merger Agreement unless the Merger Agreement is terminated pursuant to its terms, the US Order Board recommends to the US Order stockholders a Superior Proposal (as defined below under "The Mergers--Termination; Amendment and Waiver") or otherwise, in the exercise of its fiduciary duties upon the advice of counsel, withdraws, amends or modifies in any manner adverse to Colonial Data its favorable recommendation of the Merger Agreement. The vote of such persons in accordance with the stockholder agreements would be sufficient to approve the Merger Agreement on the part of US Order without any action on the part of any other holder of US Order Common Stock.

 Colonial Data

  The Colonial Data Meeting will be held at 13100 Worldgate Drive, Suite 600, Herndon, Virginia on November 7, 1996, at 9:00 a.m., local time. At the Colonial Data Meeting, holders of Colonial Data Common Stock will be asked to consider and vote upon a proposal to approve the Merger Agreement, which is summarized below and described in more detail elsewhere in this Joint Proxy Statement/Prospectus. See "The Mergers."

  Holders of record of Colonial Data Common Stock at the close of business on October 4, 1996 (the "Colonial Data Record Date"), have the right to receive notice of, and vote at, the Colonial Data Meeting. Each share of Colonial Data Common Stock is entitled to one vote on each matter that is properly presented to stockholders for a vote at the Colonial Data Meeting. Under Colonial Data's Certificate of Incorporation (the "Colonial Data Certificate") and the DGCL, the affirmative vote of the holders of a majority of the shares of Colonial Data Common Stock issued and outstanding on the Colonial Data Record Date is required to approve and adopt the Merger Agreement. For information with respect to the treatment of abstentions, Broker Shares that are not voted and properly executed but unmarked proxy cards, see "The Meetings--Voting Rights; Votes Required for Approval" and "--Proxies."

  As of the Colonial Data Record Date, Colonial Data's directors and executive officers owned 1,818,745 shares of Colonial Data Common Stock, representing approximately 12% of the shares of Colonial Data Common Stock outstanding on such date. Certain stockholders of Colonial Data, including the Chairman and Chief Executive Officer of Colonial Data, and certain directors and officers of Colonial Data, who collectively owned approximately 13% of the outstanding shares of Colonial Data Common Stock as of the Colonial Data Record Date, have executed stockholder agreements with US Order pursuant to which they have agreed to vote all of their shares of Colonial Data Common Stock for approval of the Merger Agreement, unless the Merger Agreement is terminated pursuant to its terms, the Colonial Data Board recommends to the Colonial Data stockholders a Superior Proposal (as defined below under "The Mergers--Termination, Amendment and Waiver") or otherwise, in the exercise of its fiduciary duties upon the advice of counsel, withdraws, amends or modifies in any manner adverse to US Order its favorable recommendation of the Merger Agreement.

THE MERGERS

 Overview; Exchange Ratio

  Pursuant to the Merger Agreement, US Order and Colonial Data will be merged with and into InteliData. InteliData will be the surviving corporation of the Mergers, and Colonial Data's subsidiaries will become direct and indirect subsidiaries of InteliData. Upon consummation of the Mergers, each outstanding share of US Order Common Stock will be converted into one share of InteliData Common Stock and each outstanding share of Colonial Data Common Stock will be converted into one share of InteliData Common Stock (individually, the "Exchange Ratio" and collectively, the "Exchange Ratios"). See "The Mergers-- Exchange Ratios; Exchange of Shares." For a description of the InteliData Common Stock, see "Description of InteliData Capital Stock--Common Stock."

  Immediately following the Effective Time, (a) former holders of US Order Common Stock collectively will hold approximately 52% of the outstanding shares of InteliData Common Stock and (b) former holders of Colonial Data Common Stock collectively will hold approximately 48% of the outstanding shares of InteliData Common Stock, assuming that existing warrants and options of US Order and Colonial Data, respectively, are not exercised before the Effective Time. On a fully diluted basis, former US Order stockholders will hold approximately 55% of the outstanding shares of InteliData Common Stock and former Colonial Data stockholders will hold approximately 45% of the outstanding shares of InteliData Common Stock immediately after the Effective Time. Pursuant to the Merger Agreement, each outstanding option and warrant to purchase shares of common stock of US Order or shares of common stock of Colonial Data, respectively, will be assumed by InteliData. See "The Mergers-- The Merger Agreement--Stock Options and Warrants."

 Effective Time

  It is presently expected that the Effective Time will occur as soon as practicable following approval of the Merger Agreement by the US Order stockholders and by the Colonial Data stockholders and, in any event, no later than February 28, 1997. See "The Mergers--General; Effective Time."

 Recommendations; Reasons for the Mergers

  The US Order Board and the Colonial Data Board believe that the Merger Agreement is fair to and in the best interests of the stockholders of their respective companies. The Boards have unanimously approved the Merger Agreement and the transactions contemplated thereby. The US Order Board recommends that the stockholders of US Order vote for approval of the Merger Agreement. The Colonial Data Board recommends that the stockholders of Colonial Data vote for approval of the Merger Agreement.

  The US Order Board and the Colonial Data Board each believe that the Mergers will achieve full integration of the companies' activities and alignment of interests to better respond to changes and provide customer solutions in the emerging markets for intelligent network and interactive communication services. The recommendations of the Boards are based on the ability of US Order and Colonial Data to capture more fully the markets for home banking, intelligent communications network products and interactive services; the combination of technology, manufacturing, distribution and management capabilities of US Order and Colonial Data into a single entity; and the ability to distribute a full product and service line to telephone companies and retailers through a combination of the companies, and, in part, the receipt by the US Order Board of a fairness opinion from its financial advisor, Salomon Brothers Inc ("Salomon"), and, in part, the receipt by the Colonial Data Board of a fairness opinion from its financial advisor, First Albany Corporation ("First Albany"). See "The Mergers--Reasons for the Mergers" and "--Opinions of Financial Advisors."

 Opinions of Financial Advisors

  On August 2, 1996, prior to the execution of the Merger Agreement, Salomon rendered to the US Order Board its written opinion to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to holders of US Order Common Stock. One-half of the fees payable by US Order to Salomon are conditioned upon consummation of the Mergers. See "The Mergers-- Opinions of Financial Advisors--Salomon."

  On August 2, 1996, prior to the execution of the Merger Agreement, First Albany rendered to the Colonial Data Board its written opinion to the effect that, as of such date, the consideration to be received by the stockholders of Colonial Data pursuant to the Merger Agreement was fair, from a financial point of view, to holders of Colonial Data Common Stock. A portion of the fees payable by Colonial Data to First Albany are conditioned upon consummation of the Mergers. See "The Mergers--Opinions of Financial Advisors--First Albany."

  US Order and Colonial Data stockholders are urged to read carefully the opinion of Salomon, dated as of August 2, 1996, and the opinion of First Albany, dated as of August 2, 1996, which are set forth in their entirety as Appendices II and III, respectively, to this Joint Proxy Statement/Prospectus, for a description of the factors considered and assumptions made by Salomon and First Albany in rendering their respective opinions. See "The Mergers--Opinions of Financial Advisors."

 Interests of Certain Persons in the Mergers

  Certain of the officers and directors of US Order and Colonial Data have interests in the Mergers in addition to their interests as stockholders. Those additional interests include, among other things, provisions in the Merger Agreement relating to the management of InteliData following the Mergers, indemnification of directors and officers, eligibility for certain InteliData employee benefits and the assumption of outstanding employee stock options with respect to InteliData Common Stock held by directors, officers and employees of US Order and Colonial Data, respectively. InteliData will assume the employment agreements between Robert J. Schock and Colonial Data and between John C. Backus, Jr. and US Order. See "The Mergers--Interests of Certain Persons in the Mergers." In connection with the formation of InteliData, InteliData has adopted the following stock option plans in which directors, officers and employees of InteliData and its affiliates who are eligible may participate in the future: (i) the InteliData Incentive Plan, (ii) the InteliData Non-employee Directors' Stock Option Plan and (iii) the InteliData Employee Stock Purchase Plan. See "Management and Operation After the Mergers."

 Board of Directors, Management and Headquarters of InteliData

  It is expected that the InteliData Board, at the Effective Time, will consist of nine persons: T. Coleman Andrews, III, William F. Gorog, John C. Backus, Jr., Patrick F. Graham and Wesley C. Tallman (the "US Order Designees") and Robert J. Schock, Walter M. Fiederowicz, Timothy R. Welles and Constantine S. Macricostas (the "Colonial Data Designees"). The InteliData Board will be divided into three classes, with the initial term of office of the first, second and third classes expiring at the first, second and third annual meetings of the stockholders of InteliData, respectively. InteliData will take all action necessary to cause the US Order Designees and the Colonial Data Designees to serve in nearly equal numbers in each of InteliData's three classes of directors. If any of US Order's Designees or Colonial Data's Designees, respectively, declines or is unable to serve as a director prior to the Effective Time, US Order (if such person was a US Order Designee) or Colonial Data (if such person was a Colonial Data Designee), as the case may be, will nominate another person to serve in such person's stead, subject to the other party's designees' approval. If any of the US Order Designees or Colonial Data Designees declines or becomes unable to serve as a director during his initial term following the Effective Time, the remaining US Order Designees (if such person was a US Order Designee) or the remaining Colonial Data Designees (if such person was a Colonial Data Designee), as the case may be, will nominate another person to serve in such person's stead, which such person will be subject to the other party's designees' approval. See "Management and Operation After the Mergers."

  At the Effective Time, the InteliData Board will have an Executive Committee, a Compensation Committee, an Audit Committee and a Nominating Committee, on each of which there will be an equal representation of US Order Designees and Colonial Data Designees. The Executive Committee will initially consist of William F. Gorog and John C. Backus, Jr., as the US Order Designees, and Robert
J. Schock and Timothy R. Welles, as the Colonial Data Designees, each to serve until the next annual meeting of stockholders of InteliData at which such Executive Committee member first stands for reelection to the InteliData Board. The members of the other committees will be selected by the full InteliData Board.

  The principal officers of InteliData at the Effective Time will be: (i) Robert J. Schock, Chief Executive Officer and Vice Chairman of the InteliData Board; (ii) William F. Gorog, Chairman of the InteliData Board; (iii) John C. Backus, Jr., President and Chief Operating Officer of InteliData; (iv) Timothy
R. Welles, Executive Vice President of InteliData; (v) Joseph E. Smith, Executive Vice President of InteliData; (vi) Albert N. Wergley, Vice President, General Counsel and Secretary of InteliData; and (vii) John N. Giamalis, Vice President, Treasurer and Chief Financial Officer of InteliData. Between six and nine months from the Effective Date, Mr. Schock will become Chairman of the InteliData Board, Mr. Gorog will become Vice Chairman of the InteliData Board and Mr. Backus will become President and Chief Executive Officer of InteliData.

  The headquarters of InteliData will be located in Herndon, Virginia. See "Management and Operation After the Mergers."

 Indemnification

  The Merger Agreement provides that InteliData shall indemnify the former employees, agents, directors and officers of US Order and Colonial Data to the fullest extent provided by law for a period of not less than six years after the Effective Time with respect to matters occurring prior to the Effective Time. See "The Mergers--The Merger Agreement--Indemnification; Insurance."

 Conditions to the Mergers

  The consummation of the Mergers is subject to various conditions, including approval of the Merger Agreement by a majority of the respective stockholders of US Order and Colonial Data, the absence of any material adverse change in the business operations of US Order or Colonial Data and the receipt by US Order and Colonial Data of certain opinions regarding tax matters. See "The Mergers--The Merger Agreement--Conditions to Consummation of the Mergers."

 Termination of the Merger Agreement

  The Merger Agreement is subject to termination at the option of either US Order or Colonial Data if the Mergers are not consummated on or before February 28, 1997 (unless the failure to consummate is due to the failure of the party seeking to terminate the Merger Agreement to fulfill any of its obligations thereunder), and prior to such time upon the occurrence of certain events. If the Merger Agreement is terminated in certain circumstances involving the receipt by US Order or Colonial Data, as the case may be, of a proposal for a transaction which the US Order Board or the Colonial Data Board, as the case may be, believes is more favorable, to US Order's stockholders or Colonial Data's stockholders, as the case may be, US Order will pay to Colonial Data or Colonial Data will pay to US Order, as the case may be, a termination fee of $3.0 million. In the event that within 12 months after the Merger Agreement is terminated for any of the preceding reasons, the non-terminating party enters into an agreement with respect to a Third Party Acquisition (as defined below under "The Mergers--The Merger Agreement--No Solicitation of Transactions"), and such Third Party Acquisition is consummated within 12 months thereafter, then the non-terminating party will pay to the terminating party an amount equal to $4.5 million. In the event that the Merger Agreement is terminated by either US Order or Colonial Data because there is a willful breach of any representation, warranty or certain covenants on the part of the other party and such other party consummates a Third Party Acquisition within 12 months after such termination of the Merger Agreement, then such other party shall pay to the non-breaching party an amount equal to $7.0 million. See "The Mergers-- The Merger Agreement--Termination; Amendment and Waiver."

 Accounting Treatment

  The Mergers will be accounted for using the purchase method of accounting with US Order being deemed to be the acquiror for financial reporting purposes. See "The Mergers--Accounting Treatment."

 Risk Factors

  The consummation of the Mergers involves certain risks with respect to an investment in shares of InteliData Common Stock. Before voting for the Merger Agreement, stockholders should carefully consider the information set forth in "Risk Factors."

COMPARISON OF STOCKHOLDERS' RIGHTS

  InteliData, US Order and Colonial Data are each incorporated under the laws of the State of Delaware. US Order stockholders, whose rights are currently governed by the US Order Certificate and the US Order Bylaws, will, upon consummation of the Mergers, become stockholders of InteliData, and their rights as such will be governed by InteliData's Certificate of Incorporation (the "InteliData Certificate") and the Bylaws of InteliData (the "InteliData Bylaws"). Colonial Data stockholders, whose rights are currently governed by the Colonial Data Certificate and the Colonial Data Bylaws, will, upon consummation of the Mergers, become stockholders of InteliData, and their rights as such will be governed by the InteliData Certificate and the InteliData Bylaws. See "Comparison of Stockholders' Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Mergers have been structured to qualify as "reorganizations" as defined in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), with the result that US Order stockholders and

Colonial Data stockholders will not recognize gain or loss on the exchange of US Order Common Stock or Colonial Data Common Stock, as the case may be, for InteliData Common Stock. A condition to consummation of the Mergers is the receipt by each of InteliData and US Order of the opinion from Hunton & Williams and the receipt by each of InteliData and Colonial Data of the opinion from LeBoeuf, Lamb, Greene & MacRae, L.L.P., each as of the date of the Effective Time, as to the qualification of the Mergers as tax-free reorganizations and certain other federal income tax consequences of the Mergers. See "The Mergers--The Merger Agreement--Conditions to Consummation of the Mergers" and "Certain Federal Income Tax Consequences."

STOCKHOLDERS' RIGHTS OF DISSENT AND APPRAISAL

  Pursuant to the DGCL, neither holders of US Order Common Stock nor holders of Colonial Data Common Stock have dissenters' or appraisal rights in connection with the Mergers.

EXCHANGE OF SHARES

  Promptly after the Effective Time, American Stock Transfer & Trust Company, or such other bank or trust company designated by InteliData (the "Exchange Agent"), will mail written transmittal materials concerning exchange of stock certificates to each record holder of outstanding shares of US Order Common Stock and Colonial Data Common Stock. The transmittal materials will contain instructions with respect to the proper method of surrender of certificates formerly representing shares of US Order Common Stock or Colonial Data Common Stock, respectively, in exchange for certificates representing shares of InteliData Common Stock. Upon surrender to the Exchange Agent by a US Order or Colonial Data stockholder of certificates formerly representing shares of US Order Common Stock or Colonial Data Common Stock, as the case may be, for cancellation, together with properly completed transmittal materials, such stockholder will be entitled to receive a certificate representing the number of whole shares of InteliData Common Stock into which the stockholder's shares of US Order Common Stock, or Colonial Data Common Stock, as the case may be, have been converted. Such transmittal forms will be accompanied by instructions specifying other details of the exchange. See "The Mergers--Exchange Ratios; Exchange of Shares."

COMPARATIVE MARKET PRICE

  Since June 2, 1995, US Order Common Stock has been included on Nasdaq under the symbol "USOR." Since February 9, 1996, the Colonial Data Common Stock has been included on Nasdaq under the symbol "CDTX." Prior to February 9, 1996, the Colonial Data Common Stock was traded on the American Stock Exchange (the "ASE"). The following table sets forth, for the periods indicated, the high and low sales prices of US Order Common Stock on Nasdaq and Colonial Data Common Stock on the ASE and on Nasdaq.

                              US ORDER      COLONIAL DATA
                          ---------------- ---------------
                           HIGH     LOW     HIGH     LOW
                          ------- -------- ------- -------
1994
First Quarter...........  $ *     $ *      $ 7 1/8 $ 3 7/8
Second Quarter..........    *       *        6 5/8   4 1/8
Third Quarter...........    *       *        5 5/8   3 7/8
Fourth Quarter..........    *       *       15 3/8   4 3/8
1995
First Quarter...........    *       *       19 1/8  12 1/4
Second Quarter (June 2-
 June 30 for US Order)..   17 1/4  14 1/4   22 3/8  14 1/8
Third Quarter...........   26 1/2  14 1/4   27 1/4  16 3/4
Fourth Quarter..........   23 1/4  13 1/4   23      13 1/2
1996
First Quarter...........   24 1/4  16 3/4   25 1/4  15 7/8
Second Quarter..........   22 1/2  13       23 5/8  14 7/8
Third Quarter...........   15 1/4  8 15/16  15 1/4   8 1/2
Fourth Quarter (through
 October 7, 1996).......   11 7/8  10       11 5/8   9 3/4

--------
* No established public trading market for US Order Common Stock existed prior to the completion of US Order's initial public offering on June 1, 1995.

  On August 2, 1996, the last trading day before US Order and Colonial Data announced that they had signed the Merger Agreement, the last reported sale price for US Order Common Stock was $14.00 per share and the last reported sale price for Colonial Data Common Stock was $10.25 per share. On October 7, 1996, the last reported sale price for US Order Common Stock was $10.25 and the last reported sale price for Colonial Data Common Stock was $9.75.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following is selected consolidated financial data for US Order and Colonial Data for the six months ended June 30, 1996 and 1995 and for each of the five years ended December 31, 1991 through 1995. In addition, pro forma selected consolidated financial data is included for InteliData as of and for the six months ended June 30, 1996 and for the year ended December 31, 1995. The consolidated financial data as of and for each of the years in the five-year period ended December 31, 1995 is derived from the audited consolidated financial statements of US Order and Colonial Data. The consolidated financial data for the six months ended June 30, 1996 and 1995 is derived from the unaudited consolidated financial statements, which in the opinion of management of US Order and Colonial Data, include all adjustments necessary for a fair presentation. All such adjustments are of a normal and recurring nature. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results of operations that may be expected for the entire year. For pro forma information regarding the Mergers, see "InteliData Unaudited Pro Forma Condensed Consolidated Financial Information." The information is qualified in its entirety by the detailed information and financial statements of US Order, Braun Simmons and Colonial Data incorporated by reference in this Prospectus.

  SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA -- US ORDER/INTELIDATA

                                        YEARS ENDED DECEMBER 31,                               SIX MONTHS ENDED JUNE 30,
                         -------------------------------------------------------------------- ------------------------------
                                                                                 PRO FORMA(1)                   PRO FORMA(1)
                          1991     1992         1993         1994        1995        1995      1995     1996        1996
                         -------  -------     --------     --------     -------  ------------ -------  -------  ------------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Revenue................ $     1  $    63     $    905     $  1,432     $ 4,186    $80,221    $ 1,692  $ 1,874    $40,960
 Cost of revenue........      23      126          908        1,013       2,471     49,730      1,397    1,271     27,394
                         -------  -------     --------     --------     -------    -------    -------  -------    -------
 Gross profit (loss)....     (22)     (63)          (3)         419       1,715     30,491        295      603     13,566
 Operating expenses.....   1,844    6,492 (2)   10,540 (2)   10,584 (3)   6,877     23,110      2,746    5,781     14,197
                         -------  -------     --------     --------     -------    -------    -------  -------    -------
 Operating income
  (loss)................  (1,866)  (6,555)     (10,543)     (10,165)     (5,162)     7,381     (2,451)  (5,178)      (631)
 Gain on sale of bill
  pay operations........     --       --           --        14,523 (4)     --         --         --       --         --
 Other income
  (expense).............      13     (251)        (682)        (575)        444      1,751       (149)     (16)     1,129
                         -------  -------     --------     --------     -------    -------    -------  -------    -------
 Income (loss) before
  income taxes..........  (1,853)  (6,806)     (11,225)       3,783      (4,718)     9,132     (2,600)  (5,194)       498
 Income taxes...........     --       --           --           (70)        --      (5,063)       --       --        (612)
                         -------  -------     --------     --------     -------    -------    -------  -------    -------
 Net income (loss)...... $(1,853) $(6,806)    $(11,225)    $  3,713     $(4,718)   $ 4,069    $(2,600) $(5,194)   $  (114)
                         =======  =======     ========     ========     =======    =======    =======  =======    =======
 Weighted average common
  stock and common
  equivalent shares
  outstanding...........   6,090    6,090        6,090        8,243      10,772     33,114      6,420   15,833     33,114
 Net income (loss) per
  common share.......... $ (0.30) $ (1.18)    $  (2.01)    $   0.28 (5) $ (0.50)   $  0.12    $ (0.51) $ (0.33)   $  0.00
                         =======  =======     ========     ========     =======    =======    =======  =======    =======

                                        DECEMBER 31,                           JUNE 30,
                         ----------------------------------------------  ----------------------
                                                                                   PRO FORMA(1)
                          1991     1992      1993      1994      1995      1996        1996
                         -------  -------  --------  --------  --------  --------  ------------
                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital
  (deficit)............. $  (198) $(1,789) $  1,799  $  1,628  $ 24,568  $ 19,193    $ 88,396
 Net property and
  equipment.............     988    2,772     2,876     1,207     1,448     2,077      13,781
 Total assets...........   1,342    4,681     7,694     4,637    40,252    34,289     154,460
 Notes payable to
  affiliates............     --       --      3,500     4,633       --        --          --
 Redeemable preferred
  stock.................     --     4,570     7,567     4,783       --        --          --
 Accumulated deficit....  (2,148)  (8,954)  (20,178)  (16,465)  (21,184)  (26,377)   (103,401)
 Total stockholders'
  equity (deficit)......     393   (3,633)   (5,849)   (6,465)   37,733    32,440     144,897

-------

(1) The pro forma InteliData consolidated financial data gives effect to the September 1996 merger of Braun Simmons into US Order and the proposed Mergers of Colonial Data and US Order into InteliData. The merger of Braun Simmons into US Order will be accounted for as a purchase of Braun Simmons by US Order. The merger of Colonial Data into InteliData will be accounted for as a purchase of Colonial Data by US Order. See "InteliData Unaudited Pro Forma Condensed Consolidated Financial Information."
(2) Operating expenses in 1992 and 1993 include write-downs of terminals and terminal components of approximately $430,000 and $1.5 million, respectively.
(3) Operating expenses in 1994 include a $3.25 million payment to certain employees to cancel certain outstanding vested options in connection with the sale of the Visa Bill-Pay System to Visa. Visa required that all US Order employees who became employees of Visa InterActive cancel their outstanding vested options to eliminate any potential conflicts of interest. As a result, US Order's stockholders and Board of Directors agreed to pay all active and full-time US Order employees (excluding William F. Gorog) an aggregate of $3.25 million for the cancellation of 675,334 of their outstanding and vested options with exercise prices ranging between $0.98 and $4.00 per share. Of the $3.25 million, approximately $2.1 million was paid to US Order employees who became Visa InterActive employees as of August 1, 1994.
(4) US Order sold the Visa Bill-Pay System to Visa in connection with US Order's entry into a strategic alliance with Visa. See "US Order Business-- General."
(5) Excluding the effect of the gain on the sale of the Visa Bill-Pay System to Visa, net income (loss) per common share in 1994 would decrease by $2.37 per share.

        SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA -- COLONIAL DATA

                                                                       SIX MONTHS
                                YEARS ENDED DECEMBER 31,             ENDED JUNE 30,
                         ------------------------------------------  ----------------
                          1991    1992     1993     1994     1995     1995     1996
                         ------  -------  -------  -------  -------  -------  -------
                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Revenue................ $8,006  $ 9,722  $17,439  $36,829  $74,194  $33,514  $37,608
 Cost of revenue........  5,442    6,809   12,204   24,228   44,240   19,905   24,369
                         ------  -------  -------  -------  -------  -------  -------
 Gross profit...........  2,564    2,913    5,235   12,601   29,954   13,609   13,239
 Operating expenses.....  2,312    2,362    3,182    6,301   11,056    5,251    6,726
                         ------  -------  -------  -------  -------  -------  -------
 Operating income.......    252      551    2,053    6,300   18,898    8,358    6,513
 Other income
  (expense).............   (170)      (9)    (101)    (132)   1,312      375    1,150
                         ------  -------  -------  -------  -------  -------  -------
 Income before income
  taxes.................     82      542    1,952    6,168   20,210    8,733    7,663
 Income taxes...........    (35)    (231)    (849)  (2,590)  (7,687)  (3,494)  (2,957)
                         ------  -------  -------  -------  -------  -------  -------
 Net income............. $   47  $   311  $ 1,103  $ 3,578  $12,523  $ 5,239  $ 4,706
                         ======  =======  =======  =======  =======  =======  =======
 Weighted average common
  stock and common
  equivalent shares
  outstanding...........  9,623   10,849   10,910   11,806   14,722   13,719   15,606
 Net income per common
  share................. $ 0.00  $  0.03  $  0.10  $  0.30  $  0.85  $  0.38  $  0.30
                         ======  =======  =======  =======  =======  =======  =======

                                              DECEMBER 31,
                                  ------------------------------------- JUNE 30,
                                   1991   1992   1993    1994    1995     1996
                                  ------ ------ ------- ------- ------- --------
                                             (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital................. $3,902 $4,076 $ 2,326 $23,930 $68,915 $75,125
 Net property and equipment......    612    795   3,272   5,755   6,733   4,615
 Total assets....................  5,772  5,641  10,487  33,133  86,405  87,624
 Total borrowings................    646    183   2,130   2,000   1,000     --
 Accumulated earnings............  1,086  1,397   2,500   6,078  18,601  23,307
 Total stockholders' equity......  4,514  4,825   6,082  28,353  80,568  84,394

                                 RISK FACTORS

  The following risk factors should be considered carefully in evaluating the proposals to be considered and voted upon at each of the US Order Meeting and the Colonial Data Meeting. Set forth below are certain risk factors, among others, with respect to InteliData, US Order and Colonial Data. Following consummation of the Mergers, the risk factors set forth below with respect to US Order and Colonial Data will also be applicable to InteliData.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

  InteliData, US Order and Colonial Data desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. InteliData, US Order and Colonial Data wish to caution readers that the following important factors, among others, in some cases have affected US Order's and Colonial Data's actual results, and could affect US Order's and Colonial Data's actual results prior to the Effective Time and InteliData's actual results following the Effective Time and could cause InteliData's actual results for 1996 and beyond, to differ materially from those expressed in any forward-looking statements made by, or on behalf of, InteliData.

RISK FACTORS WITH RESPECT TO INTELIDATA

 Uncertainty as to Future Financial Results

  US Order and Colonial Data believe that the Mergers will offer opportunities for long-term efficiencies in operations that should positively affect future operating results of the combined companies. However, the combined companies will be more complex and diverse than either US Order or Colonial Data individually, and the combination and continued operation of their distinct business operations will present difficult challenges for each company's management due to the increased time and resources required in the management effort. While the managements and the US Order and Colonial Data Boards believe that the combination can be effected in a manner that will realize the value of the two companies, neither management group has experience in combinations of this size. Accordingly, there can be no assurance that the process of effecting the business combination can be effectively managed to realize the operational efficiencies anticipated to result from the Mergers.

  Following the Mergers, in order to maintain and increase profitability, the combined companies will need to successfully integrate and streamline overlapping functions. US Order and Colonial Data have different systems and procedures in many operational areas that must be rationalized and integrated. There can be no assurances that integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations following the Mergers will require the dedication of management resources that may temporarily distract attention from the day-to-day business of the combined companies. Failure to effectively accomplish the integration of the two companies' operations could have an adverse effect on InteliData's results of operation and financial condition.

 History of Operating Losses

  The Mergers will be accounted for using the purchase method of accounting with US Order being deemed the acquiror for financial reporting purposes. Because US Order as the acquiror has a financial history of operating losses, InteliData will have a financial history of operating losses. For income tax purposes, use of US Order's net operating loss carryforwards in future years may be limited as a result of the change in control upon completion of the Mergers. In the future, there can be no assurance that InteliData will be able to achieve profitability and, if achieved, sustain such profitability.

 InteliData Common Stock Owned by WorldCorp

  As of the Effective Time, WorldCorp will beneficially own approximately 29% of the outstanding InteliData Common Stock. WorldCorp is highly leveraged, and therefore requires substantial funds to meet debt service requirements each year. As a result of WorldCorp's cash requirements, it may be required to sell shares of InteliData Common Stock from time to time and such sales, or the threat of such sales, could have a material adverse effect on the market price for the InteliData Common Stock. In addition, the InteliData Board has nine members, four of whom also serve on the Board of Directors of WorldCorp. As a result of InteliData Board membership and stock ownership, WorldCorp may have a significant influence on the decisions made by InteliData.

 Market Acceptance of Smart Telephones

  InteliData's future growth and profitability also will depend upon the consumer's acceptance of smart telephone technologies and a significant expansion in the consumer market for telephone-based interactive applications technologies. Even if these markets experience substantial growth, there can be no assurance that InteliData's products or services will be successful or benefit from such growth. InteliData's smart telephone is designed to support Analog Display Services Interface ("ADSI")-based intelligent network services such as integrated Caller ID and Call Waiting with call disposition features, as well as new applications such as home banking and national directory assistance. After the Mergers, much of InteliData's success in the smart telephone market depends on InteliData's ability to meet design specifications and delivery requirements for its products and services. There can be no assurance of the timing of introduction of, necessary regulatory approvals for, or market acceptance of these services and applications. InteliData faces competition in these markets from other emerging interactive applications delivered through personal computers, cable television and Integrated Service Digital Network ("ISDN"). See "Business of US Order--Products" and "Business of Colonial Data--Products," and "--Services."

 Fluctuations in Operating Results

  Historically, US Order and Colonial Data have experienced fluctuations in quarterly operating results, and after the Effective Time, InteliData may experience fluctuations in quarterly operating results due to a variety of factors, some of which are beyond InteliData's control. These include the size and timing of customer orders or the royalty payments from Visa InterActive, if any, changes in InteliData's pricing policies or those of its competitors, new product introductions or enhancements by competitors, delays in the introduction of new products or product enhancements by InteliData or by its competitors, customer order deferrals in anticipation of upgrades and new products, market acceptance of new products, the timing and nature of sales, marketing, and research and development expenses by InteliData and its competitors, the timing of programs offering Caller ID or other intelligent network services by a telco, disruptions in sources of supply, the effects of regulation on Caller ID and other intelligent network services, the timing and extent of promotional activities by a telco, changes in service charges by a telco, other changes in operating expenses, personnel changes and general economic conditions. No assurance can be given that such quarterly variations will not occur in the future and, accordingly, the results of any one quarter may not be indicative of the operating results for future quarters.

 Technological Considerations

  US Order's and Colonial Data's business activities are concentrated in fields characterized by rapid and significant technological advances. There can be no assurance that after the Mergers, InteliData will remain competitive technologically or that InteliData's products, processes or services will continue to be reflective of such advances. Failure to introduce new products or product enhancements that achieve market acceptance on a timely basis could materially and adversely affect InteliData's business, operating results and financial condition. There can be no assurance that after the Mergers, InteliData will not encounter unanticipated technical, marketing or other problems or delays relating to new products, features or services which US Order and Colonial Data have recently introduced or which InteliData may introduce in the future. Moreover, there can be no assurance that after the Mergers, InteliData's new products, features or services will be successful, that the introduction of new products, features or services by InteliData's competitors will not materially and adversely affect the sales of InteliData's existing products or that InteliData will be able to adapt to future changes in the telecommunications industry. Most of US Order's and Colonial Data's competitors and potential competitors have significantly greater financial, technological and research and development resources than InteliData will have. See "Business of US Order--Products," "--Product Development," "-- Competition" and "--Patents, Proprietary Rights and Licenses" and "Business of Colonial Data--Products and Services," "--Product Development," "-- Competition" and "--Patents, Proprietary Rights and Licenses."

 Dependence on Foreign Production

  Colonial Data's Caller ID units and certain other products, including the smart phone jointly developed by US Order and Colonial Data, the Telesmart 4000/Intelifone 2000, are manufactured by companies with facilities in Hong Kong, Taiwan, and the People's Republic of China. These facilities are supplemented, in part, by other manufacturers in Asia for certain integrated telephone and small business system products and by limited manufacturing facilities in Connecticut and Canada. The availability or cost of these Caller ID units and smart telephones may be adversely affected by political, economic or labor conditions in Hong Kong, Taiwan or the People's Republic of China, including the 1997 return of Hong Kong to China, and by fluctuations in currency exchange rates. In addition, a change in the tariff structure or other trade policies of the United States or countries from which InteliData will import products could adversely affect InteliData's foreign manufacturing strategies. See "Business of US Order--Manufacturing" and "Business of Colonial Data--Manufacturing."

 Dependence on Key Employees

  InteliData will be highly dependent on certain key executive officers and technical employees to fully integrate the operations and business of US Order and Colonial Data as well as to implement the business plans of InteliData on an ongoing basis. The loss of any such key employees could have an adverse impact on the future operations of InteliData. See "Management and Operation After the Mergers."

 Regulation

  In the United States, Caller ID and other intelligent network services are subject to federal and state regulation. Caller ID and other intelligent network services may in the future be subject to further regulation by the federal government, state public utility commissions and other regulatory authorities, as well as court challenges, including possible challenges due to protests from special interest groups that object to such services on the basis of privacy concerns. An order issued by the Federal Communications Commission ("FCC") effective December 1, 1995, requires all United States telephone service providers with Signaling System 7 switching architecture to transmit to each other without charge Caller ID number information on interstate calls within the United States (except for public pay phones and party lines). The FCC's order also requires that telcos that offer Caller ID service must provide to their telephone subscribers without charge a per-call blocking mechanism to block the transmission of their Caller ID information on interstate calls and must inform subscribers that their telephone numbers may be identified to a called party and how to use this blocking capability.

  In addition, the Telecommunications Act of 1996 and regulations or orders promulgated thereunder may result in or accelerate changes in various aspects of the telecommunications industry, including the competitive environment, the delivery and pricing of various telecommunications services and possible consolidation. Although InteliData is unable to predict what effect, if any, the Telecommunications Act of 1996 or other regulatory developments may have upon the telecommunications industry or InteliData's business, any such effects could have a material adverse impact on the future operations of InteliData.

  In Canada, the Canadian Radio-television and Telecommunications Commission regulates Caller ID and intelligent network services. InteliData believes that Canadian regulation of telecommunications devices for intelligent network services is not more burdensome than regulation in the United States. See "Business of Colonial Data--Government Regulation."

 Volatility of Stock Price

  The market price of both the US Order Common Stock and the Colonial Data Common Stock experiences significant volatility. There can be no assurance that the InteliData Common Stock will not also experience significant volatility. The stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology and developmental stage companies and that has often been unrelated to the operating performance of such companies. Factors such as announcements of the introduction of new products or services by InteliData or its competitors, announcements of joint development efforts or corporate partnerships in the interactive applications industry, market conditions in the banking, telecommunications and other emerging growth company sectors and rumors relating to InteliData or its competitors may have a significant impact on the market price of InteliData Common Stock.

 Anti-takeover Provisions; Certain Provisions of Delaware Law and InteliData's Certificate of Incorporation and Bylaws

  Certain provisions of Delaware law and InteliData's Certificate of Incorporation and Bylaws and certain other contractual provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of InteliData. Under US Order's agreement with Visa, which InteliData will assume at the Effective Time, InteliData may not sell equity interests in InteliData or a portion of its assets to major competitors of Visa, currently including MasterCard, Discover Card, American Express, Japan Credit Bureau and EuroPay Card, until at least December 31, 2000. Such provisions and control considerations could limit the price that certain investors might be willing to pay in the future for shares of InteliData Common Stock. InteliData's Certificate of Incorporation allows InteliData to issue shares of preferred stock of InteliData with rights senior to those of InteliData Common Stock without any further vote or action by the stockholders. The issuance of shares of preferred stock of InteliData could decrease the amount of earnings and assets available for distribution to the holders of InteliData Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of InteliData Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of InteliData Common Stock. See "Description of InteliData Capital Stock--Preferred Stock; -- Certain Provisions of DGCL, InteliData Certificate and InteliData Bylaws."

 Dividends

  Each of US Order and Colonial Data historically has not paid cash dividends on US Order Common Stock or Colonial Data Common Stock, as the case may be. InteliData currently intends to retain its future earnings, if any, to fund the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

RISK FACTORS WITH RESPECT TO US ORDER

 Minimal Revenue; History of Losses

  US Order did not introduce its first commercial product until 1991 and accordingly has a limited operating history. To date, US Order has generated limited revenue from the sale of its products and services, has incurred significant losses and has experienced a substantial negative cash flow. US Order expects to incur operating losses during 1996. There can be no assurance that US Order will be able to achieve profitability and, if achieved, sustain such profitability, nor can there be any assurance as to when such profitability might be achieved. US Order is subject to all of the risks inherent in the establishment of a new business enterprise.

 Developing Marketplace

  Home banking and smart telephones are developing markets. Consumer preferences in interactive technologies are difficult to predict. US Order's future growth and profitability will depend, in part, upon consumer acceptance of electronic home banking and smart telephone technologies and a significant expansion in the consumer market for telephone-based interactive applications technologies. Even if these markets experience substantial growth, there can be no assurance that US Order's products and services will be commercially successful or benefit from such growth.

 Early Stage Products and Services

  The continued development of the marketplace for US Order's products and services will depend in part upon US Order's ability to create and develop additional applications for US Order's technologies. Many of US Order's products and services, including its smart telephones, are in the early stages of development or marketing, and are subject to the risks inherent in the development and marketing of new products and services. See "Business of US Order."

 Restrictions from the Visa Agreement

  As a condition of Visa's acquisition of US Order's bill payment operations and technology (the "Visa Bill-Pay System"), US Order has agreed to work exclusively with Visa in certain areas and to refrain from certain activities that are in competition with Visa and its affiliates. These covenants may increase US Order's reliance upon Visa. US Order's dependence on Visa, and the terms of the agreement between the parties, may have a material adverse effect on US Order. See "Business of US Order."

 Dependence on Strategic Alliances

  US Order's business strategy has been to sell its products and services through strategic alliances, primarily through a strategic alliance with Visa InterActive in addition to the alliance with Colonial Data. US Order's primary success will depend both on the ultimate success of its strategic partners as well as on the ability of its partners to successfully market US Order's products, services and interactive applications. There can be no assurance that these alliance partners will view their alliance with US Order as significant for their own businesses or that they will not reassess their commitment to US Order at any time in the future. See "Business of US Order-- Products."

 Competition

  The market for interactive products and services is highly competitive and subject to rapid innovation and technological change, shifting consumer preferences and frequent new product introductions. US Order's home banking products and services compete with services offered by a number of competitors and competition may intensify as a result of new market entrants. Banks have developed home banking products for their own customers and, in the future, may offer these services to other banks. Non-banks also may develop home banking products to offer to banks. Computer software and data processing companies also offer home banking services. Visa competes with other organizations, including MasterCard International, Inc. ("MasterCard"), which offers its Masterbanking home banking service through CheckFree Corporation. Many competitors exist for US Order's various banking products including other manufacturers of touch-tone response systems, other financial software companies and financial services software and service companies. US Order believes that its primary competition for its customer support services will come from financial institutions and third parties that choose to offer customer support services either directly through Visa's customer support messaging standard ("CSMS") product or on their own. US Order expects that competition in all of these areas will increase in the near future. See "Business of US Order--Competition--Home Banking."

  The market for US Order's smart telephone products and services is highly competitive and subject to rapid technological change. At present, US Order's principal competitors in the market for smart telephones are or will be Philips Home Services, Inc. ("Philips"), Northern Telecom Ltd. ("Northern Telecom"), Lucent Technologies, Inc., formerly part of AT&T Corp. ("Lucent") and CIDCO Incorporated ("CIDCO"). US Order expects competition to increase in the future from existing and new competitors and expects new competitors to include electronics manufacturers. US Order's competitors, including Philips and Northern Telecom, have already introduced smart telephones that include technological features incorporated in US Order's Telesmart

4000/Intelifone 2000 smart phone product. US Order expects that as the market for smart telephones grows, it will face competition from traditional personal computer on-line service providers, as well as from personal computer software companies. See "Business--Competition--Smart Telephones."

 Reliance on Visa Royalty Payments

  US Order sold the Visa Bill-Pay System to Visa on August 1, 1994, for approximately $15 million in cash, the assumption of certain liabilities and rights to a 72-month royalty period commencing January 1, 1995 and ending December 31, 2000 (the "Royalty Period"). Visa subsequently transferred these assets to Visa InterActive, its wholly owned subsidiary. The royalty obligation is based on the number of customers who use the Visa Bill-Pay System during the Royalty Period. The agreement with Visa expressly provides that the royalty will apply only if the means by which a customer makes an electronic bill payment involves the use of a "significant portion" of the Visa Bill-Pay System. See "Business of US Order."

  Royalties to US Order are calculated and paid by Visa InterActive quarterly during the Royalty Period. Because the amount of the royalties to US Order is dependent upon the number of customers that use the Visa Bill-Pay System on a monthly basis during the Royalty Period, US Order cannot provide any assurances of the amount of royalties, if any, that will be payable by Visa InterActive to US Order. The royalty payment will be reduced for each quarter through December 31, 1997, by an offset amount (the "Visa Offset") which is initially set at $73,315. If the royalty payment that would otherwise be due in respect of a quarter is smaller than the offset amount for that quarter, no royalty payment will be made to US Order, and the difference between $73,315 and the royalty otherwise due will increase the size of the Visa Offset for the next quarter. The aggregate amount of the Visa Offset for the Royalty Period is $879,780. US Order did not receive any royalty revenue from Visa in 1995 due to the Visa Offset and does not expect to receive any royalty revenue after application of the Visa Offset through at least the end of 1996.

  In addition, under the terms of its agreement with Visa, Visa InterActive is not obligated to pay royalties to US Order for active bank customers who utilize home banking and bill payment technology independently developed by Visa InterActive. If Visa InterActive independently develops or acquires its own home banking and bill payment technology which does not use or build upon US Order's technology, this could have a material adverse effect on the amount of royalties payable by Visa InterActive to US Order. As a condition of Visa's acquisition of the Visa Bill-Pay System, US Order has agreed to work exclusively with Visa in certain areas and to refrain from certain activities that are in competition with Visa and its affiliates. These covenants may increase US Order's reliance upon Visa. See "Business of US Order--Marketing and Sales--Home Banking--Bill Payment Channel."

RISK FACTORS WITH RESPECT TO COLONIAL DATA

 Reliance on Caller ID Revenues

  During the year ended December 31, 1995 and the six months ended June 30, 1996, 96% and 91%, respectively, of Colonial Data's revenues were derived from sales and leases of its Caller ID products. The sale or lease of these products is directly linked to the implementation and promotion of Caller ID service by telcos. The timing of such implementation may be affected by government regulation, by changes in the telecommunications industry resulting from changes in the regulatory and competitive environment, by switch and software upgrades and by other factors. There can be no assurance that telcos will continue to introduce and promote this service successfully or that it will gain widespread market acceptance. Delays in the introduction of Caller ID service in local markets or failure of this service to gain widespread market acceptance would materially and adversely affect Colonial Data's business, operating results and financial condition. See "Business of Colonial Data--Industry Background," "--Products and Services" and "--Government Regulation."

 Competition

  The market for Colonial Data's products is highly competitive and subject to rapid technological change. At present, Colonial Data's principal competitors are CIDCO, Lucent and Northern Telecom. Colonial Data's Caller ID products also compete with Caller ID telephones offered by Panasonic Co. ("Panasonic"), Sony Corp. ("Sony"), Thomson Consumer Electronics, Inc. ("Thomson") and US Electronics, Inc. ("US Electronics").

  The smart telephone marketed by Colonial Data through its alliance with US Order is subject to competition from smart telephones marketed or developed by Philips, Northern Telecom and CIDCO as well as other emerging platforms for interactive applications delivered through personal computers and cable television. Colonial Data expects competition to increase in the future from existing and new competitors, possibly including telcos or other current customers, from network switch-based services and from the increased application of cellular technology. Colonial Data's primary current and potential competitors in the market for products that support intelligent network services have substantially greater financial, marketing and technical resources than Colonial Data. Competition could materially and adversely affect Colonial Data's results of operations through price reductions and loss of market share.

  Colonial Data competes with a large number of competitors for its repair services and other services supporting the development and implementation of intelligent network services. Several of Colonial Data's competitors in the market for such services have substantially greater financial, marketing and technological resources than Colonial Data. There can be no assurance that Colonial Data will be able to continue to compete successfully against its existing competitors or that it will be able to compete successfully against new competitors. See "Business of Colonial Data--Competition."

 Concentration of Distribution of Products and Services

  Colonial Data sells its products and services to telcos, individual telephone subscribers, other equipment manufacturers on a private label basis ("private label customers") and retail chains. In addition, Colonial Data leases its products to individual telco subscribers. Sales and leases to individual telco subscribers are largely dependent on direct fulfillment distribution arrangements with certain Regional Bell Operating Companies ("RBOCs") and other telcos. Since Colonial Data views the telcos with which it maintains direct fulfillment relationships as its customers, it considers its customer base to be highly concentrated. In 1995, Colonial Data's three largest customers (including telcos with which Colonial Data maintains direct fulfillment relationships) accounted for 59%, of which the top two accounted for 48%, of its revenues. In the six months ended June 30, 1996, the three largest customers accounted for 51%, of which the top two accounted for 38%, of Colonial Data's revenues. Colonial Data's current telco fulfillment arrangements are not exclusive and may be terminated by either party. The loss of any one or more of Colonial Data's major customers or the termination of its distribution arrangements with any telco or the failure to be selected for significant orders or programs by a telco could materially and adversely affect Colonial Data's business, operating results, and financial condition. In addition, consolidation in the telecommunications industry could result in the loss of such customers or business. See "Business of Colonial Data-- Marketing and Distribution."

 Management of Growth

  During recent periods, Colonial Data has experienced a rapid rate of growth. Colonial Data has responded to the growth in its business by significantly increasing its service, support and administrative facilities and staff. However, there can be no assurance that Colonial Data will be able on a timely basis to anticipate its future requirements for personnel, facilities or systems or to maintain the levels of customer service that it has provided in the past. The inability of Colonial Data to anticipate and meet these requirements, or a decline in the quality of Colonial Data's customer service or delays in the delivery of Colonial Data's products could materially and adversely affect Colonial Data's business. See "Business of Colonial Data-- Manufacturing."

 Limited Proprietary Protection

  Colonial Data possesses limited patent or registered intellectual property rights with respect to its technology. Colonial Data depends in part upon its proprietary technology and know-how to differentiate its products from those of its competitors. Colonial Data has relied on US Order for the design of a new smart telephone. Colonial Data also works independently and from time to time with third parties with respect to the design and engineering of its own products. Colonial Data also relies on a combination of contractual rights and trade secret laws to protect its proprietary technology. There can be no assurance, however, that Colonial Data will be able to protect its technology or successfully develop new technology or gain access to such technology or that third parties will not be able to develop similar technology independently or that competitors will not obtain unauthorized access to Colonial Data's proprietary technology, that third parties will not misuse the technology to which Colonial Data has granted access, or that Colonial Data's contractual or legal remedies will be sufficient to protect Colonial Data's interests in its proprietary technology. See "Business of Colonial Data-- Patents, Proprietary Rights and Licenses."

  A portion of the messaging technology used in Colonial Data's Caller ID products is licensed on an exclusive basis from Lucent. However, Lucent has reserved for itself and its subsidiaries the right to use that technology for all purposes relating to its and its subsidiaries' businesses. Certain of Lucent's Caller ID patents are licensed by Lucent to Colonial Data and others, including Colonial Data's competitors. If the Lucent license were terminated and Colonial Data were unable to negotiate a new patent license agreement with Lucent, Colonial Data would no longer be authorized to manufacture or sell Caller ID products in the United States other than to the RBOCs and to Lucent, and Colonial Data's business would be materially and adversely affected. See "Business of Colonial Data--Patents, Proprietary Rights and Licenses."

 Limited Sources of Supply

  The key components used in Colonial Data's products are currently being purchased from multiple sources, except for its application specific integrated circuit ("ASIC") chips, which are purchased from a single source. The only supply contract to which Colonial Data is a party is with the maker of its ASIC chips. Colonial Data has no other supply contracts for its components. Although Colonial Data believes it could develop other sources for each of the components for its products, the process could take several months, and the inability or refusal of any such source to continue to supply components could have a material adverse effect on Colonial Data pending the development of an alternative source.

                                 THE MEETINGS

  This Joint Proxy Statement/Prospectus is furnished for use in connection with the solicitation of proxies from the holders of US Order Common Stock by the US Order Board for use at the US Order Meeting and from the holders of Colonial Data Common Stock by the Colonial Data Board for use at the Colonial Data Meeting.

TIMES AND PLACES; PURPOSES

  The US Order Meeting will be held at 13100 Worldgate Drive, Suite 600, Herndon, Virginia on November 7, 1996, at 11:00 a.m., local time.

  The Colonial Data Meeting will be held at 13100 Worldgate Drive, Suite 600, Herndon, Virginia on November 7, 1996, at 9:00 a.m., local time.

  At the US Order Meeting, the stockholders of US Order will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and to transact such other matters as may properly come before the US Order Meeting. At the Colonial Data Meeting, the stockholders of Colonial Data will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and to transact such other matters as may properly come before the Colonial Data Meeting. A copy of the Merger Agreement is included as Appendix I to this Joint Proxy Statement/Prospectus.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

 US Order

  The US Order Board has fixed the close of business on October 4, 1996, as the US Order Record Date for determination of holders of US Order Common Stock entitled to notice of, and to vote at, the US Order Meeting. Only holders of record of shares of US Order Common Stock at the close of business on the US Order Record Date are entitled to notice of, and to vote at, the US Order Meeting. At the close of business on the US Order Record Date, there were 16,633,956 shares of US Order Common Stock outstanding and entitled to vote at the US Order Meeting. Each holder of record of US Order Common Stock as of the US Order Record Date is entitled to cast one vote per share, in person or by proxy, on each proposal properly presented at the US Order Meeting. A majority of the votes entitled to be cast on each matter to be considered at the US Order Meeting will constitute a quorum as to that matter. In accordance with the DGCL, the affirmative vote of a majority of the votes entitled to be cast by holders of US Order Common Stock is required to approve and adopt the Merger Agreement. Abstentions and Broker Shares that are not voted will have the same effect as negative votes with respect to the proposal to approve and adopt the Merger Agreement.

  As of the US Order Record Date, US Order's directors and executive officers beneficially owned 112,712 shares of US Order Common Stock, representing less than 1% of the shares of US Order Common Stock outstanding on such date. WorldCorp, the majority stockholder of US Order, the current Chairman of the Board and Chief Executive Officer of US Order, and certain directors and officers of US Order, who as of the US Order Record Date collectively owned approximately 56% of the outstanding shares of US Order Common Stock outstanding on such date, have executed stockholder agreements with Colonial Data in which they have agreed to vote all of their shares of US Order Common Stock for approval of the Merger Agreement, unless the US Order Board recommends to the US Order stockholders a Superior Proposal (as defined below under "The Mergers--Termination; Amendment and Waiver") or otherwise, in the exercise of its fiduciary duties upon the advice of counsel, withdraws, amends or modifies in any manner adverse to Colonial Data its favorable recommendation of the Merger Agreement. The vote of such persons in accordance with such stockholder agreements would be sufficient to approve the Merger Agreement without any action on the part of any other holder of US Order Common Stock.

 Colonial Data

  The Colonial Data Board has fixed the close of business on October 4, 1996, as the Colonial Data Record Date for determination of holders of Colonial Data Common Stock entitled to notice of, and to vote at, the Colonial Data Meeting. Only holders of record of shares of Colonial Data Common Stock at the close of business on the Colonial Data Record Date are entitled to notice of, and to vote at, the Colonial Data Meeting. At the close of business on the Colonial Data Record Date, there were 15,522,055 shares of Colonial Data Common Stock outstanding and entitled to vote at the Colonial Data Meeting. Each holder of record of Colonial Data Common Stock as of the Colonial Data Record Date is entitled to cast one vote per share, in person or by proxy, on each proposal properly presented at the Colonial Data Meeting. A majority of the votes entitled to be cast on each matter to be considered at the Colonial Data Meeting will constitute a quorum as to that matter. In accordance with the DGCL, the affirmative vote of a majority of the votes entitled to be cast by holders of Colonial Data Common Stock is required to approve and adopt the Merger Agreement. Abstentions and Broker Shares that are not voted will have the same effect as negative votes with respect to the proposal to approve and adopt the Merger Agreement.

  As of the Colonial Data Record Date, Colonial Data's directors and executive officers owned 1,818,745 shares of Colonial Data Common Stock, representing approximately 12% of the shares of Colonial Data Common Stock outstanding on such date. Certain stockholders of Colonial Data, including the current Chairman of the Board and Chief Executive Officer of Colonial Data, and certain directors and officers of Colonial Data, who as of the Colonial Data Record Date collectively owned approximately 13% of the outstanding shares of Colonial Data Common Stock outstanding on such date, have executed stockholder agreements with US Order in which they have agreed to vote all of their shares of Colonial Data Common Stock for approval of the Merger Agreement, unless the Colonial Data Board recommends to the Colonial Data stockholders a Superior Proposal (as defined below under "The Mergers--Termination; Amendment and Waiver") or otherwise, in the exercise of its fiduciary duties upon the advice of counsel, withdraws, amends or modifies in any manner adverse to US Order its favorable recommendation of the Merger Agreement.

PROXIES

  All shares of US Order Common Stock and Colonial Data Common Stock represented by properly executed proxy cards received prior to or at the US Order Meeting or Colonial Data Meeting, respectively, and not revoked, will be voted in accordance with the instructions indicated in such proxy cards. If no instructions are indicated on properly executed proxies representing shares of US Order Common Stock, such proxies will be voted FOR approval and adoption of the Merger Agreement. If no instructions are indicated on properly executed proxies representing shares of Colonial Data Common Stock, such proxies will be voted FOR approval of the Merger Agreement. A properly executed proxy card representing shares of US Order Common Stock marked "ABSTAIN" with respect to any proposal, although counted for purposes of determining whether there is a quorum present and for purposes of determining the aggregate number of Shares represented and entitled to vote at the US Order Meeting, will not be voted on that matter. A properly executed proxy card representing shares of Colonial Data Common Stock marked "ABSTAIN" with respect to any proposal, although counted for purposes of determining whether there is a quorum present and for purposes of determining the aggregate number of shares represented and entitled to vote at the Colonial Data Meeting, will not be voted on that matter.

  If any other matters are properly presented for consideration at the US Order Meeting or Colonial Data Meeting, the persons named in the US Order proxy card and Colonial Data proxy card, respectively, will have discretionary authority to vote on such matters. If necessary, and unless the shares represented by the proxy were voted against the applicable proposals therein, the holders of the proxies granted by US Order stockholders and Colonial Data stockholders also may vote in favor of a proposal to adjourn the US Order Meeting or Colonial Data Meeting, respectively, to permit further solicitation of proxies in order to obtain sufficient votes to approve any of the matters being considered at the Meetings. US Order and Colonial Data are not aware of any matters to be presented at the US Order Meeting or Colonial Data Meeting, respectively, other than the proposals described in this Joint Proxy Statement/Prospectus. If any matters come before the US Order Meeting or Colonial Data Meeting that are not directly referred to in this Joint Proxy Statement/Prospectus or the enclosed Proxy, including matters incident to such meetings, the proxy holders will vote the shares represented by such proxies in accordance with the recommendations of the US Order Board or the Colonial Data Board, respectively.

  A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of US Order or Colonial Data, as the case may be, a signed notice of revocation or a later dated signed proxy or by attending the applicable Meeting and voting in person. Attendance at the US Order Meeting or the Colonial Data Meeting will not in itself constitute the revocation of a proxy.

  All expenses of the solicitation of proxies from US Order stockholders will be borne by US Order, and all expenses of the solicitation of proxies from Colonial Data stockholders will be borne by Colonial Data, except that US Order and Colonial Data have agreed that the expenses incurred in connection with printing and mailing this Joint Proxy Statement/Prospectus will be shared equally by US Order and Colonial Data. In addition to solicitation by mail, officers and employees of US Order and Colonial Data may solicit proxies by telephone, telegram or personal interviews. Such persons will receive no additional compensation for such services. Colonial Data has retained the firm of D.F. King & Co., Inc. to assist in the solicitation of proxies at a fee estimated not to exceed $9,000, plus direct out-of-pocket expenses. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses.

 STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS

                                  THE MERGERS

GENERAL; EFFECTIVE TIME

  In the Mergers, US Order and Colonial Data will merge with and into InteliData, and stockholders of US Order and Colonial Data will receive the consideration described below. The Mergers will become effective at the date and time specified in the certificates of merger to be filed with the Secretary of State of Delaware. The filing of the certificates of merger is anticipated to take place as soon as practicable after the last of the conditions precedent to the Mergers set forth in the Merger Agreement have been satisfied or, where permissible, waived, which is expected to occur shortly after the Meetings. THE FOLLOWING DESCRIPTION OF THE MERGERS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE MERGER AGREEMENT, WHICH IS INCORPORATED BY REFERENCE HEREIN AND A COPY OF WHICH (EXCLUSIVE OF EXHIBITS AND SCHEDULES) IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX I.

EXCHANGE RATIOS; EXCHANGE OF SHARES

  Upon consummation of the Mergers, each outstanding share of US Order Common Stock will be converted into one share of InteliData Common Stock and each outstanding share of Colonial Data Common Stock will be converted into one share of InteliData Common Stock. The Exchange Ratios were determined through arm's length negotiations between US Order and Colonial Data after consideration of all relevant factors, and will result in former US Order stockholders holding approximately 52% of the outstanding shares of InteliData Common Stock immediately after the Effective Time and former Colonial Data stockholders holding approximately 48% of the outstanding shares of InteliData Common Stock immediately after the Effective Time, assuming that existing warrants and options of US Order and Colonial Data, respectively, are not exercised before the Effective Time. On a fully diluted basis, former US Order stockholders will hold approximately 55% of the outstanding shares of InteliData Common Stock and former Colonial Data stockholders will hold approximately 45% of the outstanding shares of InteliData Common Stock immediately after the Effective Time. Each share of US Order Common Stock held by Colonial Data and each share of Colonial Data Common Stock held by US Order prior to the Effective Time shall by virtue of the Merger be canceled and retired and shall cease to exist and no payment shall be made with respect thereto. See "--Background and Negotiation of the Mergers."

  Promptly after the Effective Time, the Exchange Agent will mail written transmittal materials concerning exchange of stock certificates to each record holder of outstanding shares of US Order Common Stock and Colonial Data Common Stock. The transmittal materials will contain instructions with respect to the proper method of surrender of certificates formerly representing shares of US Order Common Stock or Colonial Data Common Stock, respectively, in exchange for certificates representing shares of InteliData Common Stock. Upon surrender to the Exchange Agent by a US Order or Colonial Data stockholder of certificates formerly representing shares of US Order Common Stock or Colonial Data Common Stock, as the case may be, for cancellation, together with properly completed transmittal materials, such stockholder will be entitled to receive a certificate representing the number of whole shares of InteliData Common Stock into which the stockholder's shares of US Order Common Stock or Colonial Data Common Stock, as the case may be, have been converted. Such transmittal forms will be accompanied by instructions specifying other details of the exchange.

    STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A
                               TRANSMITTAL FORM.

  After the Effective Time, each certificate that evidenced US Order Common Stock or Colonial Data Common Stock immediately prior to the Effective Time, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive a certificate representing the number of shares of InteliData Common Stock into which such holder's shares were converted in the Mergers. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by InteliData until the certificate is surrendered. Subject to applicable laws, such dividends and distributions, if any, will be accumulated and, at the time of such surrender, all such unpaid dividends and distributions will be paid without interest.

BACKGROUND AND NEGOTIATION OF THE MERGERS

  In January 1995, US Order and Colonial Data formed a strategic alliance to jointly design, develop, manufacture and market a smart telephone product to the public. In June 1995, Colonial Data and US Order consummated an agreement whereby US Order exchanged 230,000 shares of US Order Common Stock for 170,743 shares of Colonial Data Common Stock. Such stock exchange agreement also provides for the exchange of additional shares with a market value of $3.0 million, which exchange has been postponed pending consummation of the Mergers. Beginning in 1996, senior management of US Order and Colonial Data began periodically and informally to reassess the long-term strategy and alternatives for the business and operations of US Order and Colonial Data, respectively. As management of US Order and Colonial Data assessed these alternatives and reviewed the history of the strategic relationship between US Order and Colonial Data, they began to assess whether a merger of equals between US Order and Colonial Data would enhance stockholder value through the potential enhancement of each company's competitive position.

NEGOTIATION OF THE MERGERS

  From time to time beginning in the fall of 1995, management of US Order and Colonial Data discussed ways to expand the strategic relationship between the two companies. In May 1996, senior management of both companies participated in discussions concerning the idea of a combination of the companies and the financial implications of such a possible combination. During May and early June 1996, senior management of both companies had several discussions regarding the strategic, technological and competitive advantages of a combination of US Order and Colonial Data. On June 17 and 18, 1996, John C. Backus, Jr. and Mark S. Lynch of US Order and Robert J. Schock, Timothy R. Welles, Walter M. Fiederowicz and John N. Giamalis of Colonial Data met in Danbury, Connecticut to discuss the overall transaction. On June 24, 1996, Messrs. Backus, Albert N. Wergley, Lynch, Schock, Welles, Fiederowicz and Giamalis, together with their respective accountants and legal counsel, met in Hartford, Connecticut to discuss potential terms and conditions of a transaction. The parties determined to continue to discuss and consider a transaction that would merge the companies as equals and tentatively agreed to continue such discussions with respect to the strategic relationship between the companies and to work towards negotiating a definitive agreement based on their preliminary meetings. At such time, the proposal being considered by each of US Order and Colonial Data included the initial designation by each of US Order and Colonial Data of an equal number of members to the board of directors of the resulting corporation and exchange ratios that provided no significant premium to the stockholders of either company. US Order and Colonial Data then executed a confidentiality agreement pursuant to which each agreed to keep the merger negotiations and all information received in connection therewith confidential. On July 1 and 2, 1996, while the parties continued to negotiate aspects of the proposed transaction, the parties and their advisors conducted due diligence meetings at each of the respective headquarters. On July 16, 1996, the senior management of US Order and Colonial Data, Salomon and First Albany met in Virginia to continue to negotiate the terms of the Merger Agreement and to conduct further due diligence. On July 18, 1996, Salomon and First Albany met with Mr. Backus of US Order and Mr. Giamalis of Colonial Data in New York City to review financial information of Colonial Data. Salomon, First Albany and Colonial Data thereafter conducted a conference call with Mr. Lynch to review financial information of US Order. In addition, First Albany subsequently interviewed the management of both companies with respect to financial data for both companies.

  On August 1, 1996, the Colonial Data Board met with management, First Albany, legal counsel and accountants to discuss the terms of the draft Merger Agreement and other outstanding issues. At this meeting, representatives of First Albany presented to the Colonial Data Board an analysis of the proposed transaction with US Order. A detailed discussion of First Albany's analysis appears below under "--Opinions of Financial Advisors--First Albany." Counsel to Colonial Data then presented to the Colonial Data Board an analysis of Delaware law as it relates to the proposed transaction, discussed certain results of their due diligence review and reviewed the terms of the draft Merger Agreement. At the conclusion of the presentations, First Albany indicated that, under the terms then proposed, it was prepared to deliver its opinion that the number of shares of InteliData Common Stock proposed to be offered in exchange for each share of Colonial Data Common Stock in the

Mergers was fair, from a financial point of view, to Colonial Data stockholders. During the course of First Albany's presentation and afterwards, representatives of First Albany and Colonial Data management responded to questions from the Colonial Data Board on several topics, including the financial conditions of Colonial Data and US Order and the impact of the proposed transaction on Colonial Data stockholders. After further discussion, the meeting was adjourned to the next day to allow the Colonial Data Board members additional time to consider the materials and information presented at the meeting.

  At 5:00 p.m. on August 2, 1996, the Colonial Data Board reconvened to reconsider the Merger Agreement. First Albany then delivered its written fairness opinion to the Colonial Data Board. The text of First Albany's fairness opinion is attached as Appendix III. After further discussion, the Colonial Data Board unanimously approved the draft Merger Agreement and authorized senior management to execute the Merger Agreement and recommended that the stockholders of Colonial Data approve the Merger Agreement and the merger of Colonial Data into InteliData as contemplated therein.

  On August 2, 1996, after the close of business, the US Order Board met with management, Salomon, legal counsel and accountants to discuss the terms of the draft Merger Agreement and other outstanding issues. At this meeting, representatives of Salomon presented to the US Order Board an analysis of the proposed transaction with Colonial Data. A detailed discussion of Salomon's analysis appears below under "--Opinions of Financial Advisors--Salomon." Counsel to US Order then presented to the US Order Board an analysis of Delaware law as it relates to the proposed transaction and reviewed the terms of the draft Merger Agreement. At the conclusion of the presentations, Salomon orally indicated that, under the terms then proposed, it was prepared to deliver its opinion that the Exchange Ratio was fair, from a financial point of view, to the holders of US Order Common Stock (other than Colonial Data and its affiliates). During the course of Salomon's presentation and afterwards, representatives of Salomon and US Order management responded to questions from the US Order Board on several topics, including the financial conditions of Colonial Data and US Order and the impact of the proposed transaction on US Order stockholders. Salomon subsequently delivered its written opinion to the US Order Board, a copy of which is attached hereto as Appendix II, that as of August 2, 1996, the Exchange Ratio is fair, from a financial point of view, to the holders of US Order Common Stock (other than Colonial Data and its affiliates). After further discussion, the US Order Board unanimously approved the draft Merger Agreement and authorized senior management to execute the Merger Agreement and recommended that the stockholders of US Order approve the Merger Agreement and the merger of US Order into InteliData as contemplated therein.

  On August 5, 1996, the definitive Merger Agreement was executed by US Order and Colonial Data.

REASONS FOR THE MERGERS

 US Order

  The US Order Board unanimously believes that the Mergers are fair to and in the best interests of US Order and its stockholders. Accordingly, the US Order Board has approved the Merger Agreement and the transactions contemplated thereby and recommends that the stockholders of US Order vote FOR approval and adoption of the Merger Agreement. In reaching this conclusion, the US Order Board considered the following material factors:

    (a) to achieve full integration of the companies' activities and alignment of interests to better respond to changes and provide customer solutions in the emerging markets for intelligent network and interactive communication services;

    (b) the ability to capture in particular the markets for intelligent communications network products and interactive services;

    (c) the combination of technology, manufacturing and distribution capabilities into a single entity;

    (d) the ability to distribute a full product and service line through telephone companies and retailers through a combination of the companies;

    (e) the enhancement of the strategic and market position of the combined companies beyond that achievable by US Order or Colonial Data alone through a combination of financial, operational, management, customer base and other resources;

    (f) the strategic relationship shared between US Order and Colonial Data indicated the enhanced value of a combined entity;

    (g) to diversify the future revenue bases of the companies and to provide an existing profitable business from which cash may be supplied to fund the development of US Order's products and services;

    (h) to strengthen the company's capitalization, resulting in an improved ability to make strategic investments in marketing, product development, leasing programs, complementary acquisitions and other initiatives;

    (i) to strengthen the management team with individuals having extensive experience in the areas of strategic and financial planning, marketing, research and development and other operational activities;

    (j) the elimination of duplicative product development, sales and marketing, general and administrative efforts and the reduction in overlapping personnel and related expenses;

    (k) the potential economies of scale and other synergies resulting from a combination of US Order's and Colonial Data's operations and InteliData's resulting competitive position;

    (l) historical market prices of US Order Common Stock and Colonial Data Common Stock and their relationship on average historical base price, to the Exchange Ratios; and

    (m) the opinion of Salomon that, as of August 2, 1996, the Exchange Ratio was fair, from a financial point of view, to the holders of US Order Common Stock (other than Colonial Data and its affiliates), and the analysis of Salomon presented to the US Order Board on August 2, 1996, each as described under "--Opinion of Financial Advisors--Salomon."

  The foregoing is a summary of the material factors considered by the US Order Board and does not purport to be a complete description of every matter considered. In view of the wide variety of factors considered, the US Order Board did not find it practicable to, and did not, quantify or assign relative weights to any of these factors.

 Colonial Data

  The Colonial Data Board unanimously believes that the Mergers are in the best interests of Colonial Data and its stockholders. Accordingly, the Colonial Data Board has approved the Merger Agreement and the transactions contemplated thereby and recommends that the stockholders of Colonial Data vote FOR the approval and adoption of the Merger Agreement. In reaching this conclusion, the Colonial Data Board considered the following material factors:

    (a) to achieve full alignment of interests and thereby facilitate marketing, pricing, product development and strategic planning while eliminating possible conflicts of interest and other inefficiencies;

    (b) to diversify the future product offerings and revenue bases of the companies and facilitate the offering of higher margin products;

    (c) the ability to distribute a broader product and service line incorporating products supporting intelligent network technologies and related interactive services through telephone operating companies and retailers by combining US Order's technology, products and services with Colonial Data's technology, products and services;

    (d) the enhancement of the strategic and market position of the combined companies beyond that achievable by US Order or Colonial Data alone through a combination of financial, operational, customer base and other resources;

    (e) the strategic relationship shared between US Order and Colonial Data indicated the enhanced value of a combined entity;

    (f) to strengthen the company's capitalization, resulting in an improved ability to make strategic investments in marketing, product development, leasing programs, complementary acquisitions and other initiatives;

    (g) to strengthen the management team and the overall employee base with individuals having complementary skills, including extensive experience in the areas of strategic and financial planning, marketing, research and development and other operational activities;

    (h) the elimination of duplicative product development, sales and marketing, general and administrative efforts and the reduction in overlapping personnel and related expenses;

    (i) the enhancement of Colonial Data's competitive position through the addition of technological resources and the ability to offer more complete customer solutions for telco customers;

    (j) historical market prices of US Order Common Stock and Colonial Data Common Stock and their relationship on average historical base price, to the Exchange Ratios; and

    (k) the opinion and analysis of First Albany that, as of August 2, 1996, the consideration to be received by stockholders of Colonial Data pursuant to the Merger Agreement was fair from a financial point of view to the holders of Colonial Data Common Stock, as described under "--Opinion of Financial Advisors--First Albany."

  The foregoing is a summary of the material factors considered by the Colonial Data Board and does not purport to be a complete description of every matter considered. In view of the wide variety of factors considered, the Colonial Data Board did not find it practicable to, and did not, quantify or assign relative weights to any of these factors.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  THE US ORDER BOARD AND COLONIAL DATA BOARD HAVE UNANIMOUSLY APPROVED, AND RECOMMEND THAT THE STOCKHOLDERS OF THEIR RESPECTIVE COMPANIES VOTE FOR APPROVAL OF, THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS

 Salomon

  At the meeting of the US Order Board on August 2, 1996, at which meeting the US Order Board approved the Merger Agreement, Salomon delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of US Order Common Stock (other than Colonial Data and any of its affiliates). No limitations were imposed by the US Order Board upon Salomon with respect to the investigations made or the procedures followed by Salomon in rendering its opinion.

  THE FULL TEXT OF THE WRITTEN OPINION OF SALOMON, DATED AS OF AUGUST 2, 1996, IS SET FORTH AS APPENDIX II TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN. HOLDERS OF US ORDER COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY. SALOMON'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION CONCERNING HOW SUCH HOLDERS SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT OR THE MERGERS. THE SUMMARY OF THE OPINION OF SALOMON SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at its opinion, Salomon reviewed the Merger Agreement and its related exhibits. Salomon also reviewed certain publicly available business and financial information relating to US Order and Colonial Data, as well as certain other information, including financial projections, provided to Salomon by US Order and Colonial Data. Salomon discussed the past and current operations and financial condition and prospects of US Order and Colonial Data with the senior management of US Order and Colonial Data, respectively. Salomon also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria that Salomon deemed relevant.

  In arriving at its opinion, Salomon assumed and relied upon the accuracy and completeness of the information reviewed by Salomon and Salomon did not assume any responsibility for verifying any of such information or for independent evaluation or appraisal of the assets of US Order or Colonial Data. With respect to the financial projections of US Order and Colonial Data, Salomon assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of US Order or Colonial Data as to the future financial performance of US Order or Colonial Data, respectively, and Salomon expressed no opinion with respect to such forecasts or the assumptions on which they are based.

  The following is a summary of the analyses and valuation methodologies contained in the report (the "Salomon Report") presented by Salomon to the US Order Board on August 2, 1996, in connection with the rendering of Salomon's opinion:

    (i) Discounted Cash Flow Valuation. Using a discounted cash flow ("DCF") methodology, Salomon valued each of US Order and Colonial Data estimating the present value of unlevered future free cash flows available to their respective debt and equity holders if each of US Order and Colonial Data were to perform on a stand-alone basis (without giving effect to the Mergers) in accordance with the management forecasts. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. For each entity, Salomon aggregated (x) the present value of the free cash flows over the five-year forecast period with (y) the present value of the range of terminal values described below. The range of terminal values was generally calculated by applying a range of implied multiples to each entity's earnings before interest, taxes, depreciation and amortization ("EBITDA") in the final year of the forecast period. This range of terminal values represented, for each of US Order and Colonial Data, their respective value beyond the applicable forecast period. As part of the DCF analysis, Salomon used discount rates reflecting each entity's specific financial characteristics. This DCF analysis resulted in equity value reference ranges of $11.70 to $13.00 for each share of US Order Common Stock and $11.80 to $14.60 for each share of Colonial Data Common Stock. Salomon also used a DCF methodology to value InteliData on a pro forma basis (after giving effect to the Mergers) in accordance with the management forecasts. This DCF analysis utilized the method of calculating free cash flow and terminal value described above (using discount rates reflecting InteliData's projected financial characteristics) and resulted in an equity value reference range of $16.11 to $18.20 for each share of InteliData Common Stock.

    (ii) Transaction Multiples Valuation. Salomon reviewed and analyzed selected merger or acquisition transactions involving other companies in the telecommunications products, network services and homebanking industries that it deemed relevant. These transactions were: Antec Corporation/Keptel, Inc.; Octel Communications Corporation/VMX, Inc.; ECI Telecom Ltd./Telematics International; and Checkfree Corporation/Servantis Systems, Inc. Among other matters, Salomon indicated that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. Salomon noted that no transaction reviewed was identical to the Mergers and that, accordingly, an assessment of the results of the following analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Colonial Data and other factors that would affect the acquisition value of the companies to which it is being compared. Salomon reviewed, for each acquired company, the ratio of firm value to latest 12 months ("LTM") revenues, to LTM EBITDA and to LTM earnings before interest and taxes ("EBIT"). Based on these ratios, the prices paid in these transactions and corresponding data for Colonial Data, Salomon calculated an implied equity value reference range of $14.01 to $17.03 for each share of Colonial Data Common Stock.

    (iii) Comparable Company Valuation. Salomon also performed a comparable company analysis in which it compared certain publicly available historical financial and operating data, projections of future financial performance (reflecting a composite of equity research analysts' estimates) and market statistics (calculated based upon closing stock prices as of July 31, 1996) of selected publicly traded companies in the telecommunications products, network services and homebanking industries considered by Salomon to be reasonably comparable to US Order or Colonial Data with similar historical financial and operating data, projections of future financial performance (also reflecting a composite of equity research analysts' estimates) and market statistics (also calculated based upon closing stock prices as of July 31, 1996) of US Order or Colonial Data, respectively. For US Order, these companies were Intuit Inc.; Cybercash, Inc.; Checkfree Corporation; and Affinity Technology Group, Inc. (the "US Order Selected Companies") and for Colonial Data, these companies were Cellstar Corporation; CIDCO; Cincinnati Microwave, Inc.; and Tessco Technologies Incorporated (the "Colonial Data Selected Companies"). Salomon compared the common stock prices per share of each of the US Order Selected Companies and the Colonial Data Selected Companies, respectively, as of July 31, 1996 ("Per Share Price"), as a multiple of LTM earnings per share ("EPS") and estimated calendarized 1996 and 1997 EPS of each of the US Order Selected Companies and the Colonial Data Selected Companies, respectively. Salomon also compared the firm value (equal to the sum of equity market value (the Per Share Price multiplied by fully diluted shares outstanding less exercisable option proceeds), straight debt, minority interest, straight preferred stock, and all out-of-the-money convertibles less investments in unconsolidated affiliates and cash) as a multiple of LTM revenues, LTM EBITDA and LTM EBIT for each of the US Order Selected Companies and the Colonial Data Selected Companies, respectively. Based on its analysis, Salomon calculated equity value reference ranges of $9.50 to $11.50 for each share of Colonial Data Common Stock and $9.75 to $12.75 for each share of US Order Common Stock. No company used in the public market valuation analysis summarized above is identical to US Order or Colonial Data. Accordingly, any analysis of the value of the Mergers based upon the US Order Selected Companies and the Colonial Data Selected Companies involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of such companies and other factors in relation to the trading and acquisition values of such companies.

  In addition, as part of its evaluation of the Mergers, Salomon also performed the following analyses:

    (i) Pro Forma Consolidation Analysis. Salomon reviewed certain pro forma financial effects resulting from the Mergers for each of the 12-month periods ending December 31 in the five-year period ending December 31, 2000. Salomon estimated that, on a pro forma basis, the Mergers would be accretive to the EPS of US Order in each of such periods.

    (ii) Contribution Analysis. Salomon reviewed and analyzed the pro forma contribution to the combined entity of each of US Order and Colonial Data as of and for the 12-month periods ending December 31, 1996 and 1997, respectively. Salomon reviewed, among other things, the pro forma contribution to sales, gross profit, EBITDA, EBIT, net income, total assets and stockholders' equity. Based on this analysis, in 1996, US Order contributed 12.8% to pro forma combined sales, 17.2% to pro forma combined gross profit, 28.7% to pro forma combined total assets and 26.8% to pro forma combined stockholders' equity. Based on the Exchange Ratio, US Order's stockholders will own approximately 54.4% of InteliData Common Stock after the Mergers, on a fully diluted basis. The results of the contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

    (iii) Historical Trading Analysis. Salomon examined the history of trading prices for US Order Common Stock and Colonial Data Common Stock in relation to each other and the relationship of price movements thereof as of July 31, 1996, and over the three, six and 12 month periods ending July 31, 1996. Salomon noted that on July 31, 1996, the exchange ratio was 0.76 shares of US Order Common Stock per share of Colonial Data Common Stock. The Salomon Report indicated average, high and low exchange ratios over the period from three, six and 12 month periods ending July 31, 1996, to be 1.08, 1.30 and 0.76, respectively, 1.05, 1.30 and 0.76, respectively, and 0.99, 1.30 and 0.73, respectively, shares of US Order Common Stock per share of Colonial Data Common Stock.

  The preparation of a fairness opinion is not susceptible to partial analysis or summary descriptions. Salomon believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion and the Salomon Report. Salomon has not indicated that any of the analyses which it performed had a greater significance than any other. The ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Salomon of the actual value of US Order and Colonial Data.

  In performing its analyses, Salomon made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of US Order or Colonial Data. The analyses which Salomon performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Salomon's analysis of the fairness, from a financial point of view, of the consideration which the holders of US Order Common Stock would receive in the Mergers. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

  Salomon is not affiliated with US Order or Colonial Data. Salomon has previously rendered certain financial advisory and investment banking services to US Order, for which Salomon received customary compensation. In the ordinary course of its business, Salomon actively trades the equity securities of US Order and Colonial Data for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Pursuant to an engagement letter dated July 1, 1996, US Order agreed to pay Salomon for its services in connection with the Mergers a cash fee of $750,000, of which $375,000 has been paid to Salomon and the balance of which will be payable upon consummation of the Mergers. US Order also agreed to reimburse Salomon for reasonable travel and out-of-pocket expenses incurred by Salomon in connection with its engagement (including reasonable fees and expenses of Salomon's counsel). US Order also agreed to indemnify Salomon and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

  Salomon is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and for other purposes. The US Order Board retained Salomon based on Salomon's expertise in the valuation of companies as well as its familiarity with US Order and other telecommunications products, network services and home banking companies.

 First Albany

  In connection with the Merger, Colonial Data retained First Albany to render an opinion as to the fairness to Colonial Data's stockholders, from a financial point of view, of the consideration to be received by the holders of Colonial Data Common Stock pursuant to the Merger Agreement. On August 1, 1996, First Albany reviewed its analysis with and indicated to the Colonial Data Board that it was prepared to deliver an opinion that the consideration to be received is fair to Colonial Data's stockholders from a financial point of view, and on August 2, 1996, First Albany delivered its written opinion (the "First Albany Opinion") to such effect. First Albany did not recommend to the Colonial Data Board that any specific amount of consideration constituted the appropriate consideration for the Mergers. The amount of consideration set forth in the Merger Agreement was determined through negotiations between Colonial Data and US Order.

  A COPY OF THE FIRST ALBANY OPINION IS ATTACHED HERETO AS APPENDIX III. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A SUMMARY OF ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED, AND LIMITS OF THE REVIEW BY FIRST ALBANY. THE SUMMARY OF THE FIRST ALBANY OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH

OPINION. THE FIRST ALBANY OPINION WAS PREPARED FOR COLONIAL DATA'S BOARD, IS DIRECTED ONLY TO THE FAIRNESS TO COLONIAL DATA'S STOCKHOLDERS AS OF AUGUST 2, 1996, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF COLONIAL DATA COMMON STOCK PURSUANT TO THE MERGER AGREEMENT, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE AT THE COLONIAL DATA MEETING.

  In rendering its opinion, in connection with its analyses of the valuation of Colonial Data or US Order or the Colonial Data Common Stock or the US Order Common Stock, First Albany did not make or seek to obtain appraisals of Colonial Data's or US Order's assets. First Albany relied, without independent verification, upon the accuracy and completeness in all material respects of all of the financial information reviewed by it. With respect to the financial and operating forecasts (and the assumptions and bases therefor), estimates and analyses provided to First Albany by Colonial Data and US Order, First Albany assumed that such forecasts, estimates and analyses were reasonably prepared in good faith and represent the best currently available estimates and judgments of Colonial Data and US Order managements as to the future financial performance of Colonial Data and US Order. First Albany noted, among other things, that its opinion is necessarily based upon financial, economic and market criteria existing as of the date of the opinion, and information available to First Albany as of the date thereof. No limitations were imposed by the Colonial Data Board upon First Albany with respect to the investigation made or the procedures followed by First Albany in rendering its opinion.

  In connection with and in preparation for rendering its opinion, First Albany reviewed, analyzed and relied upon certain information bearing upon the financial and operating condition of Colonial Data and US Order, including: the Merger Agreement; financial statements and related information of Colonial Data and US Order for the year ended December 31, 1995, and for the interim periods ending June 30, 1996; publicly available information concerning the historical prices at which the Colonial Data Common Stock has been transferred; research reports published by equity analysts; and other financial information concerning the business and operations of Colonial Data and US Order, including certain internal financial and operating budgets, analyses and forecasts of Colonial Data and US Order prepared by their respective managements. First Albany also met with members of the senior management of each of Colonial Data and US Order to discuss past and current business operations, financial condition and future prospects of Colonial Data and US Order, as well as other matters believed to be relevant to First Albany's analysis, including, but not limited to, the following strategic implications: (i) access to new technology, including the smart phone platform; (ii) increased access to telco distribution channels; (iii) entry to retail distribution channels; and (iv) the bringing together of management teams and companies with complementary skill sets and assets. Further, First Albany considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which First Albany deemed relevant to its analysis including, to the extent publicly available, the financial terms of comparable transactions.

  In rendering its opinion to the Colonial Data Board, First Albany performed and presented certain financial information and comparative analyses, with such other factors as it deemed relevant. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, First Albany did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. First Albany used information on the financial condition of Colonial Data and US Order as of a date or dates shortly before the Merger Agreement was executed on August 5, 1996, and stock price information through the close of the market on August 1, 1996. Included in the quantitative and qualitative analyses, among other things, are the following:

  Historical Financial Statement Analysis: First Albany reviewed and analyzed selected annual and quarterly income statements and selected annual balance sheets for both Colonial Data and US Order.

  Liquidation Values: First Albany calculated the orderly liquidation value of Colonial Data by starting with the June 30, 1996 unaudited balance sheet and making adjustments totaling $6.1 million to total assets of $86.8 million. The net result of these adjustments indicates a liquidation value of $92.9 million, resulting in proceeds to its stockholders of $5.84 per share.

  First Albany calculated the liquidation value of US Order by starting with the June 30, 1996 unaudited balance sheet and making adjustments totaling $4.7 million to total assets of $35.1 million. The net result of these adjustments indicates a liquidation value of $39.8 million, resulting in proceeds to its stockholders of $2.50 per share.

  Peer Group Comparison Analysis: First Albany analyzed certain financial information of a group of several publicly traded companies comparable to Colonial Data which manufacture and distribute communications components and equipment; these companies included: CIDCO, Comdial, Inter-Tel Incorporated, Microdyne Corporation, and Zoom Telephonics, Inc. In addition Avid Technologies, Inc., a developer and manufacturer of computer-based video editing systems, was included based on product/technology transition characteristics. Such financial information included market valuation, market value as a multiple of earnings, and market value as a multiple of revenues. In particular, such analysis showed that, on average, as of August 1, 1996, based on the closing prices for the respective common stocks, this group of common stocks traded at 23.24 times the most recently reported four quarters earnings per share, 14.17 times 1996 forecasted and 9.18 times 1997 forecasted earnings per share (based on research analysts' estimates as reported by Zacks, Nelsons and I/B/E/S). The price to earnings per share multiples for Colonial Data for the comparable periods are 12.7, 11.8 and 6.9 times, respectively (based on earnings estimates in First Albany's research analysis published in a report dated July 3, 1996). The group, on average, traded at
0.82 times the most recently reported four quarters revenues, 0.73 times 1996 forecasted and 0.58 times 1997 forecasted revenues (based on published research analysts' estimates). The price to revenue multiples for Colonial Data for the comparable periods are 1.99, 1.67 and 1.04 times, respectively (based on revenue estimates in First Albany's research analysis published in a report dated July 3, 1996).

  First Albany analyzed certain financial information of a group of several publicly traded companies comparable to US Order, consisting of selected companies in the home banking, electronic commerce software and related application software industries. These companies included: Checkfree Corporation, Cybercash, Inc. and Intuit, Inc. (home banking); Harbinger Corporation, HNC Software, Inc., Premenos Technology Corp., Quick Response Services, Inc., Sterling Commerce, Inc., and Verifone, Inc. (electronic commerce software); and Transaction System Architects, Inc. (related application software). Such financial information included market valuation, market value as a multiple of earnings, and market value as a multiple of revenues. In particular, such analysis showed that, on average, as of August 1, 1996, based on the closing prices for the respective common stocks, this group of common stocks traded at 55.9 times the most recently reported four quarters earnings per share, 47.4 times 1996 forecasted and 31.3 times 1997 forecasted earnings per share (based on research analysts' estimates as reported by Zacks, Nelsons and I/B/E/S). The price to earnings per share multiples for US Order for the comparable periods are negative, negative, and
75.7 times, respectively (based on earnings estimates in First Albany's research analysis published in a report dated July 31, 1996). The group traded at 7.01 times the most recently reported four quarters revenues, 4.99 times 1996 forecasted and 3.92 times 1997 forecasted revenues (based on published research analysts' estimates). The price to revenue multiples for US Order for the comparable periods are 46.1, 14.0, and 3.2 times, respectively (based on revenue estimates in First Albany's research analysis published in a report dated July 31, 1996).

  Analysis of Selected Precedent Transactions: First Albany analyzed publicly available information for selected and recent precedent pending or completed acquisitions and mergers. In examining these transactions, First Albany analyzed certain financial parameters of the acquired company relative to the consideration offered. Financial indicators compared included the aggregate consideration to latest 12 months revenue. For Colonial Data, First Albany examined transactions in which the acquirors were faced with the loss of a significant customer base. Specifically, First Albany examined Interpublic Group's acquisition of Campbell Mithun Esty and Radius Inc.'s acquisition of SuperMac Technologies, Inc. Such analysis resulted in a transaction valuation of 0.8 times the most recently reported four quarters revenues.

  For US Order, First Albany examined transactions involving technology companies that were entering emerging industries or industry segments by either acquiring products which incorporated new technologies or combining the technology of a new product with an existing product to deliver a better solution. Specifically, First Albany examined Bay Networks, Inc.'s acquisition of Xylogics, Inc., Ascend Communications, Inc.'s acquisition of NetStar, Inc., Cabletron Systems, Inc.'s acquisition of Network Express, Inc., CheckFree Corporation's acquisitions of Security APL, Inc., and Servantis Systems Holdings, Inc., Medaphis Corporation's acquisition of Health Data Sciences Corporation, Security Dynamics Technologies, Inc.'s acquisition of RSA Data Security, Inc., Comdial Corporation's acquisitions of Key Voice Technologies, Inc. and Aurora Systems, Inc., CUC International Inc.'s acquisition of Sierra On-Line, Inc., ADC Telecommunications Inc.'s acquisition of Information Transmission Systems Corp., Sungard Data Systems, Inc.'s acquisition of NCS Financial Systems, Inc. and MFS Communications Co.'s acquisition of UUNet Technologies, Inc. Such analysis resulted in an average transaction valuation of 5.1 times the most recently reported four quarters revenues.

  Because WorldCorp, an existing stockholder of US Order, will own approximately 29% of the combined company, First Albany reviewed transactions during the period January 1, 1993 to the present in which the purchaser acquired 20 to 30% of the outstanding capital stock of a corporation. In such transactions, the average premium of the purchase price to the price at which the shares were trading one week prior to the announcement of the transaction was approximately 20%. On August 1, 1996, one share of US Order Common Stock was trading at a premium of 26% to one share of Colonial Data Common Stock.

  No company or transaction used in the above analyses is identical to Colonial Data, US Order or the proposed transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared, including in particular the market environment in which such company or companies operate.

  Pro Forma Contribution Analysis: First Albany analyzed the pro forma contribution of each of US Order and Colonial Data, if the Merger were to be consummated, to historical and projected pro forma combined revenue, gross profit, operating income, pre-tax income, net income, and earnings per share. This analysis was based on actual results for the year ended December 31, 1995, and Colonial Data's and US Order's managements' forecasts of their respective financial performance, based on their historical performance and following discussions with Colonial Data and US Order. For the fiscal years 1996 and 1997 First Albany noted that Colonial Data would contribute 86.2% and 73.3% of pro forma combined revenue, respectively, 83.2% and 65.4% of pro forma combined gross profit, respectively, 158.1% and 73.8% of pro forma combined operating income, respectively, 152.8% and 75.9% of pro forma combined pre-tax income, respectively, and 192.3% and 62.5% of pro forma combined net income, respectively. For such periods, First Albany noted that US Order would contribute 13.8% and 26.7% of pro forma combined revenue, respectively, 16.8% and 34.6% of pro forma combined gross profit, respectively, (58.1)% and 26.2% of pro forma combined operating income, respectively, (52.8)% and 24.1% of pro forma combined pre-tax income, respectively, and (92.3)% and 37.5% of pro forma combined net income, respectively. First Albany compared these historical and projected contribution percentages to 49.2%, the approximate pro forma ownership (implied by the comparative shares outstanding) of the combined company by Colonial Data stockholders. The analysis further showed that pro forma earnings per share of the combined company, compared to Colonial Data as a stand-alone entity, would be decreased by 69.6% for calendar year 1996 and would be increased by 38.3% for calendar year 1997.

  The summary of the First Albany analyses set forth above does not purport to be a complete description of the presentation by First Albany to the Colonial Board. In performing its analyses, First Albany made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Colonial Data or US Order. The analyses performed by First Albany are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold or the prices at which the securities of the companies may be traded. The analyses and the summary set forth above should be considered as a whole as any consideration of only selected portions of the First Albany analyses, or of the above summary, could create an incomplete view of the process underlying the analyses performed by First Albany in connection with the preparation of its opinion letter.

  The Colonial Data Board selected First Albany as its financial advisor due to its experience in acting as a financial advisor in connection with mergers and acquisitions and its familiarity with Colonial Data and its business. Pursuant to the letter agreement dated as of July 16, 1996, between Colonial Data and First Albany, Colonial Data has agreed to pay First Albany: (1) a retainer fee of $50,000 and (2) an opinion fee of $150,000 to render its opinion as to the fairness, from a financial point of view, of the consideration to be paid by Colonial Data pursuant to the Merger Agreement. The retainer fee and the first half of the opinion fee have been paid to First Albany. The second half of the opinion fee is payable upon the completion of the Mergers and was not contingent on the favorable or unfavorable nature of the opinion. In addition, Colonial Data has agreed to reimburse First Albany for all of its reasonable out-of-pockets expenses, including but not limited to legal fees and travel expenses, up to an aggregate amount of $12,000. Colonial Data has also agreed to indemnify and hold First Albany harmless against certain liabilities under federal securities laws arising out of, or in connection with, its rendering of services under the engagement letter.

  First Albany provides research coverage on, and makes a market in, both the Colonial Data Common Stock and the US Order Common Stock and may continue to provide investment banking services to the combined company in the future. In the course of its market-making activities, First Albany may from time to time, have a long or short position in or buy and sell securities of Colonial Data. Walter M. Fiederowicz, a director of Colonial Data, serves on the board of directors of First Albany. First Albany, as part of its investment banking activities, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. First Albany served as the lead underwriter on Colonial Data's public offerings in October of 1994 and in July of 1995, and served as a managing underwriter on US Order's initial public offering in June of 1995. With respect to all transactions, First Albany has been compensated for such services in the form of customary underwriting discounts and commissions. First Albany has served as financial advisor to US Order in connection with US Order's acquisition of Braun Simmons. In connection with the Braun Simmons acquisition, US Order paid First Albany a retainer of $35,000 and, upon closing of the transaction, has become obligated to pay First Albany approximately an additional $130,000 and to reimburse First Albany for its out-of-pocket expenses.

THE MERGER AGREEMENT

 Conditions to Consummation of the Mergers

  The respective obligations of US Order and Colonial Data to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, where permissible, waiver at or prior to the Effective Time of the following conditions: (a) approval and adoption of the Merger Agreement and the transactions contemplated thereby by the requisite vote of the stockholders of US Order and Colonial Data, respectively; (b) the absence of any statute, rule, regulation, ruling, order, decree, or injunction issued by any United States court or United States governmental authority prohibiting, restraining, enjoining or restricting consummation of the Mergers; (c) expiration or early termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), and filing or receipt of any other governmental or regulatory notices or approvals required with respect to the transactions contemplated thereby; and (d) effectiveness of the Form S-4 under the Securities Act, which shall not be the subject of any stop order, or proceeding seeking a stop order and obtaining all state securities laws or "blue sky" permits and authorizations necessary to issue shares of InteliData Common Stock in exchange for US Order Common Stock and Colonial Data Common Stock in the Mergers.

  The obligation of US Order to consummate the transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions: (a) the representations of Colonial Data and InteliData contained in the Merger Agreement or in any other document delivered pursuant thereto shall be true and correct (except to the extent that the breach thereof would not have a material adverse effect on Colonial Data or InteliData), and at the closing, each of Colonial Data and InteliData shall have delivered to US Order a certificate to that effect; (b) each of the covenants and obligations of Colonial Data and InteliData to be performed at or before the Effective Time pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects at or before the Effective Time and at the closing each of Colonial Data and InteliData shall have delivered to US Order a certificate to that effect; (c) the InteliData Common Stock issuable to the US Order stockholders pursuant to the Merger Agreement and such other shares required to be reserved for issuance in connection with the Mergers shall have been authorized for listing on Nasdaq upon official notice of issuance; (d) the opinion of Hunton & Williams, counsel to US Order, dated the closing date and addressed to US Order and InteliData to the effect that (i) the merger of US Order with and into InteliData will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;
(ii) each of InteliData and US Order will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss for Federal income tax purposes will be recognized by InteliData, US Order or a stockholder of US Order as a result of the Mergers; (e) Colonial Data shall have obtained the consent or approval of each person whose consent or approval shall be required to consummate the transactions contemplated under the Merger Agreement, under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of US Order, individually or in the aggregate, have a material adverse effect on Colonial Data; and (f) there shall have been no events, changes or effects with respect to Colonial Data or its subsidiaries having or which could reasonably be expected to have a material adverse effect on Colonial Data.

  The obligation of Colonial Data to consummate the transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions: (a) the representations of US Order and InteliData contained in the Merger Agreement or in any other document delivered pursuant thereto shall be true and correct (except to the extent that the breach thereof would not have a material adverse effect on US Order or InteliData), and at the closing, each of US Order and InteliData shall have delivered to Colonial Data a certificate to that effect; (b) each of the covenants and obligations of US Order and InteliData to be performed at or before the Effective Time pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing, each of US Order and InteliData shall have delivered to Colonial Data a certificate to that effect; (c) the InteliData Common Stock issuable to the Colonial Data stockholders pursuant to the Merger Agreement and such other shares to be reserved for issuance in connection with the Mergers shall have been authorized for listing on Nasdaq upon official notice of issuance; (d) the opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to Colonial Data, dated the closing date and addressed to Colonial Data and InteliData, to the effect that (i) the merger of Colonial Data with and into InteliData will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of InteliData and Colonial Data will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss for Federal income tax purposes will be recognized by InteliData, Colonial Data or a stockholder of Colonial Data as a result of the Mergers; (e) US Order shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by InteliData pursuant to the Mergers to any obligation, right or interest of US Order under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except for those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Colonial Data, individually or in the aggregate, have a material adverse effect on US Order; and (f) there shall have been no events, changes, or effects with respect to US Order having or which could reasonably be expected to have a material adverse effect on US Order.

 Conduct of Business Pending the Mergers

  US Order has agreed, pending the Effective Time, to conduct its business in the ordinary and usual course of business and consistent with past practice, and to use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses will be unimpaired at the Effective Time. US Order has agreed that, except as expressly provided in the Merger Agreement or consented to in writing by Colonial Data, it will not, prior to the Effective Time: (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument); (b) amend the terms of the warrants issued pursuant to the warrant agreement between US Order and WorldCorp, dated as of May 1, 1993, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock of any class or any other securities (except bank loans) or equity equivalents, except for (i) the issuance and sale of US Order Common Stock pursuant to options previously granted under the US Order Plans, or (ii) the issuance and sale of US Order Common Stock pursuant to US Order warrants outstanding on the date of the Merger Agreement, and (iii) the granting of stock options to employees in the ordinary course of business and consistent with past practices of US Order, provided that the aggregate number of shares of US Order Common Stock issuable pursuant to such options shall not exceed 200,000; (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities; (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of US Order (other than the Mergers); (e) incur or assume any long-term or short-term debt, or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (f) except as may be required by law, take certain actions regarding employee compensation; (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions outside of the ordinary course of business; (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it; (i) revalue in any material respect any of its assets, including without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business; (j) (i) acquire, in any manner, any corporation, partnership or other business organization or division thereof or any equity interest therein (other than in connection with outsourcing agreements entered into with customers of US Order), (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to US Order, or (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $1,000,000, provided, however, that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts; (k) make any tax election or settle or compromise any income tax liability material to US Order; (l) settle or compromise any pending or threatened suit, action, or claim which either relates to the Merger Agreement or the settlement or compromise of which could have a material adverse effect on US Order; (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or (n) take or agree to take any of the actions described above which would make any of the representations or warranties of US Order contained in the Merger Agreement untrue or incorrect.

  Colonial Data has agreed, pending the Effective Time, to conduct its business in the ordinary and usual course of business and consistent with past practice, and to use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Colonial Data has agreed that, except as expressly provided in the Merger Agreement or consented to in writing by US Order, it and any of its subsidiaries will not, prior to the Effective Time: (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument); (b) amend the term of the warrants issued to purchase Colonial Data Common Stock, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock of any class or any other securities (except bank loans) or equity equivalents, except for (i) the issuance and sale of Colonial Data Common Stock pursuant to options previously granted under the Colonial Data Plans, or (ii) the issuance and sale of Colonial Data Common Stock pursuant to Colonial Data warrants outstanding on the date of the Merger Agreement, and (iii) the granting of stock options to employees in the ordinary course of business and consistent with past practices of Colonial Data, provided that the aggregate number of shares of Colonial Data Common Stock issuable pursuant to such options shall not exceed

200,000; (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;
(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Colonial Data (other than the Mergers); (e) incur or assume any long-term or short-term debt, or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (f) except as may be required by law, take certain actions regarding employee compensation; (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions outside of the ordinary course of business; (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it; (i) revalue in any material respect any of its assets, including without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business; (j) (i) acquire, in any manner, any corporation, partnership or other business organization or division thereof or any equity interest therein (other than in connection with outsourcing agreements entered into with customers of Colonial Data), (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to Colonial Data, or (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $1,000,000, provided, however, that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts; (k) make any tax election or settle or compromise any income tax liability material to Colonial Data and its subsidiaries taken as a whole; (l) settle or compromise any pending or threatened suit, action, or claim which either relates to the Merger Agreement or the settlement or compromise of which could have a material adverse effect on Colonial Data; (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or (n) take or agree to take any of the actions described above which would make any of the representations or warranties of Colonial Data contained in the Merger Agreement untrue or incorrect.

 No Solicitation of Transactions

  The Merger Agreement provides that each of US Order and Colonial Data will immediately cease any existing discussions or negotiations, if any, with any parties with respect to the following: (i) the acquisition of US Order or Colonial Data by merger or otherwise by any person other than US Order, Colonial Data or InteliData; (ii) the acquisition by a third party of more than 30% of the total assets of US Order or Colonial Data; (iii) the acquisition by a third party of 30% or more of US Order Common Stock or Colonial Data Common Stock; (iv) the adoption by US Order or Colonial Data of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by US Order or Colonial Data of more than 20% of its outstanding shares; or (vi) the acquisition by US Order or Colonial Data, by merger, purchase of stock or assets, joint venture or otherwise, of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal or greater than 40% of its annual revenues, net income or assets together with its subsidiaries taken as a whole (each a "Third Party Acquisition"). The Merger Agreement does not prohibit US Order or the US Order Board or Colonial Data or the Colonial Data Board, to the extent there is a bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares then outstanding or all or substantially all of the assets of US Order or Colonial Data, as the case may be, and otherwise on terms which the US Order Board or the Colonial Data Board, as the case may be, by a majority vote determines in its good faith (based on written advice of Salomon or other nationally recognized investment bank in the case of US Order or First Albany or other nationally recognized investment bank in the case of Colonial Data) to be more favorable to such party's stockholders than the Mergers (a "Superior Proposal"), from providing information to, or participating in negotiations or otherwise cooperating with, any party with respect to the foregoing. US Order or Colonial Data, as the case may be, will promptly advise the other party of any such proposal or offer and will inform that party of all the terms and conditions thereof and the contents of any response thereto.

 Stock Options and Warrants

  At the Effective Time, each outstanding option to purchase shares of US Order Common Stock and shares of Colonial Data Common Stock shall be assumed by InteliData. Thus, at the Effective Time, each outstanding option to purchase US Order Common Stock (a "US Order Stock Option" or collectively, "US Order Stock Options"), whether vested or unvested, shall be assumed by InteliData (all of such plans or agreements pursuant to which any US Order Stock Option has been issued or may be issued are referred to collectively as the "US Order Plans"). Each US Order Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such US Order Stock Option, the same number of shares of InteliData Common Stock as the holder of such US Order Stock Option would have been entitled to receive pursuant to the Mergers had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the US Order Common Stock otherwise purchasable pursuant to such US Order Stock Option divided by (z) the number of shares of InteliData Common Stock deemed purchasable pursuant to such US Order Stock Option; provided, however, that in the case of any option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code ("incentive stock options" or "ISOs"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in compliance with the requirements of section 424(a) of the Code.

  At the Effective Time, each outstanding option to purchase Colonial Data Common Stock (a "Colonial Data Stock Option" or collectively, "Colonial Data Stock Options"), whether vested or unvested, shall be assumed by InteliData (all of such plans or agreements pursuant to which any Colonial Data Stock Option has been issued or may be issued are referred to collectively as the "Colonial Data Plans"). Each Colonial Data Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Colonial Data Stock Option, the same number of shares of InteliData Common Stock as the holder of such Colonial Data Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the Colonial Data Common Stock otherwise purchasable pursuant to such Colonial Data Stock Option divided by (z) the number of shares of InteliData Common Stock deemed purchasable pursuant to such Colonial Data Stock Option; provided, however, that in the case of any ISOs, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in compliance with the requirements of section 424(a) of the Code.

  Stockholder approval of the Merger Agreement will constitute authorization of InteliData to assume the existing US Order and Colonial Data stock option plans and the options and awards outstanding thereunder.

  At the Effective Time, each warrant to purchase US Order Common Stock and each warrant to purchase Colonial Data Common Stock, which then remains outstanding shall be deemed to constitute a warrant to purchase, on the same terms and conditions as were applicable under such warrant, the same number of shares of InteliData Common Stock as the holder of such warrant would have been entitled to receive pursuant to the Mergers had such holder exercised such warrant in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the US Order Common Stock or Colonial Data Common Stock otherwise purchasable pursuant to such warrant, as the case may be, divided by (z) the number of shares of InteliData Common Stock deemed purchasable pursuant to such warrant, as the case may be.

 Indemnification; Insurance

  InteliData will to the fullest extent permitted by applicable law, from and after the Effective Time, indemnify each person who is or has been or becomes prior to the Effective Time, a director, officer or employee of US Order, Colonial Data or InteliData or any subsidiary thereof, against all losses, expenses (including reasonable attorney fees and expenses), claims, damages or liabilities and amounts paid in settlement arising out of certain matters and shall provide certain other indemnifications no less favorable then those indemnifications provided for in the US Order Certificate, the Colonial Data Certificate, the US Order Bylaws and the Colonial

Data Bylaws as in effect on the date of the Merger Agreement for a period of not less than six years. For a period of three years from the Effective Time, InteliData will maintain in effect the policies of directors' and officers' liability insurance maintained by US Order and Colonial Data for the benefit of those persons who are covered by such policies at the Effective Time (or InteliData may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time).

 Termination; Amendment and Waiver

  The Merger Agreement may be terminated and the Mergers abandoned at any time before the Effective Time, whether before or after approval by the Colonial Data stockholders or the US Order stockholders: (a) by mutual written consent of Colonial Data and US Order; (b) by either Colonial Data or US Order if (i) the Mergers have not been consummated on or before February 28, 1997, unless the failure to consummate the Mergers is due to the failure of the party seeking to terminate the Merger Agreement to fulfill any of its obligations thereunder, (ii) there has been a material breach by the other party of any of its representations, warranties, covenants or agreements materially adversely affecting the consummation of the Mergers or materially adversely affecting one of the other parties that is not cured within 20 business days after receipt by the party alleged to be in breach of written notice thereof, (iii) any court of competent jurisdiction or other competent governmental authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Mergers and such action has become final and nonappealable, (iv) the US Order Board or the Colonial Data Board has recommended to its stockholders a Superior Proposal or (v) the other party's stockholders have voted on the Merger Agreement and the transactions contemplated thereby and the requisite vote in favor is not obtained; (c) by Colonial Data if the US Order Board fails to recommend to the US Order stockholders approval of the Merger Agreement or withdraws such recommendation; (d) by US Order if the Colonial Data Board fails to recommend to the Colonial Data stockholders approval of the Merger Agreement or withdraws such recommendation; (e) by Colonial Data if, before the Effective Time, Colonial Data receives a Superior Proposal (as hereinafter defined), provided, that Colonial Data does not receive, within five business days of receiving notice of such Superior Proposal, an offer from US Order that the Colonial Data Board believes, in good faith after consulting with its financial advisors, is at least as favorable, from a financial point of view, to its stockholders as such Superior Proposal; (f) by US Order if, before the Effective Time, US Order receives a Superior Proposal (as hereinafter defined), provided, that US Order does not receive, within five business days of receiving notice of such Superior Proposal, an offer from Colonial Data that the US Order Board believes, in good faith after consulting with its financial advisors, is at least as favorable, from a financial point of view, to its stockholders as such Superior Proposal.

  In the event that the Merger Agreement is terminated by US Order because:
(i) the Colonial Data Board recommended to its stockholders a Superior Proposal, or (ii) the Colonial Data Board withdrew, modified or changed its approval or recommendation of the Mergers, then Colonial Data shall pay to US Order the amount of $3.0 million within five business days after such termination. In the event that, within 12 months after such termination of the Merger Agreement, Colonial Data enters into and consummates a Third Party Acquisition, then Colonial Data shall pay to US Order an additional $4.5 million. In the event that the Merger Agreement is terminated by US Order because there is a willful breach of any material representation, warranty or certain covenants on the part of Colonial Data and Colonial Data consummates a Third Party Acquisition within 12 months after such termination of the Merger Agreement, then Colonial Data shall pay to US Order $7.0 million.

  In the event that the Merger Agreement is terminated by Colonial Data because: (i) the US Order Board recommended to its stockholders a Superior Proposal, or (ii) the US Order Board withdrew, modified or changed its approval or recommendation of the Mergers, then US Order shall pay to Colonial Data the amount of $3.0 million within five business days after such termination. In the event that, within 12 months after such termination of the Merger Agreement, US Order enters into and consummates a Third Party Acquisition, then US Order shall pay to Colonial Data an additional $4.5 million. In the event that the Merger Agreement is terminated by Colonial Data because there is a willful breach of any material representation, warranty or certain covenants on the part of US Order and US Order consummates a Third Party Acquisition within 12 months after such termination of the Merger Agreement, then US Order shall pay to Colonial Data $7.0 million.

  InteliData, US Order and Colonial Data may amend the Merger Agreement, by action taken or authorized by their respective Boards of Directors, either before or after approval by the US Order stockholders of the Merger Agreement and approval by the Colonial Data stockholders of the Merger Agreement, except that after such approval, no amendment may be made that, under Delaware law, requires further approval by the US Order or Colonial Data stockholders, as the case may be, without such further approval. At any time prior to the Effective Time, either Colonial Data or US Order may extend the time specified in the Merger Agreement for the performance of any of the obligations of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant thereto or waive compliance by the other party with any of the agreements or conditions of such other party contained in the Merger Agreement.

 Certain Restrictions on Resale of InteliData Common Stock

  All shares of InteliData Common Stock issuable in the Mergers will be registered under the Securities Act and will be freely transferable, except that any such shares received by persons who are deemed "affiliates" (as such term is defined under the Securities Act) of US Order or Colonial Data prior to the Mergers or of InteliData upon consummation of the Mergers may be resold by them only in transactions registered under the Securities Act or permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 in the case of such persons who become affiliates of InteliData) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of US Order or Colonial Data generally include individuals or entities that control, are controlled by, or are under common control with US Order or Colonial Data and may include certain officers and directors of US Order or Colonial Data as well as principal stockholders of such party. The Merger Agreement requires each of the parties thereto to use its best efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the shares of InteliData Common Stock issued to such person in or pursuant to the Mergers in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder. See "Comparison of Stockholders' Rights--Transfer Restrictions--InteliData."

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

  Certain of the officers and directors of US Order and Colonial Data have interests in the Mergers in addition to their interests as stockholders. These include, among other things, provisions in the Merger Agreement relating to the management of InteliData following the Mergers, indemnification, eligibility for certain InteliData employee benefits and the assumption of outstanding employee stock options with respect to InteliData Common Stock held by directors, officers and employees of US Order and Colonial Data, respectively. InteliData will assume the employment agreements between Robert
J. Schock and Colonial Data and between John C. Backus, Jr. and US Order. In connection with the formation of InteliData, InteliData has adopted the following stock option plans in which directors, officers and employees who are eligible may participate in the future: (i) InteliData Incentive Plan,
(ii) InteliData Non-employee Directors' Stock Option Plan, and (iii) InteliData Employee Stock Purchase Plan. See "Management and Operation After the Mergers."

  The Colonial Data Board has authorized the payment of a stock bonus in the amount of 50,000 shares of Colonial Data Common Stock to Timothy R. Welles conditioned upon consummation of the Mergers. Of these shares, 40,000 shares will vest immediately, 5,000 shares will vest on December 31, 1997, and 5,000 shares will vest on December 31, 1998. Mr. Welles has agreed not to sell or otherwise transfer any of the 40,000 vested shares prior to December 31, 1997. The bonus was authorized by the Colonial Data Board in recognition of Mr. Welles' valuable service to Colonial Data, including his efforts in connection with the structuring and negotiation of the Mergers.

 Employment Agreements

  Robert J. Schock. Pursuant to the Merger Agreement, at the Effective Time, InteliData will assume Mr. Schock's employment agreement (the "Schock Employment Agreement") with Colonial Data. Colonial Data entered into an employment agreement with Robert J. Schock as of July 1, 1996, providing that Mr. Schock will serve as President and Chief Executive Officer of Colonial Data until June 30, 1997, a term which automatically extends in one-year increments thereafter, unless terminated earlier. Mr. Schock is entitled to a base salary of $250,000 per year for the first year (subject to increase by the Colonial Data Board), a bonus of up to 50% of his base salary, the right to participate in all of the other benefit plans that Colonial Data provides to its executives and key management employees, disability and health insurance benefits, and certain other benefits, including a company car. Colonial Data may terminate the Schock Employment Agreement upon Mr. Schock's death, disability or "for cause" (as defined) upon the affirmative vote of the majority of the Colonial Data Board. If, within two years after a "Change of Control" (as defined in the Schock Employment Agreement) occurs, the Schock Employment Agreement is terminated by Colonial Data, or by Mr. Schock for "Good Reason" (as defined in the Schock Employment Agreement), Colonial Data will pay the remainder of Mr. Schock's compensation already accrued, a lump sum equal to three times his annual base salary, and the amount needed by Mr. Schock to purchase benefits equivalent to those previously provided by Colonial Data for the three year period commencing as of his termination date. The Mergers do not constitute a "Change of Control" for purposes of the Schock Employment Agreement. Mr. Schock may terminate the Schock Employment Agreement upon 30 days notice. In addition, if Mr. Schock should terminate the Schock Employment Agreement for "Good Reason," including a diminution of responsibilities, a reduction in base salary or a relocation of Colonial Data's offices to a location more than 30 miles from New Milford, Connecticut, Colonial Data will pay Mr. Schock the amount of his base salary and other compensation already accrued, pay his base salary until the earlier of three years or through June 30, 2000, permit continued use of his company vehicle for such period and continue to provide Mr. Schock with the option to participate in Colonial Data's employee benefit plans.

  As part of the Schock Employment Agreement, should the Schock Employment Agreement be terminated under certain circumstances, such as termination by either Colonial Data or Mr. Schock upon proper notice, Mr. Schock will have the option of entering into a consulting agreement with Colonial Data. The consulting agreement would commence simultaneously with the termination of the Schock Employment Agreement and the election by Mr. Schock to enter into the consulting agreement and would remain in effect for three years or until June 30, 2000, whichever comes first, unless the consulting agreement is terminated earlier. During the time the consulting agreement is in effect, Mr. Schock would receive an annual consulting fee equal to the base salary he was receiving at the time the Schock Employment Agreement was terminated, and Colonial Data would continue to provide certain benefits, such as disability and health insurance benefits.

  John C. Backus, Jr. Pursuant to the Merger Agreement, at the Effective Time, InteliData will assume Mr. Backus' employment agreement with US Order. US Order entered into an employment agreement with John C. Backus, Jr. on August 1, 1994 (the "Backus Employment Agreement"), providing that Mr. Backus will serve as President and Chief Operating Officer of US Order until July 31, 1997, a term which automatically extends until December 31, 1997, unless terminated earlier. Mr. Backus is entitled to a base salary of $250,000 per year, a bonus of up to 75% of his base salary based on his individual performance as well as that of US Order as determined by the US Order Board, the right to participate in all bonus and incentive compensation plans or arrangements made available to other US Order officers and directors and certain other benefits, including a $5.0 million life insurance policy. Mr. Backus is entitled to receive performance stock options in accordance with US Order's 1991 Stock Option Agreement (the "1991 Plan"). US Order may terminate the Backus Employment Agreement upon Mr. Backus' death, disability or for cause (as defined) upon the affirmative vote of the majority of the US Order Board. If the US Order Board terminates Mr. Backus without cause, Mr. Backus is entitled to receive the remainder of the base salary and certain other compensation due under the Backus Employment Agreement and all options granted to Mr. Backus but unexercisable under the 1991 Plan shall become immediately exercisable for a period of one year. Mr. Backus may terminate the Backus Employment Agreement upon 30 days notice under certain circumstances, including a diminution of responsibilities, a change in control (as defined) of US Order or a relocation of its executive offices outside of the Washington, D.C. area. Upon such termination by Mr. Backus, he is entitled to receive the remainder of his base salary and certain other compensation due under the Backus Employment Agreement and all options granted but unexercisable shall become immediately exercisable for a period of one year. As part of the Backus Employment Agreement, Mr. Backus has agreed to hold shares of US Order Common Stock during the term of the Backus Employment Agreement. Mr. Backus has agreed to hold 10,000, 15,000 or 20,000 shares of US Order Common Stock upon the earlier of April 1, 1996, April 1, 1997 and April 1, 1998 or the exercise of 100,000, 200,000 or 300,000 options, respectively. During 1995, Mr. Backus acquired 25,000 shares of US Order Common Stock through the exercise of stock options and currently satisfies all of the holding requirements set forth in the Backus Employment Agreement.

  Pursuant to a stock option agreement between US Order and Mr. Backus, Mr. Backus has been awarded options to purchase 600,000 shares of US Order Common Stock at an exercise price of $7.13 per share. The options for 600,000 shares of US Order Common Stock will become exercisable on May 1, 2004; however, the exercise date will be accelerated with respect to increments of 100,000 shares of US Order Common Stock if certain targets are achieved regarding the Common Stock price. Pursuant to this provision, Mr. Backus will be entitled to exercise options to purchase 100,000 shares of US Order Common Stock, at the $7.13 exercise price, each time that the US Order Common Stock trades at a price that is an increase of 25% over the preceding eligibility level for 20 trading days. Thus, Mr. Backus will first be entitled to exercise options for 100,000 shares of US Order Common Stock if the US Order Common Stock trades at or above $8.91 for 20 consecutive trading days. The same entitlement would arise for five additional blocks of 100,000 options, at the exercise price of $7.13 per share, if the Common Stock trades at or above $11.14, $13.93, $17.41, $21.76, and $27.20, for 20 trading days each (each of these trading prices is 25% above the price of the US Order Common Stock at the earlier tier). In the event that Mr. Backus is no longer employed in certain capacities by US Order or its affiliates, options that have not become exercisable by such time will not thereafter become exercisable, except that upon a termination without Cause or for Good Reason (as defined therein) the exercisability of the options shall accelerate.

 Indemnification; Insurance

  For a period of up to six years after the Effective Time, InteliData has agreed to maintain certain indemnities and to maintain for up to three years, policies of insurance in favor of US Order's and Colonial Data's directors and officers prior to the Effective Time. See "The Mergers--The Merger Agreement-- Indemnification; Insurance" above.

ACCOUNTING TREATMENT

  The Mergers will be accounted for using the purchase method of accounting with US Order being deemed to be the acquiror for financial reporting purposes. See "InteliData Unaudited Pro Forma Condensed Consolidated Financial Information."

CERTAIN CONSEQUENCES OF THE MERGERS

  After the Mergers, the holders of US Order Common Stock and Colonial Data Common Stock will cease to have any direct interest in US Order or its future earnings or growth or Colonial Data or its future earnings or growth, as the case may be, but, by virtue of their receipt of shares of InteliData Common Stock in the Mergers, they will share in the future earnings and growth of the consolidated entity resulting from the merger of US Order and Colonial Data with and into InteliData.

  The US Order Common Stock and Colonial Data Common Stock will be removed from inclusion on Nasdaq, and the registration of US Order Common Stock and Colonial Data Common Stock under the Exchange Act will be terminated.

REGULATORY MATTERS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the United States Federal Trade Commission (the "FTC"), the Mergers may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Justice Department (the "Antitrust Division") and specified waiting period requirements have been satisfied. The applicable waiting period under the HSR Act with respect to the Mergers expires on October 30, 1996. Based on information available to them, US Order and Colonial Data believe that the Mergers will not violate federal or state antitrust laws.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  US Order has received the opinion of Hunton & Williams, counsel to US Order, to the effect that for federal income tax purposes: (i) the merger of US Order into InteliData will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) neither US Order nor InteliData will recognize any taxable gain or loss upon consummation of the merger of US Order into InteliData; and (iii) the merger of US Order into InteliData will result in the tax consequences summarized below for US Order stockholders who receive InteliData Common Stock in exchange for US Order Common Stock pursuant to the merger. Such opinion has been filed as an exhibit to the Registration Statement. Receipt of substantially the same opinion as of the date of the Effective Time of the Mergers is a condition to consummation of the Mergers.

  Colonial Data has received the opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to Colonial Data, to the effect that for federal income tax purposes: (i) the merger of Colonial Data into InteliData will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) neither Colonial Data nor InteliData will recognize any taxable gain or loss upon consummation of the merger of Colonial Data into InteliData; and (iii) the merger of Colonial Data into InteliData will result in the tax consequences summarized below for Colonial Data stockholders who receive InteliData Common Stock in exchange for Colonial Data Common Stock pursuant to the merger. Such opinion has been filed as an exhibit to the Registration Statement. Receipt of substantially the same opinion as of the date of the Effective Time of the Mergers is a condition to consummation of the Mergers.

  The opinions of Hunton & Williams and LeBoeuf, Lamb, Greene & MacRae, L.L.P. are based on, and the opinions to be given as of the date of the Effective Time of the Mergers will be based on, certain customary assumptions and representations regarding, among other things, the existing and future ownership of US Order capital stock and Colonial Data capital stock and the future business plans for InteliData. In addition, the opinions are based on current law and certain other information, data, documents and materials as such counsel deem necessary. No ruling will be sought from the Internal Revenue Service, and an opinion of counsel is not binding on the Internal Revenue Service.

  A US Order stockholder or a Colonial Data stockholder who receives solely InteliData Common Stock in exchange for his shares of US Order Common Stock or Colonial Data Common Stock, as the case may be, will not recognize any gain or loss on the exchange. A stockholder will have an aggregate tax basis in his shares of InteliData Common Stock received in the Mergers equal to his aggregate tax basis in the shares of US Order Common Stock or Colonial Data Common Stock, as the case may be, exchanged therefor. A stockholder's holding period for shares of InteliData Common Stock received in the Mergers will include his holding period for the shares of US Order Common Stock or Colonial Data Common Stock, as the case may be, exchanged therefor if they are held as a capital asset, within the meaning of Section 1221 of the Code, at the Effective Time of the Mergers.

  THE PRECEDING DISCUSSION SUMMARIZES FOR GENERAL INFORMATION THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS TO US ORDER STOCKHOLDERS AND COLONIAL DATA STOCKHOLDERS. IT DOES NOT DISCUSS ALL POTENTIALLY RELEVANT FEDERAL INCOME TAX MATTERS OR CONSEQUENCES TO ANY FOREIGN OR OTHER STOCKHOLDERS SUBJECT TO SPECIAL TAX TREATMENT, NOR DOES IT DISCUSS, AND NO OPINION HAS BEEN REQUESTED REGARDING, ANY STATE OR LOCAL TAX CONSEQUENCES OF THE MERGERS. THE TAX CONSEQUENCES TO ANY PARTICULAR US ORDER STOCKHOLDER OR A COLONIAL DATA STOCKHOLDER MAY DEPEND ON THE STOCKHOLDER'S CIRCUMSTANCES. US ORDER AND COLONIAL DATA STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES.

                  MANAGEMENT AND OPERATION AFTER THE MERGERS

 InteliData Board

  It is expected that the InteliData Board, at the Effective Time, will consist of nine persons: T. Coleman Andrews, III, William F. Gorog, John C. Backus, Jr., Patrick F. Graham and Wesley C. Tallman (the "US Order Designees") and Robert J. Schock, Walter M. Fiederowicz, Timothy R. Welles and Constantine S. Macricostas (the "Colonial Data Designees"). The InteliData Board will be divided into three classes, with the initial term of office of the first, second and third classes expiring at the first, second and third annual meetings of the stockholders of InteliData, respectively. InteliData will take all action necessary to cause the US Order Designees and the Colonial Data Designees to serve in nearly equal numbers in each of InteliData's three classes of directors. If any of US Order's Designees or Colonial Data's Designees, respectively, declines or is unable to serve as a director prior to the Effective Time, US Order (if such person was a US Order Designee) or Colonial Data (if such person was a Colonial Data Designee), as the case may be, will nominate another person to serve in such person's stead, subject to the other party's designees' approval. If any of the US Order Designees or Colonial Data Designees declines or becomes unable to serve as a director during his initial term following the Effective Time, the remaining US Order Designees (if such person was a US Order Designee) or Colonial Data Designees (if such person was a Colonial Data Designee), as the case may be, will nominate another person to serve in such person's stead, which such person will be subject to the other party's designees' approval.

         NAME                        AGE                 POSITION
         ----                        ---                 --------
William F. Gorog....................  71 Chairman of the Board
Robert J. Schock....................  54 Chief Executive Officer, Vice-Chairman
                                          of the Board and Director
John C. Backus, Jr..................  37 President, Chief Operating Officer and
                                          Director
Timothy R. Welles...................  37 Executive Vice President and Director
T. Coleman Andrews, III.............  42 Director
Walter M. Fiederowicz...............  50 Director
Patrick F. Graham...................  56 Director
Constantine S. Macricostas..........  59 Director
Wesley C. Tallman...................  53 Director

  WILLIAM F. GOROG will be Chairman of the InteliData Board. Mr. Gorog is the founder of US Order and had served as its Chairman and Chief Executive Officer since May 1, 1990. From October, 1987 until founding US Order, he served as chairman of the board of Arbor International, an investment management firm. From 1982 to 1987, he served as president and chief executive officer of the Magazine Publishers of America, an association representing the principal consumer publications in the United States. During the Ford Administration, Mr. Gorog served as deputy assistant to the President for Economic Affairs and Executive Director of the Council on International Economic Policy. Prior to that time, he founded and served as chief executive officer of DataCorp., which developed the Lexis and Nexis information systems for legal and media research and which was subsequently sold to the Mead Corporation. He currently serves as chairman of the board of WorldCorp, the majority owner of World Airways and US Order, and as a director of Home Financial Network, Inc. ("HomeNet").

  ROBERT J. SCHOCK will be Vice-Chairman of the InteliData Board and Chief Executive Officer of InteliData. Mr. Schock had served as President and Chief Executive Officer of Colonial Data since September 1989 and as President of Colonial Technologies Corp., a wholly-owned subsidiary of Colonial Data, since 1981. From 1977 to 1980, Mr. Schock was director of national operations for ICOT Corporation, a telecommunications equipment manufacturer. From 1966 to 1977, Mr. Schock held a variety of positions with Xerox Corporation, including product manager, regional sales operations manager and regional manager for microsystems.

  JOHN C. BACKUS, JR. will be President and Chief Operating Officer of InteliData and a director on the InteliData Board. Mr. Backus had worked with US Order since its inception in 1990 and had served as President,

Chief Operating Officer and a director of US Order since 1994. Prior to working with US Order, Mr. Backus worked for six years at WorldCorp and its subsidiaries holding a variety of executive positions including vice president of corporate development, vice president of finance, and vice president of sales and marketing at a WorldCorp subsidiary. Prior to joining WorldCorp, Mr. Backus worked for Bain & Company, Inc., a worldwide strategy consulting firm with approximately 1,200 employees, in its consulting and venture capital groups where he focused on consumer products and services. Mr. Backus serves on the board of directors of WorldCorp and HomeNet.

  TIMOTHY R. WELLES will be Executive Vice President of InteliData and a director on the InteliData Board. Mr. Welles had served as Executive Vice President and Chief Operating Officer of Colonial Data since March 7, 1996. Prior to joining Colonial Data, Mr. Welles was Senior Vice President of First Albany Corporation, an investment banking firm, from January 1994 to March 1996, with responsibilities related primarily to corporate finance activities. Prior to joining First Albany, Mr. Welles held various positions, most recently as Managing Director, at Advest, Inc., an investment banking firm, from August 1989 to January 1994. Prior to joining Advest, Inc., Mr. Welles practiced securities and corporate law at Cahill Gordon & Reindel in its New York office.

  T. COLEMAN ANDREWS, III will be a director on the InteliData Board. Mr. Andrews had served as a director of US Order since 1990. He is the chief executive officer, president and a director of WorldCorp, and chairman of the board of World Airways, a position he has held since 1986. Prior to February 1996, Mr. Andrews also served as chief executive officer of World Airways. From 1978 through 1986, he was affiliated with Bain & Company, Inc., an international strategy consulting firm. At Bain, he was elected partner in 1982 and was a founding general partner in 1984 of The Bain Capital Fund, a private venture capital partnership. Prior to his experience with Bain, Mr. Andrews served in several appointed positions in the Ford Administration, including serving with Mr. Gorog in the White House.

  WALTER M. FIEDEROWICZ will be a director on the InteliData Board. Mr. Fiederowicz had been Chairman of the Board of Directors of Colonial Data from August 1994 until March 1996, a director of Colonial Data since September 1989 and a director of Colonial Technologies Corp. since 1985. From 1979 to December 1988, Mr. Fiederowicz was a partner of the law firm of Cummings & Lockwood and served as counsel to that firm from December 1988 until September 1990. From January 1991 until July 1994, he held various positions, including chairman, and served as a director of Conning Corporation, the parent company of an investment firm. He is also a director of Photronics, Inc., a photomask manufacturer. Mr. Fiederowicz was chairman and director of Covenant Mutual Insurance Company, a property and casualty insurance company ("Covenant") from 1989 until March 1993, and was president and chief executive officer of Covenant from 1989 until December 1992. Covenant was placed in rehabilitation by the Insurance Commissioner of the State of Connecticut in 1993 and subsequently liquidated as a result of losses in connection with insurance claims relating to Hurricane Andrew. Mr. Fiederowicz is a director of Blau Marketing Technologies, Inc., a direct marketing firm, and First Albany.

  PATRICK F. GRAHAM will be a director on the InteliData Board. Mr. Graham had served as a director of US Order since 1993. He is a director of Bain & Company, Inc., a management consulting firm co-founded by Mr. Graham in 1973. In addition to his primary responsibilities with Bain clients, he has served as Bain's vice chairman and chief financial officer. Prior to founding Bain, Mr. Graham was a group vice president with the Boston Consulting Group. Mr. Graham currently serves as a director of WorldCorp.

  CONSTANTINE S. MACRICOSTAS will be a director on the InteliData Board. Mr. Macricostas had been a director of Colonial Data since September 1989 and a director of Colonial Technologies Corp. since 1987. Since 1974, Mr. Macricostas has served in several positions including as chairman and chief executive officer of Photronics, Inc., a photomask manufacturer. He also serves as a director of Nutmeg Federal Savings and Loan Association.

  WESLEY C. TALLMAN will be a director on the InteliData Board. Mr. Tallman had served as a director of US Order since June, 1995. He is the president for products and information services of Visa, a post to which he was named in March 1994. Previously, he held the title of executive vice president for product and market development for Visa's full range of credit and deposit access products. Mr. Tallman joined Visa in April 1989 as executive vice president for debit products. Prior to joining Visa, Mr. Tallman spent three years as president and chief operating officer of PayChex, Inc., a national payroll processing company in Rochester, New York. Earlier, he was a senior executive vice president of banking of Chase Lincoln First Bank, Rochester.

  At the Effective Time, the InteliData Board will have an Executive Committee, a Compensation Committee, an Audit Committee and a Nominating Committee, on each of which there will be an equal representation of US Order Designees and Colonial Data Designees. The Executive Committee will initially consist of William F. Gorog and John C. Backus, Jr., as the US Order Designees, and Robert J. Schock and Timothy R. Welles, as the Colonial Data Designees, each to serve until the next annual meeting of stockholders of InteliData at which such Executive Committee member first stands for reelection to the InteliData Board. The members of the other committees will be selected by the full InteliData Board.

 Management

  The principal officers of InteliData at the Effective Time will be as follows:

         NAME                        AGE                 POSITION
         ----                        ---                 --------
William F. Gorog....................  71 Chairman of the Board
Robert J. Schock....................  54 Chief Executive Officer, Vice-Chairman
                                          of the Board and Director
John C. Backus, Jr..................  37 President, Chief Operating Officer and
                                          Director
Timothy R. Welles...................  37 Executive Vice President and Director
Joseph E. Smith.....................  46 Executive Vice President
Albert N. Wergley...................  49 Vice President, General Counsel and
                                          Secretary
John N. Giamalis....................  38 Vice President, Treasurer and Chief
                                          Financial Officer

  Between six and nine months from the Effective Date, Mr. Schock will become Chairman of the InteliData Board, Mr. Gorog will become Vice Chairman of the InteliData Board and Mr. Backus will become President and Chief Executive Officer of InteliData. Additional officers will be elected by the InteliData Board after the Merger.

 Headquarters

  The headquarters of InteliData will be located in Herndon, Virginia.

 InteliData Non-Employee Directors' Stock Option Plan

  InteliData has adopted the InteliData Corporation Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), pursuant to which each Eligible Director will be offered options to purchase shares of InteliData Common Stock. "Eligible Directors" are those directors of InteliData who are not employees of InteliData or an affiliate, and who have not received compensation from consulting services to InteliData in excess of $100,000 during the 12 months preceding the date of grant (the "Grant Date"). The Grant Date will be the Annual Meeting Date of InteliData each year, and the exercise price for any option granted under the Directors' Plan will be the average closing price of the InteliData Common Stock during the 30 trading days immediately preceding the date of grant. Each Eligible Director will receive a grant of 6,000 options annually. Options granted under the Directors' Plan vest in 12 equal monthly installments of 500 shares of InteliData Common Stock per month during the Eligible Director's continued service on the Board. The option price may be paid in cash, by surrendering shares of InteliData Common Stock or by a combination of cash and InteliData Common Stock. All options expire 10 years after their grant. Up to 200,000 shares of InteliData Common Stock may be issued under the Directors' Plan, subject to certain adjustments. No options have been granted under the Directors' Plan.

 InteliData Incentive Plan

  InteliData has adopted the InteliData Corporation Incentive Plan (the "Incentive Plan"). Members of the InteliData Board, employees of InteliData and its affiliates and consultants to InteliData or its affiliates are eligible to participate in the Incentive Plan. The Incentive Plan permits the grant of options to purchase shares of InteliData Common Stock from InteliData, stock appreciation rights ("SARs"), stock awards and incentive awards. InteliData has reserved 1,500,000 shares of InteliData Common Stock for issuance upon the exercise of options granted to participants under the Incentive Plan. InteliData has not awarded any options under the Incentive Plan.

  The Incentive Plan is designed to help InteliData attract and retain key management level employees, and to reward InteliData's employees for results that contribute to strong earnings performance and improved share values. The number of options granted under the Incentive Plan in the case of InteliData executives will be set by the InteliData Board based upon a range of factors, including scope of responsibilities, internal equity and external competitiveness.

  The Incentive Plan permits the grant of both incentive stock options and nonqualified stock options. The Incentive Plan is administered by the Compensation Committee, which has the authority to select individuals to participate in the Incentive Plan and to determine the terms of all options awards made under the Incentive Plan.

  The exercise price for options granted under the Incentive Plan may not be less than 85% of the fair market value (as defined) of the InteliData Common Stock at the time of grant, except that the exercise price for incentive stock options may not be less than the fair market value of the InteliData Common Stock at the time of grant. Participants may pay the exercise price in cash or shares of InteliData Common Stock already held by the participant.

  SARs generally entitle a participant to receive the excess of the fair market value of a share of InteliData Common Stock on the data of exercise over the initial value of the SAR. Stock awards are grants of shares of InteliData Common Stock, which may be subject to forfeiture or nontransferable or both unless and until certain conditions are satisfied. An incentive award is an opportunity to earn a bonus, payable in cash, upon the attainment of stated performance objectives.

 InteliData Employee Stock Purchase Plan

  InteliData has adopted the InteliData Corporation Employee Stock Purchase Plan (the "Purchase Plan") which is intended to qualify under Section 423 of the Code. The Purchase Plan permits eligible employees to purchase InteliData Common Stock through payroll deductions at a price equal to 85% of the fair market value of the InteliData Common Stock at the beginning or at the end of each offering period, whichever is lower. The purpose of the Purchase Plan is to provide employees of InteliData and certain subsidiaries with an opportunity to purchase InteliData Common Stock through accumulated payroll deductions. The Purchase Plan is administered by the Compensation Committee of the InteliData Board or its delegate. Employees are eligible to participate if they have been employed by InteliData (or US Order or Colonial Data) for at least three months as of an offering date and are regularly employed by InteliData for at least 20 hours per week. Employees who own or who are deemed to own more than five percent of the combined voting power or value of InteliData are not eligible to participate in the Purchase Plan. The Purchase Plan is implemented by consecutive offering periods of approximately six months, with a new offering period commencing no later than July 1 and January 2 of each year. Shares of InteliData Common Stock purchased pursuant to the Purchase Plan shall be transferable one year following the date of such purchase. Up to 500,000 shares of InteliData Common Stock may be issued under the Purchase Plan, subject to certain adjustments. InteliData has reserved 500,000 shares of InteliData Common Stock for purchase under the Purchase Plan.

                                INTELIDATA

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited pro forma condensed financial information gives effect to the September 1996 merger of Braun Simmons into US Order and the subsequent proposed mergers of US Order and Colonial Data into InteliData. The Braun Simmons and US Order merger was consummated on September 30, 1996 and was accounted for as a purchase of Braun Simmons by US Order. US Order acquired all of the outstanding stock of Braun Simmons for $2 million and 375,000 shares of US Order common stock.

  The allocation of the purchase price of Braun Simmons of approximately $7 million is based upon a preliminary independent appraisal of the fair value of the assets acquired and liabilities assumed. The appraisal preliminarily allocated $0.3 million to the tangible and identifiable intangible assets net of liabilities assumed, $2 million to the cost in excess of net assets acquired ("goodwill") and $5 million to in-process research and development. Such in-process research and development was expensed by US Order on September 30, 1996. The final appraisals of assets and liabilities acquired, and other factors related to the integration of these companies, may result in differences in the final allocation of the purchase price.

  The proposed merger of US Order, after considering the effects of the Braun Simmons acquisition, and Colonial Data into InteliData will be accounted for as a purchase of Colonial Data by US Order. The share exchange reflects the exchange ratio approved by the respective boards of directors of Colonial Data and US Order whereby at the effective time, one share of InteliData will be issued for each outstanding share of Colonial Data and US Order.

  The allocation of the purchase price of Colonial Data of approximately $189 million is based upon a preliminary independent appraisal of the fair market value of certain of the assets acquired and liabilities assumed. The appraisal preliminarily allocated $87 million to the tangible and identifiable intangible assets net of liabilities assumed, $30 million to the cost in excess of net assets acquired ("goodwill") and $72 million to in-process research and development. Such in-process research and development will be expensed by InteliData upon consummation of the mergers. The final appraisals of assets and liabilities acquired, and other factors related to the integration of these companies, may result in differences in the final allocation of the purchase price.

  The unaudited pro forma condensed consolidated balance sheet has been prepared as if the acquisitions were consummated as of June 30, 1996. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1995 and for the six months ended June 30, 1996, give effect to the mergers as if each was completed as of January 1, 1995 and combines US Order's, Braun Simmons' and Colonial Data's statements of operations for each of those periods. Such statements of operations do not include the combined effect of the $77 million nonrecurring charges for in-process research and development. However, such statements do reflect adjustments for the elimination of historical transactions between US Order, Braun Simmons and Colonial Data, amortization of goodwill and related income tax effects.

  This method of combining historical financial statements for the preparation of the pro forma condensed consolidated financial information is for presentation only. Actual statements of operations of InteliData will reflect the operating results of both of the companies from the closing date of the mergers with no retroactive restatements. The unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and is not necessarily indicative of the consolidated financial position or consolidated results of operations that would have been reported had the mergers occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position or results of operations for any future period. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and accompanying notes of US Order, Braun Simmons and Colonial Data, incorporated by reference herein.

                                INTELIDATA

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                             HISTORICAL                                HISTORICAL
                          -----------------                            ----------
                                                               PRO
                                     BRAUN                    FORMA     COLONIAL                   PRO FORMA
                          US ORDER  SIMMONS  ADJUSTMENTS     US ORDER     DATA    ADJUSTMENTS      INTELIDATA
                          --------  -------  -----------     --------  ---------- -----------      ----------
Revenue:
 Product sales..........  $ 1,817   $  220      $ --         $ 2,037    $51,733     $   --          $53,770
 Leases.................      --       --         --             --      20,325         --           20,325
 Services...............    2,369    1,621        --           3,990      2,136         --            6,126
                          -------   ------      -----        -------    -------     -------         -------
  Total revenue.........    4,186    1,841        --           6,027     74,194         --           80,221
                          -------   ------      -----        -------    -------     -------         -------
Cost of revenue:
 Product sales..........    1,748       65        --           1,813     34,520         629 (4)(d)   36,962
 Leases.................      --       --         --             --       8,424       1,366 (4)(f)    9,790
 Services...............      723      959        --           1,682      1,296         --            2,978
                          -------   ------      -----        -------    -------     -------         -------
  Total cost of
   revenue..............    2,471    1,024        --           3,495     44,240       1,995          49,730
                          -------   ------      -----        -------    -------     -------         -------
Gross profit............    1,715      817        --           2,532     29,954      (1,995)         30,491
Operating expenses:
 Selling, general and
  administrative........    5,810      699        287 (2)(d)   6,846      9,580       2,014 (4)(d)   20,440
                                                   50 (2)(e)                          2,000 (4)(e)
 Research and
  development...........    1,067      127        --           1,194      1,476         --            2,670
                          -------   ------      -----        -------    -------     -------         -------
  Total operating
   expenses.............    6,877      826        337          8,040     11,056       4,014          23,110
                          -------   ------      -----        -------    -------     -------         -------
Operating income
 (loss).................   (5,162)      (9)      (337)        (5,508)    18,898      (6,009)          7,381
Other income, net.......      444       (5)       --             439      1,312         --            1,751
                          -------   ------      -----        -------    -------     -------         -------
Income (loss) before
 income taxes...........   (4,718)     (14)      (337)        (5,069)    20,210      (6,009)          9,132
Income taxes............      --       (15)        15 (2)(f)     --      (7,687)      2,624 (4)(h)   (5,063)
                          -------   ------      -----        -------    -------     -------         -------
Net income (loss).......  $(4,718)  $  (29)     $(322)       $(5,069)   $12,523     $(3,385)        $ 4,069
                          =======   ======      =====        =======    =======     =======         =======
Weighted average
 shares.................   10,772                             11,147     14,722                      33,114
Net income (loss) per
 share
 (Note 5)...............  $ (0.50)                           $ (0.68)   $  0.85                     $  0.12
                          =======                            =======    =======                     =======

                                INTELIDATA

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                             HISTORICAL                                HISTORICAL
                          -----------------                            ----------
                                                               PRO
                                     BRAUN                    FORMA     COLONIAL                   PRO FORMA
                          US ORDER  SIMMONS  ADJUSTMENTS     US ORDER     DATA    ADJUSTMENTS      INTELIDATA
                          --------  -------  -----------     --------  ---------- -----------      ----------
Revenue:
 Product sales..........  $   837   $   74      $--          $   911    $29,241     $  (240)(4)(g)  $29,912
 Leases.................      --       --        --              --       7,417         --            7,417
 Services...............    1,037    1,644       --            2,681        950         --            3,631
                          -------   ------      ----         -------    -------     -------         -------
  Total revenue.........    1,874    1,718       --            3,592     37,608        (240)         40,960
                          -------   ------      ----         -------    -------     -------         -------
Cost of revenue:
 Product sales..........      692      --        --              692     20,612         315 (4)(d)   21,379
                                                                                       (240)(4)(g)
 Leases.................      --       --        --              --       3,190         683 (4)(f)    3,873
 Services...............      579      996       --            1,575        567         --            2,142
                          -------   ------      ----         -------    -------     -------         -------
  Total cost of
   revenue..............    1,271      996       --            2,267     24,369         758          27,394
                          -------   ------      ----         -------    -------     -------         -------
Gross profit............      603      722       --            1,325     13,239        (998)         13,566
                          -------   ------      ----         -------    -------     -------         -------
Operating expenses:
 Selling, general and
  administrative........    4,605      467       144 (2)(d)    5,216      5,970       1,007 (4)(d)   12,193
 Research and
  development...........    1,176       72       --            1,248        756         --            2,004
                          -------   ------      ----         -------    -------     -------         -------
  Total operating
   expenses.............    5,781      539       144           6,464      6,726       1,007          14,197
                          -------   ------      ----         -------    -------     -------         -------
Operating income
 (loss).................   (5,178)     183      (144)         (5,139)     6,513      (2,005)           (631)
Other income (loss),
 net....................      (16)      (5)      --              (21)     1,150         --            1,129
                          -------   ------      ----         -------    -------     -------         -------
Income (loss) before
 income taxes...........   (5,194)     178      (144)         (5,160)     7,663      (2,005)            498
Income taxes............      --       (45)       45 (2)(f)      --      (2,957)      2,345 (4)(h)     (612)
                          -------   ------      ----         -------    -------     -------         -------
Net income (loss).......  $(5,194)  $  133      $(99)        $(5,160)   $ 4,706     $   340         $  (114)
                          =======   ======      ====         =======    =======     =======         =======
Weighted average
 shares.................   15,833                             16,208     15,606                      33,114
Net income (loss) per
 share
 (Note 5)...............  $ (0.33)                           $ (0.32)   $  0.30                     $  0.00
                          =======                            =======    =======                     =======

                                INTELIDATA

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1996
                                 (IN THOUSANDS)

                             HISTORICAL                                HISTORICAL
                          -----------------                            ----------
                                                               PRO
                                     BRAUN                    FORMA     COLONIAL                    PRO FORMA
                          US ORDER  SIMMONS ADJUSTMENTS      US ORDER     DATA    ADJUSTMENTS       INTELIDATA
                          --------  ------- -----------      --------  ---------- -----------       ----------
ASSETS
Current assets:
 Cash and cash
  equivalents...........  $ 17,120   $  1     $(2,000)(2)(a) $15,121    $10,996    $    --           $ 26,117
 Short-term
  investments...........     2,500    --          --           2,500     19,100         --             21,600
 Accounts receivable....       328    559         --             887     14,956         --             15,843
 Inventory..............       714    --          --             714     31,908         --             32,622
 Prepaid and other......       366     16         --             382      1,395         --              1,777
                          --------   ----     -------        -------    -------    --------          --------
  Total current assets..    21,028    576      (2,000)        19,604     78,355         --             97,959
Property and equipment,
 net....................     2,077    257         --           2,334      4,615       6,832 (4)(f)     13,781
Restricted cash.........     4,309    --          --           4,309        --          --              4,309
Investments, net........     6,481    --          --           6,481      3,761      (6,048)(4)(g)      4,194
Other noncurrent assets,
 net....................       394      5       2,012(2)(d)    2,411        893      30,913 (4)(d)     34,217
                          --------   ----     -------        -------    -------    --------          --------
  Total assets..........  $ 34,289   $838     $    12        $35,139    $87,624    $ 31,697          $154,460
                          ========   ====     =======        =======    =======    ========          ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Liabilities:
 Maturities of long-term
  debt..................  $     26   $152     $   --         $   178    $   --     $    --           $    178
 Accounts payable.......     1,197     87         950(2)(e)    2,234      1,762       3,000 (4)(e)      6,996
 Accrued expenses.......       626    295         --             921      1,468         --              2,389
                          --------   ----     -------        -------    -------    --------          --------
  Total liabilities.....     1,849    534         950          3,333      3,230       3,000             9,563
                          --------   ----     -------        -------    -------    --------          --------
Stockholders' equity:
 Common stock...........        16    --          --              16        155          16 (4)(a)         31
                                                                                       (155)(4)(b)
                                                                                         (1)(4)(g)
 Additional paid-in
  capital...............    62,333    --        4,430(2)(a)   66,763     62,106     184,182 (4)(a)    250,946
                                                                                    (62,106)(4)(b)
                                                                                          1 (4)(g)
 Receivable from sale of
  stock.................    (2,488)   --          --          (2,488)       --          --             (2,488)
 Other..................    (1,044)   --          --          (1,044)        36         (36)(4)(b)       (191)
                                                                                        853 (4)(g)        --
 Accumulated earnings
  (deficit).............   (26,377)   304        (304)(2)(b) (31,441)    23,307     (23,307)(4)(b)   (103,401)
                                               (5,064)(2)(c)                        (71,960)(4)(c)
 Treasury stock, at
  cost..................       --     --          --             --      (1,210)      1,210 (4)(b)        --
                          --------   ----     -------        -------    -------    --------          --------
  Total stockholders'
   equity...............    32,440    304        (938)        31,806     84,394      28,697           144,897
                          --------   ----     -------        -------    -------    --------          --------
  Total liabilities and
   stockholders'
   equity...............  $ 34,289   $838     $    12        $35,139    $87,624    $ 31,697          $154,460
                          ========   ====     =======        =======    =======    ========          ========

                                INTELIDATA

                         NOTES TO UNAUDITED PRO FORMA
                 CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                (IN THOUSANDS)

NOTE 1--PURCHASE PRICE OF BRAUN SIMMONS

  The purchase price of the acquisition of Braun Simmons is computed as follows:

     Estimated fair value of common stock to be issued.................. $4,430
     Cash consideration.................................................  2,000
     Estimated US Order transaction costs...............................    900
                                                                         ------
       Total............................................................ $7,330
                                                                         ======

  The purchase price is expected to be allocated as follows:

     Current assets..................................................... $  526
     Equipment and other................................................    262
     In-process research and development................................  5,064
     Goodwill...........................................................  2,012
     Liabilities assumed................................................   (534)
                                                                         ------
       Total............................................................ $7,330
                                                                         ======

  The allocation of the purchase price among Braun Simmons' identifiable intangible assets was based on a preliminary independent appraisal of the estimated fair value of those assets. Such preliminary appraisal indicated approximately $5 million for purchased in-process research and development, which was expensed by US Order on September 30, 1996, as the technology had not reached technological feasibility and does not have alternative future uses. The unaudited pro forma condensed consolidated statements of operations do not include this one-time charge for purchased in-process technology as it represents a material nonrecurring charge. The final appraisals of assets and liabilities acquired, and other factors related to the integration of the companies, may result in differences in the final allocation of the purchase price.

NOTE 2--PRO FORMA ADJUSTMENTS--BRAUN SIMMONS MERGER

  The following pro forma adjustments have been made to the unaudited pro forma condensed consolidated financial information:

    (a) Reflects cash paid and the fair value of US Order common stock issued to effect the acquisition of Braun Simmons. In determining the value of the common shares issued to Braun Simmons' stockholders, the average market price of shares of US Order Common Stock for a period of five trading days prior to and after the public announcement of the merger has been utilized.

    (b) Reflects elimination of Braun Simmons' historical stockholders' equity.

    (c) Reflects one-time charge for purchased in-process research and development.

    (d) Reflects the preliminary allocation of purchase price to goodwill which is amortized on a straight-line basis over 7 years.

    (e) Reflects accrual of estimated transaction and other related costs. Estimated costs incurred by Braun Simmons relating to the merger of $50,000 have been reflected as expenses in the pro forma statement of operations for the year ended December 31, 1995. Estimated costs incurred by US Order relating to the merger of approximately $900,000 were accrued as additional purchase consideration on September 30, 1996. The accrual is comprised of the following: $650,000 in estimated expenses related to severance of certain of Braun Simmons' employees and the relocation of certain other key Braun Simmons' employees, $175,000 in estimated costs to terminate a five year Braun Simmons' office facility lease which expires in the year 2000, and $75,000 in miscellaneous transaction related expenses.

    (f) Reflects the effect of the combination of Braun Simmons' and US Orders' operations and the above adjustments on income taxes.

NOTE 3--PURCHASE PRICE OF COLONIAL DATA

  The purchase price of the acquisition of Colonial Data is computed as follows:

     Estimated fair value of common stock to be issued................ $181,752
     Estimated fair value of employee stock options and warrants......    2,446
     Cost of previous investment in Colonial Data.....................    3,393
     Estimated US Order transaction costs.............................    1,000
                                                                       --------
     Total............................................................ $188,591
                                                                       ========

  The purchase price is expected to be allocated as follows:

     Current assets................................................... $ 76,355
     Lease base.......................................................    8,887
     Equipment and other..............................................    3,157
     In-process research and development..............................   71,960
     Developed technology.............................................    1,258
     Goodwill.........................................................   30,204
     Liabilities assumed..............................................   (3,230)
                                                                       --------
     Total............................................................ $188,591
                                                                       ========

  The allocation of the purchase price to Colonial Data tangible and identifiable intangible assets was based on a preliminary independent appraisal of the estimated fair value of certain of those assets. Such preliminary appraisal indicated approximately $72 million for purchased in-process research and development, which will be expensed by InteliData upon closing, as the technology has not reached technological feasibility and does not have alternative future uses. The unaudited pro forma condensed consolidated statements of operations do not include this one-time charge for purchased in-process technology as it represents a material nonrecurring charge. The final appraisals of assets and liabilities acquired, and other factors related to the integration of the companies, may result in differences in the final allocation of the purchase price.

NOTE 4--PRO FORMA ADJUSTMENTS--COLONIAL DATA MERGER

  The following pro forma adjustments have been made to the unaudited pro forma condensed consolidated financial information:

    (a) Reflects the estimated fair value of InteliData Common Stock issued to effect the transaction and the estimated fair value of Colonial Data stock options and warrants assumed by InteliData. As noted above, US Order has been deemed the acquiring company for the purpose of the purchase method of accounting. As a result, the average market price of shares of US Order Common Stock for a period of five trading days prior to and after the public announcement of the Mergers has been utilized in the determination of purchase consideration related to shares of InteliData Common Stock issued to Colonial Data's stockholders.

    (b) Reflects elimination of Colonial Data's historical stockholders' equity.

    (c) Reflects one-time charge for purchased in-process research and development.

    (d) Reflects the preliminary allocation of purchase price to developed technology and goodwill. Such developed technology is amortized on a straight-line basis over two years; goodwill is amortized on a straight-line basis over 15 years.

    (e) Reflects accrual of estimated transaction and other related costs. Estimated costs incurred by Colonial Data relating to the Mergers of $2 million have been reflected as expenses in the pro forma statement of operations for the year ended December 31, 1995.

    (f) Reflects the preliminary allocation of purchase price of $6.8 million to recognize the excess of the estimated fair market value over the carrying amount of Colonial Data's lease base related to its leased Caller ID units with the customers of a major telco and its amortization on a straight-line basis over five years.

    (g) Reflects the elimination of intercorporate transactions and the elimination of intercorporate investments and cancellation of such shares.

    (h) Reflects the effect of the combination of Braun Simmons', US Order's and Colonial Data's operations and the above adjustments on income taxes. A valuation allowance has been recognized for the pro forma net deferred tax assets of InteliData, relating primarily to operating loss carryforwards generated by US Order prior to the Mergers, based on a preliminary assessment of the likelihood of recoverability of such amounts. As a result of the Mergers, the use of US Order's operating loss carryforwards may be limited in future years.

NOTE 5--NET INCOME (LOSS) PER SHARE

  US Order's historical loss per share for the year ended December 31, 1995 includes $681,000 of preferred dividend requirement which has been deducted from historical net loss in determining net loss attributable to common stockholders. All of US Order's series of preferred stock, including accumulated dividends, were redeemed or converted to common stock in June 1995. The historical preferred dividend requirement has been excluded from the computations of pro forma income per share.

  The weighted average shares used in the computations of pro forma income per share assumes that the shares issued in the acquisition of Braun Simmons and the total number of shares to be exchanged in the Mergers, net of canceled intercorporate investment shares, were outstanding for all periods presented. The impact of outstanding stock options and warrants of InteliData has been considered using the treasury stock method.

                          BUSINESS OF INTELIDATA

  InteliData is a newly-formed Delaware corporation that has not, to date, conducted any significant activities other than those incident to its formation, its execution of the Merger Agreement and its participation in the preparation of this Joint Proxy Statement/Prospectus. As a result of the Mergers, US Order and Colonial Data will merge with and into InteliData, and InteliData will continue the business and operations currently conducted by US Order and Colonial Data.

  Following the Mergers, Colonial Data and US Order intend to integrate certain operations of the two companies, which is expected to create more efficient operations. The combined company expects to continue offering the full product lines of both Colonial Data and US Order subsequent to the Mergers. Research and development, engineering and support operations will be co-located. In the near term, however, certain research and development activities focused on future products or new technologies may operate independently. The companies expect that the distribution channels for the products of the two companies will remain unchanged subsequent to the Mergers. Certain direct sales activities will be combined and some management consolidation will occur subsequent to the Mergers.

                             BUSINESS OF US ORDER

GENERAL

  US Order provides products and services for two markets: home banking and smart telephones. Home banking allows consumers to pay bills, check account balances and receive other bank information from their homes. US Order currently receives its home banking revenue largely from the sale of products and services to Visa member banks. Smart telephones are telephones with a central processing unit, an integrated display screen and memory which allow consumers to send and receive text information. US Order currently receives its smart telephone revenue from the sale of its products and bundled interactive applications to companies in the home banking and telecommunications industries. To date, US Order has generated limited revenue from the sale of its products and services. US Order has entered into agreements with Visa InterActive, a wholly owned subsidiary of Visa, in the home banking market and Colonial Data in the smart telephone market.

  On August 1, 1994, US Order sold the Visa Bill-Pay System to Visa for cash and the right to future royalty payments which are based on the number of customers utilizing the Visa Bill-Pay System. US Order's right to future royalty payments from Visa is subject to a cumulative offset amount aggregating $879,780 and, accordingly, US Order does not expect to begin receiving royalty payments through at least 1996. Visa formed Visa InterActive around the technology and personnel acquired from US Order, including 54 former US Order employees. Visa InterActive also has agreed through 2000 to inform Visa member banks that US Order is a preferred provider of certain home banking products and services.

  In January 1995, US Order entered into an agreement with Colonial Data to jointly develop and distribute US Order's ADSI smart telephones (telephones which incorporate the ADSI Bellcore protocol for the simultaneous transmission of data and voice information between an information system and a subscriber's telephone or other communications device such as a smart telephone) and interactive applications to Colonial Data's telephone company customers through 1999. US Order also sells its smart telephones and interactive applications to consumers in other markets, including the home banking market.

  In October 1995, US Order completed a transaction to acquire a 40% equity interest in HomeNet, a newly formed, development stage personal computer company that plans to develop and deliver electronic financial products and services to consumers via the personal computer. US Order believes that its investment in HomeNet will complement its home banking strategy by adding a PC-based application to the current smart telephone and touch-tone applications that US Order offers.

  On October 4, 1996, US Order acquired Braun Simmons for approximately $7 million consisting of cash and US Order Common Stock and including US Order transaction costs pursuant to a merger of Braun Simmons into US Order. Braun Simmons is an information engineering firm specializing in the development of home banking and electronic commerce solutions for financial institutions. Douglas E. Braun, the president of Braun Simmons, has been hired by US Order to serve as chief technology officer of US Order's new electronic commerce division, which includes Braun Simmons. The acquisition expands US Order's product line for both large and small financial institutions. US Order intends to offer Braun Simmons' bill payment products in tandem with US Order's bill payment and biller solutions. In addition, Braun Simmons will enable US Order to offer a variety of Internet access and financial products and services.

PRODUCTS

  US Order's product strategy is to develop products and services for its strategic partners and their customers. US Order strives to develop products with broad appeal that are easy-to-use, practical, inexpensive and built around common industry standards. US Order's products position US Order to offer support services and interactive applications which are expected to generate recurring monthly fee revenue. US Order's product development and strategic marketing are organized within two markets: home banking and smart telephones.

 Home Banking

  US Order's strategy in the home banking market is to support banks by providing products and services that help them deploy home banking to their customers. In addition, US Order supports Visa InterActive with products and services which facilitate bill payment. US Order believes its home banking products and services will provide it with an important source of recurring monthly fee revenue both from ongoing customer support services for banks as well as a royalty from Visa InterActive (based on the number of customers using the Visa Bill-Pay System). US Order's products and services are designed to provide consumers the ability to access and utilize their bank account information. They are also designed to provide financial institutions with connectivity to the Visa InterActive host computer system. The following represent US Order's home banking products and services:

 Consumer Access Products

  Remote Banking Systems. The remote banking system product line, which runs on an InterVoice platform, was developed by US Order for sale to Visa InterActive financial institutions. US Order is an authorized value-added reseller of InterVoice's hardware products. The remote banking system product line is an advanced touch-tone telephone-based bill payment system with built-in connectivity to the Visa Bill-Pay System. The products are custom-branded for each individual bank or credit union customer. The products offer three levels of touch-tone interaction. The first application allows a customer to establish a list of payees identified by numerical codes. The customer then uses the remote banking system to pay bills using the telephone by pressing the appropriate payee code and desired payment amount. The second application allows a customer to establish a list of payees identified by numerical codes and record the customer's own voice identifying the payee by name. The customer then uses the remote banking system to pay bills using the telephone by pressing the appropriate payee code. After the customer's voice recording confirms that the proper payee has been selected, the customer keys in the desired amount of payment. The third application allows a customer, after establishing a list of payees identified by numerical codes and recording the customer's own voice identifying the payee by name, to pay bills by telephone by speaking the name of the payee and then touching in the desired amount of the payment.

  HomeNet PC Products. HomeNet is developing, and plans to publish, simple to use PC software designed to provide financial institutions with the ability to deliver a wide range of electronic financial services directly to consumers at home. The software imitates the look and feel of the familiar ATM machine and is designed to ship without a user manual. HomeNet expects to introduce its first products in the second half of 1996.

 Support Services

  Home Banking Support Services. US Order offers bank-branded, turnkey customer service to financial institutions in support of personal computers, smart telephones and touch-tone telephone platforms. US Order's customer service operation is open seven days a week, 24 hours a day. If a bank chooses US Order to provide customer service, US Order receives a start-up fee from that bank and a monthly fee per customer. In addition, US Order offers secondary customer service technical support as well as customer service training. US Order also offers outbound and inbound telemarketing, data entry and other related support services to financial institutions.

 Connectivity Products

  The US Order gateway connectivity product currently being developed by US Order supports the Visa Bill-Pay System and provides a real time connection between banks and their customers. It is a data translator which enables a real time connection between a customer's access device and a bank's host data processor, allowing the customer to access all of his or her account activity from the bank's mainframe CICS or IMS system. The product runs on a Sun SPARC 5 platform (or larger) and can communicate with almost any mainframe host.

  US Order is currently developing automated payment systems, including a biller workstation. The biller workstation will allow merchants to design bill templates, transmit customized marketing information, and give customers direct access to statement information in partnership with their financial institutions. The product family incorporates the Visa InterActive and E-Pay standards for electronic exchange of bill payment information with Visa banks and supports formatting and delivery of bill information to consumers. Billers will also be able to send and receive payment and invoice information electronically to and from their commercial banks through the Visa Bill-Pay System.

 Smart Telephones

  US Order's strategy in the smart telephone market is to build a subscriber base for its bundle of interactive applications. US Order strives to accomplish this strategy by designing cost-effective smart telephones, such as its Telesmart 4000/Intelifone 2000 smart phone, that it licenses for manufacture and sale, incorporating the BellCore ADSI protocol and US Order's own proprietary digital signal processing ("DSP") technology. The following represent US Order's smart telephone products and services:

 ScanFone(R)

  In 1992, US Order introduced the first commercially available smart telephone, the ScanFone, with integrated Caller ID and DES encryption capability. US Order deployed more than 20,000 ScanFones between 1992 and 1994. US Order currently has approximately 5,800 ScanFones in the field generating service revenue for home banking services, and expects to formally discontinue this product during 1996.

 PhonePlus(R)

  US Order began field-testing the PhonePlus smart phone in September 1994 and commercially introduced the product in May 1995. New features of the PhonePlus smart phone include 4 line by 20 character display screen, 32-bit central processing unit ("CPU") and 48 key QWERTY keyboard. US Order has sold the PhonePlus smart phone to GTE Communications Systems Corp., Sprint/United Management Company ("Sprint") and several banks throughout the United States.

 Telesmart 4000(TM)/Intelifone 2000

  The Telesmart 4000/Intelifone 2000 smart phone (formerly referred to as the "Falcon") was designed and developed by US Order with Colonial Data and will be marketed under the Telesmart brand name in the telco channel and under the Intelifone brand in the retail channel. Its design is based on a DSP architecture. The smart phone is an ADSI telephone device that incorporates a graphics display screen, magnetic card reader, alpha-numeric keypad, V.22 modem and a processor. The smart phone supports Caller ID (both "number only" and "name and number"), the integration of Caller ID with call waiting ("SCWID") and visual message waiting indicator. The Telesmart 4000/Intelifone 2000 smart phone will also support the US Order protocol for information, transaction and communication services. In May 1995, US Order executed a contract with Sprint for the initial sale of smart phone units and, in December 1995, NYNEX Corp. selected the smart phone to be its primary source for ADSI phone shipments for the 1996 fiscal year. US Order expects that the smart phone will be available for sale during the second half of 1996.

 Interactive Applications

  US Order's strategy is first to deploy its interactive applications on its smart telephones and later to deploy its interactive applications on other smart telephones and small screen devices, such as alpha-numeric pagers and personal digital assistants ("PDAs"), manufactured by other companies. US Order believes that it must deliver a limited number of interactive applications that exploit the unique capabilities of these devices. US Order intends to sell interactive applications to local telephone companies through Colonial Data. US Order's current interactive applications include electronic National Directory Assistance lookup, one-way alpha-numeric paging, one-way Internet E-Mail and a personal directory data save and restore function. The National Directory Assistance lookup permits users to search a national database provided by Metromail Corporation, a subsidiary of R.R. Donnelley and Sons Company, for residential and business information. Alpha-numeric paging and Internet E-Mail allow the users to send notes and messages to individuals carrying a paging device and to individuals with an internet e-mail address, respectively. The data save and restore service is an application that provides remote backup capability and data retrieval for information that is stored in the smart phone memory.

  In the future, US Order expects to expand its interactive services by offering stock quotes, horoscopes, weather, sports scores, two-way Internet E-Mail, two-way paging and prepaid long distance. Stock quotes, horoscopes, weather and sports scores are applications that will allow the smart phone user to receive periodically updated application-specific information in an on-line format. Two-way Internet E-Mail is an application which will enable the user to not only send an e-mail message to an internet address, but also to receive an e-mail message from an internet address. Two-way paging will enable the user to send and receive pages. Prepaid long distance is an application that will enable users to buy long distance service in advance at a discounted rate from a third party long distance service provider.

MARKETING AND SALES

  US Order's marketing strategy is to identify strategic partners with established distribution channels in each of its target markets: home banking and smart telephones.

 Home Banking

  There are three distinct market channels within the home banking market: bill payment, bill presentment and account access.

 Bill Payment Channel

  Visa InterActive selected US Order as a preferred provider of certain of US Order's bill pay and bill presentment products and services. One of US Order's strategies with Visa is to increase the number of subscribers for US Order's bill pay products and services with the goal of growing monthly fee revenue. Visa is the largest consumer payment system in the world with more than 12 million acceptance locations. As of July 31, 1996, Visa has stated that it has more than 20,000 member financial institutions worldwide that have issued more than 387 million credit cards, including 13,000 members that have issued 205 million credit cards in the United States.

  Visa markets its bill payment and bill presentment services directly to its member banks. Once a Visa member bank signs a commitment to deploy home banking services through the Visa Bill-Pay System (the "Commitment Date"), an extended roll-out period of the bank's home banking services begins.

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

  During the first 90 days following the Commitment Date, Visa InterActive begins technical and operational implementation of the home banking service for the Visa member bank and the member bank determines which consumer access devices it will offer to its customers and how it will provide customer support services. During this period, US Order has opportunities to market its products and services directly to the member bank. The bank may choose US Order to provide customer support services or the bank may choose any number of other suppliers. Typically, during the second 90 days following the Commitment Date, the Visa member bank completes the technical trial phase and begins a market trial of its home banking system, including any selected US Order-provided products and services. Approximately six to 12 months following the Commitment Date, the member bank completes its market trial and can begin a market roll-out of its home banking services.

  In March 1996, Microsoft, Inc. ("Microsoft") entered into an agreement with Visa InterActive to include an interface that will allow users of Microsoft's Money personal finance software package to access Visa InterActive's electronic bill payment system. Previously, banks working with the Money software were only able to process bill payments through Intuit Service Corporation ("ISC"), which is a subsidiary of Intuit Corporation. With the signing of this agreement and the release of the next Money software upgrade, which is expected in late 1996, banks working with the Money software will be able to choose any back-end bill pay processor, including Visa InterActive, as their electronic bill pay processor. Royalties due US Order from Visa will be equal to $.666 per month per bill pay customer whose transactions are processed by Visa InterActive's bill pay system. US Order's right to receive these quarterly royalty payments is subject to a cumulative offset of $73,315 per quarter beginning January 1, 1995, through December 31, 1997.

  As of July 31, 1996, Visa InterActive had announced commitments from more than 90 financial institutions for the Visa Bill-Pay System. Although more than 90 banks have committed to participate in the Visa Bill-Pay System, due to the time necessary to install and implement the system for each bank, only 21 banks have rolled out in small, limited markets and have enrolled a relatively small number of customers. There can be no assurances as to the banks' ultimate success with this program or the number of customers that ultimately will use the program. Announced customers of Visa InterActive include First Union, Fidelity Investments, First Tennessee Bank National Association, Bank One, Star Bank, Zions Bank and Deposit Guarantee. US Order believes its relationship with Visa InterActive keeps US Order in close contact with Visa, its banks and the end users of home banking services. US Order believes that this relationship will enable US Order to continue to develop complementary products and services, such as applications software for Visa member banks, and potentially enable US Order to have access to Visa's world wide member banks. There can be no assurance, however, that US Order's marketing efforts will be successful or that Visa will not reassess its commitment to US Order at any time in the future.

 Bill Presentment Channel

  US Order's marketing strategy in the bill presentment channel is to offer its bill presentment products and services directly to financial institutions as well as to billers. In December 1995, Visa commenced its E-PAY electronic bill-payment programs with major U.S. financial institutions, including Banc One Corp., Barnett Banks, The Chase Manhattan Bank, Crestar Bank, First Bank System, First Interstate Bank, First Chicago, First Tennessee Bank, First Union National Bank, Mellon Bank, Norwest Banks, Star Bank and U.S. Bancorp. Visa's two-way E-PAY standard allows financial institutions to implement a fully electronic, seamless, back-end bill payment system. The E-PAY system is patented in the United States and is expected to significantly reduce remittance-processing inefficiencies for participating financial institutions and organizations that bill for goods and services. In addition, the system will enable billers to electronically send invoices to their customers who pay bills on-line. The system currently offers summary-invoice presentment capability. It is expected that during 1997, the system will be able to facilitate fully detailed, image-based, invoice-presentment services.

 Account Access Channel

  US Order also is developing products and services for financial institutions who want to provide their customers with products and services that allow customers the ability to access certain information from their

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

banking accounts, much as they do with touch tone telephones today, but over personal computers and screen based telephones as well.

 Smart Telephones

  US Order is committed to marketing its smart telephone products and interactive applications in the following distribution channels:

 Telecommunications Channel

  US Order has formed a strategic alliance with Colonial Data. US Order's strategy with Colonial Data is to gain access to telephone company customers through Colonial Data's existing relationships with the RBOCs and other telcos. Colonial Data manufactures and sells to or on behalf of its local telephone company customers the Telesmart 4000/Intelifone 2000. Pursuant to a strategic alliance agreement between US Order and Colonial Data dated January 1995, Colonial Data has agreed that, after introduction of US Order's Telesmart 4000/Intelifone 2000 smart phone product and through January 17, 2000, all ADSI smart telephones that it produces and sells to local telephone companies will be based on US Order's designs. For each such smart telephone produced and sold by Colonial Data through December 31, 1997, Colonial Data will pay US Order a royalty of 10% of the sale price, with the royalty thereafter subject to annual good faith renegotiation. Under the agreement with Colonial Data, US Order can manufacture and market ADSI-based smart telephones outside of the telephone company market but must pay Colonial Data a 10% royalty for each sale. In connection with this arrangement, US Order also has authorized Colonial Data to manufacture its Telesmart 4000/Intelifone 2000 smart phone using Colonial Data's manufacturers in Hong Kong and the People's Republic of China.

 Retail Channel

  US Order expects to begin selling its smart telephones and interactive content on a wholesale basis through retail stores and related outlets. US Order expects to begin to develop this channel towards the end of 1996.

COMPETITION

 Home Banking

  US Order's home banking products and services compete with services offered by a number of competitors and competition may intensify as a result of new market entrants. Banks such as Citibank, N.A., NationsBank, N.A. and Bank of America, N.A. have developed home banking products for their own customers and, in the future, may offer these services to other banks. Non-banks, such as International Business Machines Corporation ("IBM"), Electronic Data Systems, Inc. and First Data Corporation, also may develop home banking products to offer to banks. Computer software and data processing companies, such as Intuit, Inc., also offer home banking services. Visa competes with other organizations, including MasterCard, which offers its Masterbanking home banking service through CheckFree. US Order's success in home banking depends in large part on the ultimate success of Visa and on the ability of Visa InterActive and Visa member banks to successfully market home banking to their customers. In addition, the success of US Order's home banking strategy depends on the ability of Visa member banks to maintain market share in an environment of disintermediation.

  Many competitors exist for US Order's various banking products, including other manufacturers of touch-tone response systems, such as Periphonics Corporation and Syntellect Inc., other financial software companies, such as ACI, and financial services software and service companies, such as Hogan Systems, Inc. and M&I Data Services, Inc. US Order believes that its primary competition for its customer support services to the customer will come from financial institutions and third parties that choose to offer customer support services either directly through Visa's customer support messaging standard product or on their own.

  US Order expects that competition in all of these areas will increase in the near future. US Order believes that a principal competitive factor in its markets is the ability to offer an integrated system, in conjunction with

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

Visa, of various home banking products and services. Competition will be based upon price, performance, customer service and the effectiveness of marketing and sales efforts. US Order competes in its various markets on the basis of its relationships with strategic partners, by developing many of the products required for complete solutions, and by building reliable products and offering those products at reasonable prices.

 Smart Telephones

  The market for US Order's smart telephone products and services is highly competitive and subject to rapid technological change. At present, US Order's principal competitors in the market for smart telephones are, or will be, Philips, Northern Telecom, Lucent and CIDCO. US Order expects competition to increase in the future from existing and new competitors and expects new competitors to include electronics manufacturers, such as Sony Corp. and Panasonic Company. US Order's competitors, including Philips and Northern Telecom, have already introduced smart telephones that include technological features incorporated in US Order's Telesmart 4000/Intelifone 2000 smart phone product. Visa InterActive and Philips have announced that they have entered into a letter of intent to collaborate on a series of projects, including the development of a Visa InterActive banking application on a Philips smart telephone. Any bill pay transaction generated by a Philips smart telephone that is processed by Visa InterActive will potentially generate a royalty payment due to US Order from Visa.

  US Order's Telesmart 4000/Intelifone 2000 smart phone product incorporates newer DSP technology. Although US Order is currently unaware of any efforts by its competitors to deploy DSP technology in their smart telephones, US Order expects that its competitors will attempt to replicate the Telesmart 4000/Intelifone 2000 smart phone DSP design if it is commercially successful. US Order expects that as the market for smart telephones grows, it will face competition from traditional personal computer on-line service providers, such as America Online, Prodigy, and Compuserve, Inc., as well as from personal computer software companies such as Intuit and Novell, Inc.

PRODUCT DEVELOPMENT

  US Order's product development efforts are focused on software and systems for the banking and smart telephone markets. In particular, US Order applies its research and development expenditures to audio and data transaction processing and messaging software, customer support services and smart telephone designs. The home banking and smart telephone industries are characterized by rapid change. To keep pace with this change, US Order maintains an aggressive program of new product development. US Order dedicates considerable resources to research and development to further enhance its existing products and to create new products and technologies. During the fiscal years 1993, 1994 and 1995 and during the first six months of 1996, US Order expended $963,694, $1,769,029, $1,066,582 and $1,175,876, respectively, for software and hardware design, development and project management activities.

  US Order's ability to attract and retain highly skilled research and development personnel is important to US Order's continued success. At July 31, 1996, 36 of US Order's 120 full-time employees were engaged in product and service development. US Order expects to increase the number of personnel devoted to product development throughout 1996 and possibly beyond.

MANUFACTURING

  US Order's manufacturing operations are limited to the sourcing, testing, quality control, software downloading and shipping of finished products. US Order's PhonePlus product is manufactured by VeriFone's Taiwan facility, which is certified under the International Standards Organization 9000 series (the "ISO 9000 series"). In addition, US Order has authorized Colonial Data to manufacture the Telesmart 4000/Intelifone 2000 smart phone product using Colonial Data's manufacturer located in Hong Kong and the People's Republic of China, which are also certified under the ISO 9000 series.

  US Order generally provides a one-year warranty and offers, for an additional cost to the customer, an extended warranty against defects for its products.

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

GOVERNMENT REGULATION

  US Order's smart telephone products are subject to regulation by the FCC. Among other requirements, US Order's smart telephones must comply with Parts 15 and 68 of the FCC's regulations.

  The two markets which US Order has targeted are highly regulated. The banking industry, although it has recently undergone significant deregulation, remains quite regulated at both the federal and state levels. Similarly, the telecommunications industry has undergone rapid change in the past decade. Federal and state regulations are currently undergoing constant review and revision as evidenced by the recent passing of the Telecommunications Act of 1996. Interpretation, implementation or revision of banking and telecommunications regulations can accelerate or hinder the ultimate success of US Order and its products.

PATENTS, PROPRIETARY RIGHTS AND LICENSES

  As of July 31, 1996, US Order holds no patents or other restricted intellectual property rights with respect to its products. US Order's original patent for an automated order and payment system was sold to Visa in August 1994.

  US Order has filed for patents on certain new features developed by US Order for use in its smart telephone and certain of its bill payment and transaction processing technology, but there can be no assurances that such patents will be granted, or if granted, will have any commercial value.

  Although US Order does not believe that its products and services infringe on the rights of third parties, there can be no assurance that third parties will not assert infringement claims against US Order in the future or that any such assertion will not result in costly litigation or require US Order to cease using, or obtain a license to use, intellectual property rights of such parties.

EMPLOYEES

  At July 31, 1996, US Order had approximately 135 employees, of whom 120 were full-time. Of the full-time employees, 36 were engaged in research and development, 39 were engaged in customer service and fulfillment, 16 were engaged in sales and marketing and 29 were engaged in administration and finance. US Order has no collective bargaining agreements with its employees and believes that its relationship with its employees is good.

PROPERTIES

  US Order is headquartered in Herndon, Virginia, where it leases 17,000 square feet of office space from unaffiliated parties under two leases expiring in 1999. In October 1995, US Order entered into a facilities operating lease for 30,000 additional square feet of office space in Herndon, Virginia. The lease covers a 53-month period commencing July 1, 1996. In May 1996, US Order entered into a lease for 10,478 square feet of office space in Herndon, Virginia, to be used for US Order's customer service organization. This lease commenced on July 6, 1996 and expires in 2001. Additionally, US Order leases a 9,000 square foot facility in Salt Lake City, Utah for sourcing, testing, software downloading, inventory storage and distribution.

LEGAL PROCEEDINGS

  US Order is not currently a party to any litigation. From time to time, US Order may be a party to routine litigation incidental to its business. Management does not believe that the resolution of any or all of such routine litigation will be likely to have a material adverse effect on US Order's financial condition or results of operations.

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

                           BUSINESS OF COLONIAL DATA

GENERAL OVERVIEW

  Colonial Data designs, develops and markets telecommunications products that support intelligent network services being developed and implemented by the RBOCs and telcos. In recent years, Colonial Data has concentrated its product development and marketing efforts on products that support Caller ID and other emerging intelligent network services. In addition, Colonial Data and US Order have developed a smart telephone, the Telesmart 4000/Intelifone 2000, which provides consumers call management features and major new advances in interactive applications via telephone. Colonial Data currently offers a line of Caller ID adjunct units and telephones with integrated Caller ID, small business telecommunications systems with the Landmark(R) trademark and high-end consumer telecommunications equipment. Colonial Data also repairs and refurbishes telecommunications products for commercial customers and provides other services that support the development and implementation of intelligent network services.

INDUSTRY BACKGROUND

  Deregulation and technological advances have intensified competition among existing operators of telecommunication networks and encouraged the entrance of new service providers. In the United States, competition among RBOCs, other telcos and long distance carriers and new service providers that have entered the local and long distance markets, has increased and may increase further as a result of the Telecommunications Act of 1996. RBOCs and other telcos are responding to increasing competition by introducing value-added, intelligent network services.

  The regulatory environment relating to the telecommunications industry is undergoing rapid and significant changes. The Telecommunications Act of 1996 (the "Telecommunications Act") has effected basic changes in the telecommunications regulatory scheme. The intention of the Telecommunications Act is to enhance competition in all telecommunications markets and bring new packages, lower prices and increased innovation to U.S. telephone customers. The FCC issued its first major order under the Telecommunications Act in August, 1996 which constitutes the initial measures to begin implementation of sections of the Telecommunications Act relating to interconnection among carriers and providing access to unbundled services. This order has been challenged and, as of September 30, 1996, its effectiveness has been stayed in the U.S. Court of Appeals for the Eighth Circuit. Colonial Data is unable to predict what effect, if any, the Telecommunications Act and the emerging regulatory scheme under the Telecommunications Act will have on Caller ID service or the Company's business generally.

  In order to deploy intelligent network services, the telcos have been upgrading their telecommunications networks to support a set of standards, known as the Intelligent Networks ("IN"). IN supports open, distributed switching and processing capabilities and allows the telcos to create, modify and deploy new services quickly and economically. An important aspect of IN is a signaling protocol called Signaling System No. 7 ("SS7").

  Caller ID is a service that displays information about the incoming call (including the number and name of the caller and the time and date of the call) on a device located near the telephone (in the case of an adjunct unit) or on a display screen located on the telephone (in the case of an integrated Caller ID telephone). The actual information displayed depends on the Caller ID equipment and whether the caller has elected to block the passage of information. Colonial Data estimates that the current penetration rate of Caller ID service is approximately 15% of the total subscribers in those areas in the United States that have Caller ID capabilities.

  Until December 1, 1995, the deployment of Caller ID services was limited to transferring the calling party information between callers within the same local calling area. Effective December 1, 1995, the FCC issued an order that requires all telephone service providers with SS7 switching capability to transmit calling party number information to each other on interstate calls within the United States (except for public pay phones and party lines). Colonial Data believes that certain aspects of Caller ID may become subject to certain court challenges and other objections. See "--Government Regulation".

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

  Caller ID has been successful in Canada, where it has achieved a penetration rate of over 30% of available lines according to certain industry estimates, and the service is also offered in certain markets outside of the United States and Canada. Colonial Data believes that further opportunities for Caller ID may emerge over the long term in international markets.

EMERGENCE OF ADSI-BASED NETWORK SERVICES

  In addition to services such as Caller ID, Bell Communications Research, Inc. has developed ADSI, a standard protocol for the simultaneous transmission of data and voice information between an information system and a subscriber's telephone or other communications device such as a smart telephone. By deploying the ADSI protocol in the telecommunications network, RBOCs and other telcos will be able to offer additional intelligent network services and third-party interactive applications.

  ADSI-based services will include Caller ID with Call Waiting together with call disposition. By subscribing to Caller ID with Call Waiting, a subscriber who receives a call waiting signal could look at the display screen on the smart telephone and see the name and number of the calling party before deciding whether to answer the call, send a prerecorded message telling the calling party to wait, forward the call to voice mail or drop the line. Additional services are expected to include home banking, on-line directory assistance, e-mail, paging, electronic yellow pages, stock quotations, news and weather.

PRODUCTS

  Since introducing the first commercially available Caller ID unit in 1987, Colonial Data has developed and marketed Caller ID products with increased functionality to meet the needs of its RBOC and other telco customers. During the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996, 84%, 90%, 96% and 91%, respectively, of Colonial Data's revenues were derived from the sale and leasing of its Caller ID products.

 Entry Level Caller ID Adjunct Devices

  Colonial Data provides low-priced, entry level Caller ID devices primarily to support RBOC marketing and promotional campaigns in which a telco may give away or subsidize the purchase of a Caller ID adjunct device when a consumer subscribes for the service. The units display only the number of an incoming call and are capable of storing calling information for up to 50 calls. Colonial Data believes that RBOCs utilize lower-priced products to reduce the initial consumer expenditure required to obtain the service and, as a result, may subsequently achieve higher penetration rates for Caller ID in selected markets.

 Full-Featured Caller ID Adjunct Devices

  Colonial Data's full-featured products display all transmitted information before the incoming phone call is answered and store this information in memory. Among the features available on Colonial Data's full-featured products are memory capacity for up to 99 calls, a "blocked call"/"new call" light, a patented "Block the Blocker" feature, a bilingual display and a "message waiting alert" light that indicates to a network voice mail subscriber that a new voice mail message has been received. "Block the Blocker" is a feature that detects when call block is used by a caller, delivers a message to that caller that the Caller ID subscriber does not accept blocked calls and disconnects the call. Colonial Data's full-featured Caller ID adjunct devices have suggested retail prices of $39.99 to $79.99.

 Integrated Telephones

  Colonial Data offers a line of corded and cordless telephones with integrated Caller ID functionality which have suggested retail prices of $59.99 to $229.99.

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

 SCWID (Integrated Caller ID and Call Waiting)

  SCWID allows a subscriber to both services, to view the directory name and telephone number of an incoming call as the Call Waiting signal is delivered. Colonial Data's SCWID adjunct device also allows a consumer to store approximately 85 names and numbers in memory. Colonial Data has applied for a patent on certain aspects of SCWID technology. The SCWID adjunct device has a suggested retail price of $79.99.

 ADSI-Compatible Smart Telephones

  Colonial Data has developed an ADSI-compatible smart telephone in conjunction with US Order. See "Business of US Order--Products".

  Colonial Data believes that the marketing of smart telephones will be actively supported by RBOCs and other telcos which are seeking to offer intelligent network services to their customers, and by banks which are seeking to reduce costs through the adoption by consumers of home banking services.

  Under Colonial Data's strategic alliance with US Order, Colonial Data has agreed that, until January 17, 2000, all ADSI compatible smart telephones that it produces and sells to telcos will be pursuant to the US Order agreement. During the term of the agreement, Colonial Data will manufacture and exclusively market the smart telephone to telco customers. For each such smart telephone that Colonial Data sells or leases through December 31, 1997, Colonial Data pays US Order a royalty of 10% of the sale or lease price, with the royalty thereafter subject to annual good faith renegotiations. The agreement grants US Order the right to manufacture and exclusively market ADSI-compatible smart telephones outside of the telco market, and provides that US Order pays Colonial Data a royalty of 10% of the sale or lease price for each such sale or lease. Colonial Data will exclusively purchase from US Order and resell interactive applications made available by US Order, such as national directory assistance.

SERVICES

  Colonial Data has provided telephone repair and refurbishment services to RBOCs, other telcos and certain telephone equipment manufacturers for a wide variety of telecommunications products, including corded and cordless telephones, key telephone business systems, coin telephones and leased telephone products. Colonial Data believes that its capabilities in this area have strengthened its relationship with the RBOCs and other telcos. During the six months ended June 30, 1996, Colonial Data's service customer base included Southern New England Telecommunications Corp. ("SNET"), TIE/communications, Inc. ("TIE"), Nitsuko America Corp., Conair Corp., and Motorola, Inc.

  Additionally, through its joint venture with Blau Marketing Technologies, Inc. and Worldwide Telecom Partners, Inc. ("Worldwide Telecom"), Colonial Data markets intelligent network services to end users on behalf of RBOCs. This joint venture has completed programs that marketed Caller ID and other intelligent network services to subscribers of Bell Atlantic Corp. ("Bell Atlantic") and NYNEX.

  In addition to repair and refurbishment services, Colonial Data offers fulfillment services whereby Colonial Data utilizes its systems and facilities to provide customer service, inventory handling and management, and billing services in connection with the distribution of telecommunications equipment.

MARKETING AND DISTRIBUTION

  Colonial Data markets its products and services through 16 employees in its direct sales force and marketing department, and currently uses 28 independent sales representative firms. Colonial Data's distribution strategy is to make its products available to potential end users through multiple distribution channels described below. Bell Atlantic, BellSouth and US West Communications, Inc. ("US West") each accounted for more than 10% of Colonial Data's total revenues for 1995. US West, Pacific Bell ("PacBell") and Ameritech Corp. ("Ameritech") each accounted for more than 10% of Colonial Data's total revenues for the six months ended June 30, 1996.

 Direct Fulfillment Arrangements

  Colonial Data sells telecommunications products to RBOC subscribers and other telco subscribers through direct fulfillment arrangements with Ameritech, Bell Atlantic, BellSouth, Frontier Corp., US West and NYNEX. In most instances, the telco representatives market both Caller ID service and Colonial Data equipment to subscribers and transmit equipment orders to Colonial Data electronically on a daily basis. Colonial Data then ships its equipment directly to the subscribers and bills the telco, which, in turn, bills its subscribers directly or through a third party. As part of promotional campaigns, some RBOCs may elect to purchase Caller ID units from Colonial Data and distribute them to their subscribers free of charge. Colonial Data provides an 800 number service and support to help the subscriber understand how to utilize the Caller ID service and equipment. In addition, Colonial Data entered into a three-year arrangement with PacBell whereby Colonial Data supplies Caller ID units and cordless Caller ID telephones to PacBell's direct fulfillment vendor.

  Colonial Data continually seeks to strengthen its current telco marketing alliances and to develop new alliances. Colonial Data believes that marketing of Caller ID service and equipment is more successful when the subscriber can subscribe to Caller ID service and purchase or lease Caller ID equipment from a single source, especially when payment for equipment can be made either on an installment basis or by monthly lease payments through the subscriber's telephone bill. Colonial Data believes that subscriber satisfaction with Caller ID service is enhanced when the subscriber receives Caller ID equipment promptly after ordering the service and is provided an 800 number for service and support.

 Direct Marketing on Behalf of Telcos

  In May 1995, Colonial Data entered into a joint venture agreement with the direct marketing firm of Blau Marketing Technologies, Inc. The joint venture operates through a jointly owned corporation, Worldwide Telecom, which is 50% owned by each of the joint venturers. The joint venture agreement is terminable by either party upon sufficient advance notice to the other to enable Worldwide Telecom to complete performance of any outstanding contracts with telcos.

  Worldwide Telecom has provided direct marketing services to Bell Atlantic and NYNEX under several separate programs. The first such program with Bell Atlantic customers in New Jersey included direct mail advertising with follow-up outbound telemarketing to potential Caller ID customers. Following the successful completion of this first program, Worldwide Telecom has completed additional programs for Caller ID, Call Answering and Call Waiting services. Colonial Data supplies all Caller ID units and product management services for Worldwide Telecom.

 Direct Sales to Telcos

  Through its direct sales force and sales representatives, Colonial Data sells Caller ID units in quantity to a number of telcos, including Bell Atlantic, BellSouth, NYNEX, and others, which units may be redistributed either under the Colonial Data name or the respective telco's trade name. Colonial Data, through its Canadian subsidiary, sells its products or services directly to Bell Canada Inc. and to other telcos in Canada.

LEASING PROGRAMS WITH RBOCS AND OTHER TELCO CUSTOMERS

  In 1992, Colonial Data entered into a leasing agreement with US West, whereby Colonial Data leases Caller ID units directly to US West customers. The leasing program enables subscribers to pay a monthly fee for the service and the equipment and provides Colonial Data with a stream of recurring revenues. During the fourth quarter of 1995, Colonial Data was notified by US West that it would discontinue leasing new units under the leasing program. Notwithstanding the discontinuation of this program, previously existing leases remain in effect. The Company is not able to estimate the effect on future operations of the discontinuation of this leasing program. Colonial Data believes that leasing will be an attractive option for telcos and telco customers for higher priced equipment, such as ADSI-compatible smart telephones and intends to continue offering leasing programs to telcos.

RETAIL/PRIVATE LABEL CUSTOMER SALES

  Colonial Data sells Caller ID units to national, regional and local retailers and private label customers. A substantial portion of Colonial Data's retail sales are made through manufacturers' representatives or distributors with the support of Colonial Data's sales personnel. Colonial Data's retail customers include Sears and Home Depot Inc. in the United States and Price/Costco Inc. in Canada. Colonial Data's private label customers include Gemini Industries, Inc. and Hello Direct, Inc.

PRODUCT DEVELOPMENT

  Colonial Data's product development efforts are focused on new products that support intelligent network services, product enhancements, international standards compliance and the continued improvement of hardware components to reduce manufacturing costs. Colonial Data's product development group is experienced in engineering products for high-volume assembly, stressing low-cost manufacturing design while maintaining quality, consistency and reliability. Colonial Data's products utilize proprietary electrical, mechanical and software design.

  At June 30, 1996, 12 employees were engaged in product development including nine in Colonial Data's New Milford, Connecticut facility and three in Colonial Data's Brampton, Ontario, Canada facility. Standard Telecommunications Ltd. ("STL") of Hong Kong, an affiliate of Colonial Data's principal manufacturer, provides additional design, engineering and product development support services to Colonial Data from time to time on a subcontract basis. Colonial Data also utilizes the engineering resources of some of its other manufacturers.

  In 1993, 1994 and 1995 and for the six months ended June 30, 1996, Colonial Data's research and development expenditures were $327,000, $782,000, $1,476,000 and $756,000, respectively.

MANUFACTURING

  Colonial Data's primary equipment manufacturer is STL and certain of its affiliates, which have ISO 9000 series certified facilities located in Hong Kong and the People's Republic of China, for the manufacture of its Caller ID units, smart phones and other products. In addition, Colonial Data has established relationships with other ISO 9000 series certified Asian manufacturers for its integrated cordless telephones and small business telecommunications products. The facilities of Colonial Data's suppliers are supplemented, in part, by Colonial Data's own limited manufacturing facilities in Connecticut and Canada. The availability or cost of Colonial Data's products may be affected by political, economic or labor conditions in the countries where those products are manufactured, including the 1997 return of Hong Kong to China, by fluctuations in currency exchange rates and by other factors. In addition, a change in the tariff structure or other trade policies of the United States could adversely affect Colonial Data's foreign manufacturing strategies.

  Colonial Data does not have any production contracts with its assembly contractors. Colonial Data's principal manufacturer performs comprehensive inspection and statistical process control testing, utilizing Colonial Data's internally designed automated testing equipment. To date, Colonial Data has not experienced significant returns of defective products.

  In the United States, Colonial Data's manufacturing operations are limited to the testing, quality control and shipping of finished products and the purchase and inventory management of two key components of Colonial Data's products.

  The key components used in Colonial Data's products are currently being purchased from two sources, except for its ASIC chips, which are purchased from a single source. The only supply contract to which Colonial Data is a party is with the maker of its ASIC chips. Colonial Data has no other supply contracts for its components. Although Colonial Data believes it could develop other sources for each of the components for its products, the process could take several months, and the inability or refusal of any such source to continue to supply components could have a material adverse effect on Colonial Data pending the development of an alternative source.

COMPETITION

  The market for Colonial Data's products and services is highly competitive and subject to rapid technological change. At present, Colonial Data's principal competitors are CIDCO, Lucent and Northern Telecom. Colonial Data's Caller ID products also compete with Caller ID telephones offered by Panasonic, Sony Corp., Thomson and US Electronics. The smart telephone marketed by Colonial Data through an alliance with US Order is subject to competition from smart telephones marketed by Philips, Northern Telecom and CIDCO as well as other emerging platforms for interactive applications delivered through personal computers and cable television. Colonial Data expects competition to increase in the future from existing and new competitors, possibly including telcos or other current customers, from network switch-based services and from the increased application of cellular technology. Colonial Data's primary current and potential competitors in the market for products that support intelligent network services have substantially greater financial, marketing and technical resources than Colonial Data. Increased competition could materially and adversely affect Colonial Data's results of operations through price reductions and loss of market share.

  Colonial Data competes with a large number of competitors for its repair services and other services supporting the development and implementation of intelligent network services. Several of Colonial Data's competitors in the market for such services have substantially greater financial, marketing and technological resources than Colonial Data. There can be no assurance that Colonial Data will be able to continue to compete successfully against its existing competitors or that it will be able to compete successfully against new competitors.

  Colonial Data believes that the principal competitive factors in its markets are knowledge of the requirements of the various RBOCs and other telcos, product reliability, product design, the quality of its repair and support services, customer service and support, and price relative to performance. Colonial Data competes in the market for products that support intelligent network services principally on the basis of its relationships with telcos, product design and reliability, low product pricing and flexibility of marketing alternatives, including leasing.

GOVERNMENT REGULATION

  In the United States, Caller ID and other intelligent network services offered by telcos are subject to federal and state regulation. Although Caller ID is currently available in all 50 states and the District of Columbia, during the past several years, protests by special interest groups and regulatory concerns regarding the privacy aspects of the service have been effective in both slowing down the regulatory approval process and, in most states, requiring free per-call or per-line call blocking to be offered by the telcos, thereby allowing a caller to prevent the display of his or her name and number.

  An FCC order, which rules promulgated thereunder became effective December 1, 1995 (the "FCC Order"), requires all U.S. telephone service providers with SS7 switching architecture to transmit to each other without charge Caller ID number information on interstate calls within the United States (except for public pay phones and party lines). The FCC's order also requires that telcos that offer Caller ID service must provide to their telephone subscribers without charge a per-call blocking mechanism to block the transmission of their Caller ID information on interstate calls and must inform subscribers that their telephone numbers may be identified to a called party and how to use this blocking capability.

  Although the FCC Order was implemented December 1, 1995, several factors may delay, prevent or substantially limit the implementation or market acceptance of Caller ID. The availability of Caller ID service in a particular area requires end-to-end interconnection of SS7 networks between telcos and other carriers. Further, the FCC Order requires telcos to offer free per-call blocking for interstate calls to all customers to protect privacy interests and permits state public utility commissions to authorize per-line blocking for interstate calls. Such blocking, if widely adopted, could limit the usefulness and marketability of the Caller ID service.

  The California Public Utilities Commission and AT&T Corp. ("AT&T") filed petitions for review of the FCC Order in federal court challenging portions of the FCC Order. Although the FCC Order withstood that particular challenge, other parties have also objected to, sought delays in the implementation of or sought clarification of the FCC Order. In addition, in the future, Caller ID service may be subject to additional state and federal legislation, regulation and court challenges. Colonial Data is unable to predict what effect, if any, further legislation, regulation, court challenges or other objections may have on the FCC Order or Caller ID service.

  In Canada, the Canadian Radio-television and Telecommunications Commission regulates Caller ID and intelligent network services. Colonial Data believes that Canadian regulation of telecommunications devices for intelligent network services is not more burdensome than regulation in the United States. In Canada, Caller ID service is available on a national and local basis on networks with SS7 architecture.

PATENTS, PROPRIETARY RIGHTS AND LICENSES

  Colonial Data holds limited patent or registered intellectual property rights with respect to its products. Colonial Data has been issued a patent for its "Block the Blocker" feature. Colonial Data has also applied for a patent on certain aspects of its SCWID product. However, there can be no assurance that a patent will be issued to Colonial Data for its SCWID product or that such patent, if issued, will afford effective protection of Colonial Data's technology. Colonial Data also believes that, because of the rapid pace of technological change in the voice and data communications market, the knowledge, ability and experience of Colonial Data's employees, the frequency of product enhancements and the quality of support services provided by Colonial Data will all contribute to Colonial Data's success.

  Colonial Data additionally relies on trade secret laws to establish and maintain its proprietary rights to its products. Although Colonial Data has obtained confidentiality agreements from its key executives and engineers in its product development group, there can be no assurance that third parties will not independently develop the same or similar alternative technology, obtain unauthorized access to Colonial Data's proprietary technology or misuse the technology to which Colonial Data has granted access.

  A portion of the messaging technology used in Colonial Data's Caller ID products is licensed from Lucent on an exclusive basis. However, Lucent reserved to itself and its subsidiaries the right to use the technology for all purposes relating to its and its subsidiaries' businesses. Colonial Data has rights to practice the inventions under certain of Lucent's Caller ID patents. These patents are also licensed to others, including Colonial Data's competitors. Lucent receives royalties from sales and leases of Colonial Data's Caller ID products other than to Lucent. Colonial Data incurred royalty expense of $277,000, $684,000, $1,129,000 and $496,000 in 1993, 1994, 1995 and
the six months ended June 30, 1996, respectively. The Lucent license agreement has no expiration date but is terminable by Lucent for breach on two months' written notice unless within such time all specified breaches have been remedied. If the Lucent license were terminated and Colonial Data were unable to negotiate a new patent license agreement with Lucent, Colonial Data would no longer be authorized to manufacture or sell Caller ID products in the United States other than to the RBOCs and to Lucent . Additionally, under the agreement, Colonial Data granted Lucent a non-exclusive, royalty-free license to all patents on inventions which are improvements or modifications based upon the technology licensed from Lucent.

EMPLOYEES

  At June 30, 1996, Colonial Data employed 185 full-time persons, of whom 74 were engaged in repair and manufacturing, 12 in product development, 16 in sales and marketing, 44 in customer service, 22 in operations, and 17 in management, finance and administration. Colonial Data has no collective bargaining agreement with its employees and believes that its relationship with its employees is good.

PROPERTIES

  Colonial Data maintains its principal administrative, development and support facility at a building located in New Milford, Connecticut which consists of approximately 63,000 square feet. Until September 13, 1996, Colonial Data leased this facility from a partnership of which a subsidiary of Colonial Data was general partner. On September 13, 1996, Colonial Data acquired all of the equity interests in the partnership which owns this facility. See "Certain Transactions of Colonial Data since December 31, 1995."

  Certain environmental contamination occurred in the part of the facility formerly occupied by another tenant and the Connecticut Department of Environmental Protection ("DEP") performed a clean-up and removed such contamination. The DEP notified Cee Associates Limited Partnership, in which Colonial Data is a general partner, in the first quarter of 1994 that it is a responsible party for the costs of the environmental clean-up performed at the facility and demanded payment by the partnership of $125,000. Colonial Data has not received any notice of any violation of environmental laws by Colonial Data or any notice of any direct claim against Colonial Data associated with the contamination or clean-up at the facility. Colonial Data does not believe that the foregoing will have a materially adverse effect on Colonial Data.

  Colonial Data also maintains a research, sales and manufacturing facility in Brampton, Ontario, Canada which consists of 15,750 square feet. Colonial Data leases this facility under a sublease that expires October 31, 1996. The rent is $5.75 (Canadian) per square foot per year plus taxes, operating expenses and insurance.

  Colonial Data believes that its facilities are suitable and adequate for the current and foreseeable future business of Colonial Data. However, Colonial Data will continue to assess its warehousing needs as Colonial Data expands its business.

SEASONALITY

  Colonial Data's product lines are not subject to sales seasonality to a material extent.

BACKLOG

  At June 30, 1996, Colonial Data did not have a significant backlog.

         CERTAIN TRANSACTIONS OF COLONIAL DATA SINCE DECEMBER 31, 1995

  Pursuant to an Agreement dated as of March 1, 1996, Colonial Data sold to Robert J. Schock, director, Chairman, President and Chief Executive Officer, all of the stock of a subsidiary which owned as its sole asset an airplane. The price paid by Mr. Schock for the shares of the subsidiary was $1,250,000, comprised of 48,780 shares of Colonial Data Common Stock valued at $20.50 per share, and $250,000 in cash. Colonial Data determined the value of the stock of the subsidiary based on an independent appraisal of the airplane prepared by Bell Aviation, Inc. Colonial Data acquired the airplane on January 12, 1995 for a purchase price of $960,000 and trade aircraft priced at $70,000. Since the sale of the subsidiary to Mr. Schock, Colonial Data has continued to utilize the airplane for business purposes and has paid $58,000 in expenses relating to the airplane through July 31, 1996. Colonial Data has entered into an agreement with the corporation owned by Mr. Schock ending September 30, 1998 which provides for the use of the airplane by Colonial Data and provides that Colonial Data will pay certain related operating and maintenance costs related to the airplane.

  During 1996, pursuant to arm's-length negotiations, Colonial Data purchased from Craftsmen Management Services Inc. ("Craftsmen") certain office furniture and leasehold improvements totalling an aggregate of approximately $138,000. The president and principal owner of Craftsmen is the son of Frederick P. Masotta, Jr., a director of Colonial Data.

  Until September 13, 1996, Colonial Data leased its headquarters facility from Cee Associates Limited Partnership, a limited partnership in which Robert
J. Schock, Constantine S. Macricostas and Frederick P. Masotta, Jr., each of whom are directors of Colonial Data, were limited partners and a subsidiary of Colonial Data was the general partner. The limited partners owned a 99% interest in the partnership. Colonial Data paid aggregate rent to the partnership from January 1, 1996 to September 13, 1996 in the amount of $98,000.

  In September 1996, Colonial Data purchased the industrial development bonds (the "Bonds") in the outstanding principal amount of approximately $1,400,000 which were issued in connection with the financing of its headquarters facility, and acquired all of the limited partnership interests in the limited partnership whose sole asset is the headquarters facility for an aggregate consideration of $1,350,000. The Bonds were acquired from a company owned by Robert J. Schock, Constantine S. Macricostas, Frederick P. Masotta, Jr., and Walter M. Fiederowicz, each of whom is a director of Colonial Data. In connection with the transaction, the Bonds were canceled and Colonial Data and its subsidiaries acquired ownership of all outstanding interests in the partnership. In connection with such transaction, before expenses, Robert J. Schock received $405,000, Constantine S. Macricostas received $470,000, Frederick P. Masotta, Jr. received $340,000 and Walter M. Fiederowicz received $135,000. Colonial Data determined the value of the Bonds and the partnership interests based on an independent appraisal of the headquarters facility prepared by Lexington Hunter Associates, LLC.

                 DESCRIPTION OF INTELIDATA CAPITAL STOCK

GENERAL

  Immediately prior to the Effective Time, the authorized capital stock of InteliData will consist of 60,000,000 shares of InteliData Common Stock and 5,000,000 shares of InteliData Preferred Stock. There are presently 1,000 shares of InteliData Common Stock issued and outstanding, of which 500 shares are owned by US Order and 500 shares are owned by Colonial Data. Pursuant to the Merger Agreement, all of such shares will be canceled at the Effective Time. No shares of InteliData Preferred Stock are presently issued and outstanding.

  Immediately following the Effective Time, (a) former holders of US Order Common Stock collectively will hold approximately 52% of the outstanding shares of InteliData Common Stock and (b) former holders of Colonial Data Common Stock collectively will hold approximately 48% of the outstanding shares of InteliData Common Stock, assuming that existing warrants and options of US Order and Colonial Data, respectively, are not exercised before the Effective Time. No shares of InteliData Preferred Stock will be outstanding immediately following the Effective Time.

COMMON STOCK

  Each share of InteliData Common Stock will be entitled to one vote on all matters properly submitted to a vote at any valid meeting of stockholders. Holders of InteliData Common Stock will be entitled to receive dividends when, as and if declared by the InteliData Board out of funds legally available therefor, and, upon liquidation, to receive pro rata all assets, if any, of InteliData available for distribution after payment of necessary expenses and all prior claims. Holders of InteliData Common Stock have no preemptive rights to subscribe for any additional securities of any class that InteliData may issue, nor any conversion, redemption or sinking fund rights. Holders of InteliData Common Stock have no right to cumulate votes in the election of directors. The rights and privileges of holders of InteliData Common Stock are subject to any preferences provided for by resolution of the InteliData Board for any series of InteliData Preferred Stock that InteliData may issue in the future.

  The transfer agent and registrar for InteliData Common Stock will be American Stock Transfer & Trust Company. InteliData Common Stock has been approved for listing, subject to official notice of issuance, on Nasdaq under the trading symbol "INTD".

PREFERRED STOCK

  Under the InteliData Certificate, InteliData may issue shares of InteliData Preferred Stock in one or more series as may be determined by the InteliData Board, which may establish, from time to time, the number of shares to be included in each series, may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the stockholders. Any InteliData Preferred Stock so issued by the InteliData Board may rank senior to the InteliData Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of InteliData, or both. In addition, any such shares of InteliData Preferred Stock may have class or series voting rights. Under certain circumstances, the issuance of InteliData Preferred Stock or the existence of the unissued InteliData Preferred Stock may tend to discourage or render more difficult a merger or other change in control of InteliData.

CERTAIN PROVISIONS OF THE DGCL, INTELIDATA CERTIFICATE AND INTELIDATA BYLAWS

 General

  A number of provisions of the DGCL, the InteliData Certificate and the InteliData Bylaws deal with matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of the InteliData Board to issue shares of InteliData Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may delay or prevent takeover attempts not first approved by the InteliData Board (including takeovers which certain stockholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders. InteliData believes that these provisions are appropriate to protect the interests of InteliData and all of its stockholders. The following describes the principal provisions of the DGCL, the InteliData Certificate and InteliData Bylaws that may be deemed to have anti-takeover effects.

 Certain Business Combinations

  Certain provisions of the DGCL will make a takeover of InteliData more difficult and may have the effect of diminishing the possibility of certain "front-end loaded" acquisitions or other unsolicited attempts to acquire InteliData. For a description of these provisions, see "Comparison of Stockholders' Rights--Anti-takeover Statutes."

 Provisions Regarding InteliData Board

  Certain provisions of the InteliData Certificate with respect to the classification of the InteliData Board and the removal of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of InteliData. For a description of such provisions, see "The Mergers--Management and Operations After the Mergers--InteliData Board."

 Advance Notice Requirements for Stockholder Proposals and Director
Nominations

  The InteliData Bylaws establish advance notice procedures for stockholder proposals and the nomination, other than by or at the direction of the InteliData Board or a committee thereof, of candidates for election as directors. With respect to stockholder nominations for the election of directors, the InteliData Bylaws provide that commencing with the 1997 annual stockholders' meeting, any stockholder entitled to vote in the election of directors generally may nominate at a meeting one or more persons for election as a director only if written notice of such nomination or nominations is delivered or mailed to the secretary of InteliData (a) in the case of an annual meeting of stockholders that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 50 days prior to such anniversary date and (b) in the case of an annual meeting of stockholders that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, or in the case of a special meeting of stockholders, not later than the close of business on the tenth day following the day on which the notice of meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The secretary of InteliData will deliver all such notices to the Nominating Committee of the InteliData Board, to such other committee as may be appointed from time to time by the InteliData Board for the purpose of recommending to the InteliData Board candidates to serve as directors or, in the absence of any such committee, to the InteliData Board, for review. The Nominating Committee or such other committee will thereafter make its recommendation to the InteliData Board, and the InteliData Board will thereafter make its determination, with respect to whether such candidate should be nominated for election as a director. Nominations not made in accordance with the foregoing provisions will be disregarded by the chairman of the meeting and all votes cast for each such nominee may be disregarded.

  With respect to other stockholder proposals, the InteliData Bylaws provide that a stockholder desiring to make such a proposal must give notice thereof to the secretary of InteliData (a) in the case of the 1997 annual stockholders' meeting, not later than February 1, 1997 and (b) in the case of all subsequent annual meetings of stockholders, not less than 60 days before the first anniversary of the date of InteliData's proxy statement in connection with the last annual meeting. Such notice must set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (b) the name and record address of the stockholder proposing such business, (c) the class, series and number of InteliData's shares that are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. In the event that a stockholder attempts to bring business before an annual meeting without complying with the foregoing provisions, the chairman of the meeting may, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with the foregoing procedures, and, if he so determines, he will declare to the meeting that such business will not be transacted.

  The foregoing provisions may preclude stockholders from bringing matters before other stockholders at an annual or special meeting, including making nominations for directors.

 Meeting of Stockholders

  Under the InteliData Bylaws, meetings of the stockholders may be called by the Chairman of the Board or a majority of the InteliData Board. This provision could have the effect of delaying until the next annual stockholders' meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities of InteliData, because such person or entity, even if it acquired a majority of the outstanding voting securities of InteliData, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting.

 Amendment of Certificate and Bylaws

  Subject to the DGCL, the InteliData Certificate may be amended by the affirmative vote of the holders of a majority of the outstanding votes entitled to be cast by each voting group entitled to vote thereon. Notwithstanding the foregoing, the amendment or repeal of certain provisions of the InteliData Certificate relating to certain matters require the affirmative vote of the holders of two-thirds of the votes entitled to be cast by each voting group that is entitled to vote on such amendment or repeal. See "Comparison of Stockholders' Rights--Amendments to Articles of Incorporation" and "--Amendments to Bylaws."

                      COMPARISON OF STOCKHOLDERS' RIGHTS

  The following is a comparison of certain of the rights of holders of US Order Common Stock and those of holders of Colonial Data Common Stock, respectively, and those of holders of InteliData Common Stock. Because each of InteliData, US Order and Colonial Data is organized under the laws of the State of Delaware, the rights of holders of InteliData Common Stock and that of holders of US Order Common Stock and holders of Colonial Data Common Stock arising from the DGCL are the same. There are, however, differing provisions of InteliData's organizational documents from that of US Order's and Colonial Data's respective organizational documents which may affect the rights of holders of US Order Common Stock and Colonial Data Common Stock, respectively.

  The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of US Order Common Stock and Colonial Data Common Stock, respectively, and those of holders of InteliData Common Stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL and by the governing corporate instruments of InteliData, US Order and Colonial Data, to which stockholders are referred.

AUTHORIZED CAPITAL STOCK

 InteliData

  InteliData's authorized capital stock consists of 60,000,000 shares of InteliData Common Stock and 5,000,000 shares of InteliData Preferred Stock. It is anticipated that up to 31,805,268 shares of InteliData Common Stock and no shares of InteliData Preferred Stock will be issued and outstanding immediately following the consummation of the Mergers.

 US Order

  US Order's authorized capital stock consists of 30,000,000 shares of US Order Common Stock and 5,000,000 shares of preferred stock, $.001 par value per share ("US Order Preferred Stock"). As of the US Order Record Date, 16,633,956 shares of US Order Common Stock and no shares of US Order Preferred Stock were issued and outstanding and no shares of US Order Common Stock were held in treasury. US Order may issue shares of US Order Preferred Stock from time to time in one or more classes or series with such voting powers, preferences, rights and such qualifications, limitations or restrictions as shall be stated in a resolution or resolutions adopted by the US Order Board before issuance of such shares. The issuance of such shares does not require the approval of the holders of US Order Common Stock.

 Colonial Data

  Colonial Data's authorized capital stock consists of 20,000,000 shares of Colonial Data Common Stock. As of the Colonial Data Record Date, 15,585,835 shares of Colonial Data Common Stock were issued, 15,522,055 shares of Colonial Data Common Stock were outstanding and 63,780 shares of Colonial Data Common Stock were held in treasury.

DIRECTORS

 InteliData

  For a description of the size and structure of the InteliData Board, see "Management and Operations After the Mergers--InteliData Board." Holders of InteliData Common Stock will not have cumulative voting rights in the election of directors.

  The InteliData Certificate provides that the number of directors shall be fixed by, or in the manner provided by, the InteliData Bylaws. The InteliData Bylaws provide that the number of directors of InteliData shall consist of not less than five nor more than 15 individuals, as may be fixed or changed from time to time, within the minimum and maximum, by the InteliData Board. The InteliData Board presently consists of nine members. Members of the InteliData Board shall be elected by a plurality of the votes cast at an annual meeting of stockholders at which a quorum is present.

  The InteliData Certificate and Bylaws provide that the directors are divided into three classes, designated Class I, Class II and Class III, to serve staggered three-year terms on the InteliData Board. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire InteliData Board.

 US Order

  The US Order Certificate provides that the number of directors shall consist of five to 15 members as shall be fixed by, or in the manner provided by, the US Order Bylaws. The US Order Bylaws provide that the number of directors of US Order shall consist of not less than six nor more than 13 individuals, as may be fixed or changed from time to time, within the minimum and maximum, by the US Order Board. The US Order Board presently consists of eight members. Members of the US Order Board shall be elected by a plurality of the votes cast at an annual meeting of stockholders at which a quorum is present.

  The US Order Certificate and Bylaws provide that the directors are divided into three classes, designated Class I, Class II and Class III, to serve staggered three-year terms on the US Order Board. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire US Order Board.

 Colonial Data

  The Colonial Data Certificate provides that the number of directors shall be fixed by, or in the manner provided by, the Colonial Data Bylaws. The Colonial Data Bylaws provide that the number of directors of Colonial Data shall consist of not less than three nor more than nine individuals, as may be fixed or changed from time to time, within the minimum and maximum, by the Colonial Data Board. The Colonial Data Board presently consists of five members. Members of the Colonial Data Board shall be elected by a plurality of the votes cast at an annual meeting of stockholders at which a quorum is present.

REMOVAL OF DIRECTORS

 InteliData

  The InteliData Certificate provides that, subject to the rights of the holders of any class or series of InteliData Preferred Stock then outstanding, a director may be removed with cause at a meeting of stockholders called expressly for that purpose at which a quorum is present by the vote of at least two-thirds of the votes entitled to be cast by each voting group entitled to vote in the election of directors generally.

 US Order

  The US Order Bylaws provide that, subject to the rights, if any, of the holders of shares of US Order preferred stock then outstanding, members of the US Order Board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares of US Order then entitled to vote generally in the election of directors.

 Colonial Data

  The Colonial Data Bylaws provide that unless otherwise provided in any contract with the corporation, a member of the Colonial Data Board may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares of Colonial Data then entitled to vote generally in the election of directors.

VACANCIES ON THE BOARD OF DIRECTORS

 InteliData

  For a description of certain agreements with respect to vacancies on the InteliData Board and certain committees thereof, see "Management and Operations After the Mergers--InteliData Board." In general, the InteliData Bylaws provide that the InteliData Board may fill any vacancy on the InteliData Board through a majority vote of the directors then in office, even if less than a quorum. Any director elected to fill a vacancy holds office for a term that coincides with the term of the class to which such director was elected.

 US Order

  The US Order Bylaws provide that the US Order Board may fill any vacancy on the US Order Board through a majority vote of the directors then in office, even if less than a quorum. Any director elected to fill a vacancy holds office for a term that coincides with the term of the class to which such director was elected.

 Colonial Data

  The Colonial Data Bylaws provide that the Colonial Data Board may fill any vacancy on the Colonial Data Board through a majority vote of the directors then in office, though less than a quorum, or by the stockholders. A director elected to fill a vacancy is elected for the unexpired term of his predecessor and until his successor is duly chosen.

NOTICE OF STOCKHOLDER NOMINATIONS OF DIRECTORS AND STOCKHOLDER PROPOSALS

 InteliData

  See "Description of InteliData Capital Stock--Certain Provisions of the DGCL, InteliData Certificate and InteliData Bylaws--Advance Notice Requirements for Stockholder Proposals and Director Nominations" for a summary of provisions of the InteliData Bylaws with respect to requirements for advance notice by stockholders who desire to nominate a candidate for election to the InteliData Board or to submit a stockholder proposal.

 US Order

  The US Order Bylaws provide that nominations for election as a director at an annual meeting of stockholders or at a general meeting called for that purpose, must be made in writing and be received by the Secretary of US Order and (a) must be made by a holder of any outstanding class of shares of US Order entitled to vote in the election of directors at least 90 days prior to such meeting or (b) must be made by or at the direction of the Board of Directors.

  The US Order Bylaws provide that proposals for stockholder action by a holder of any outstanding class of shares of US Order entitled to vote for the election of directors shall be made in writing and be delivered or mailed to the Secretary of US Order at the principal executive offices of US Order not less than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date. The US Order Bylaws further provide that to be in proper written form, a stockholder's notice to the Secretary must set forth as to each matter that such stockholder proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and record address of such stockholder; (c) the class and number of shares of capital stock of the corporation which are owned beneficially or of record by such stockholder on the date of such notice; and (d) any material interest of such stockholder in such business. If business is brought before a meeting without complying with these provisions, the chairman of the meeting shall declare that the business has not been brought properly before the meeting and such business shall not be transacted.

 Colonial Data

  The Colonial Data Certificate and the Colonial Data Bylaws contain no provisions with respect to notice of stockholder nomination of directors and stockholder proposals.

DIRECTOR STANDARD OF CONDUCT

 InteliData, US Order and Colonial Data

  Delaware common law requires that a director of a Delaware corporation discharge his duties as a director in accordance with the fiduciary duties of care and loyalty. The duty of care requires that directors, in performing their corporate duties, exercise the care that an ordinarily prudent person would exercise under similar circumstances. The duty of loyalty prohibits self-dealing by directors.

LIMITATIONS ON DIRECTOR LIABILITY

  The InteliData Certificate, the US Order Certificate and the Colonial Data Certificate each eliminates the personal liability of the company's respective directors to such company or its stockholders arising out of any action for monetary damages for any breach of fiduciary duty, except with respect to (a) any breach of the director's duty of loyalty to the company or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) any liability for unlawful distributions or (d) any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION

 InteliData, US Order and Colonial Data

  The InteliData Bylaws, the US Order Bylaws and the Colonial Data Bylaws require indemnification to the fullest extent permitted by the DGCL of any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding because he is or was a director or officer of InteliData, US Order or Colonial Data, as the case may be, or by reason of the fact that such director or officer, at the request of InteliData, US Order or Colonial Data, is or was serving another entity. Delaware law permits indemnification in connection with liability arising out of any action where the indemnified party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or, in the case of a criminal action, he had no reasonable cause to believe his conduct was unlawful. In an action by or in the right of the corporation in which a person has been adjudged to be liable to the corporation, indemnification is not permitted unless and to the extent the relevant court determines that, despite such adjudication, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Prior to the Effective Time, InteliData intends to enter into agreements with certain of its directors and officers whereby InteliData will agree to indemnify such persons to the fullest extent permitted by the DGCL.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

 InteliData, US Order and Colonial Data

  The DGCL generally requires that any merger, share exchange or sale of all or substantially all the assets of a corporation not in the ordinary course of business be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote. Neither the InteliData Certificate, the US Order Certificate nor the Colonial Data Certificate specifically address mergers, share exchanges or sales of assets.

ANTI-TAKEOVER STATUTES

 InteliData and US Order

  Section 203 of the DGCL regulates business combinations with interested stockholders. Under Section 203 of the DGCL, a Delaware corporation is prohibited from entering into a business combination with the beneficial owner of 15% or more of the corporation's outstanding voting stock (an "interested stockholder"), or its affiliates, for three years from the date such stockholder became an interested stockholder unless (i) prior to the date the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in such person or entity becoming an interested stockholder,
(ii) the interested stockholder acquired at least 85% of such corporation's outstanding voting stock (excluding shares owned by persons who are directors, officers and by certain employee stock plans) in the same transaction in which such stockholder became an interested stockholder or (iii) on or subsequent to the date of the transaction by which the stockholder became an interested stockholder, the business combination is approved by the board of directors and the holders of two-thirds of the corporation's outstanding voting stock (not including shares owned by the interested stockholder). In general, a Delaware corporation must specifically elect, through an amendment to its bylaws or certificate of incorporation, not to be governed by these provisions. Each of InteliData and US Order has not made such an election and, therefore, is currently subject to these provisions of the DGCL.

 Colonial Data

  The Colonial Data Certificate expressly elects not to be governed by Section 203 of the DGCL which regulates business combinations with interested stockholders.

AMENDMENTS TO ARTICLES OF INCORPORATION

 InteliData

  The DGCL provides generally that a Delaware corporation's certificate of incorporation may be amended by the board of directors and by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the matter. The InteliData Certificate provides that any amendment to the InteliData Certificate shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, except that an amendment that affects the provisions relating to the classification and size of the InteliData Board must be approved by two-thirds of the votes entitled to be cast by each voting group that is entitled to vote on the matter.

 US Order and Colonial Data

  The DGCL provides generally that a Delaware corporation's certificate of incorporation may be amended by the board of directors and by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the matter.

AMENDMENTS TO BYLAWS

 InteliData

  The InteliData Certificate and Bylaws provide generally that the InteliData Bylaws may be amended by the InteliData Board, provided, however, that any provision of the InteliData Bylaws adopted or required to be adopted pursuant to the DGCL, by the stockholders of InteliData, may only be amended by the affirmative vote of the majority of the holders of the outstanding capital stock of InteliData entitled to vote thereon.

 US Order

  The US Order Certificate and Bylaws provide generally that the US Order Bylaws may be amended by the US Order Board, provided, however, that any provision of the US Order Bylaws adopted or required to be adopted pursuant to the DGCL, by the stockholders of US Order, may only be amended by the affirmative vote of the majority of the holders of the outstanding capital stock of US Order entitled to vote thereon.

 Colonial Data

  The Colonial Data Bylaws provide generally that the Colonial Data Bylaws may be amended by the Colonial Data Board or the stockholders of Colonial Data, provided, however, that any proposed provision amending the Colonial Data Bylaws by the stockholders of Colonial Data may only be amended by the affirmative vote of the majority of the stockholders entitled to vote thereon if notice of the proposed action was included in the notice of the meeting or is waived in writing by a majority of the stockholders entitled to vote thereon.

DISSENTERS' RIGHTS

 InteliData, US Order and Colonial Data

  Under the DGCL, a stockholder of a Delaware corporation is entitled to an appraisal by the Court of Chancery of the "fair value" of his shares in the event of the consummation of a merger or consolidation to which the corporation is a party, provided that either (i) approval by the stockholders of the corporation is required for the merger pursuant to the DGCL or the corporation's certificate of incorporation and the stockholder is entitled to vote, or (ii) the corporation is a subsidiary being merged with its parent or another subsidiary of the parent pursuant to a particular DGCL provision for such transactions and all of the stock of the corporation is not owned by the parent corporation.

  With respect to shares of any class or series that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held by at least 2,000 record stockholders, appraisal rights are not available to the holders of such shares by reason of a merger or consolidation unless the holders thereof are required by the terms of an agreement of merger or consolidation to accept for such stock anything except (i) cash in lieu of fractional shares, (ii) shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held by more than 2,000 record stockholders or (iii) a combination of cash in lieu of fractional shares and such shares.

  A Delaware corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a party or the sale of all or substantially all of the assets of the corporation. Neither InteliData, US Order nor Colonial Data has provided for such rights in the InteliData Certificate, the US Order Certificate or the Colonial Data Certificate.

  A stockholder who has the right to appraisal in connection with a transaction and to receive payment of the "fair value" of his shares must follow specific procedural requirements as set forth in the DGCL in order to maintain such right and obtain such payment.

TRANSFER RESTRICTIONS

 InteliData, US Order and Colonial Data

  Neither the InteliData Certificate, the US Order Certificate nor the Colonial Data Certificate establishes transfer restrictions on the original issuance or transfer of shares of InteliData Common Stock, US Order Common Stock or Colonial Data Common Stock, as the case may be.

                      OWNERSHIP OF US ORDER COMMON STOCK

  The following table sets forth certain information with respect to beneficial ownership of US Order Common Stock as of August 30, 1996, by (i) each person who is known by US Order to beneficially own more than 5% of the outstanding shares of US Order Common Stock, (ii) each of US Order's directors, (iii) each executive officer of US Order, and (iv) all directors and executive officers of US Order as a group. Unless otherwise indicated in the footnotes to the table, each person or entity has sole voting and investment power with respect to all shares of US Order Common Stock shown as beneficially owned by such person or entity.

                                                      BENEFICIAL OWNERSHIP
                                                      --------------------------
                                                       NUMBER OF
   NAME OF STOCKHOLDER                                  SHARES          PERCENT
   -------------------                                ------------     ---------
WorldCorp, Inc. ....................................     9,179,273(1)      56.5%
 13878 Park Center Road
 Suite 490
 Herndon, Virginia 22071
John Hancock Advisers, Inc. ........................       980,328(2)       6.0%
 101 Huntington Avenue
 Boston, Massachusetts 02199
John C. Backus, Jr..................................       705,550(3)       4.2%
William F. Gorog....................................       481,212(4)       2.9%
Peter W. Costello...................................        84,330(5)         *
Scott A. Corzine....................................        61,712(6)         *
Mark S. Lynch.......................................        26,944(7)         *
Joseph E. Smith.....................................           --             *
Albert N. Wergley...................................        14,965(8)         *
T. Coleman Andrews, III.............................        11,500(9)         *
Patrick F. Graham...................................         9,875(10)        *
L. William Seidman..................................         8,500(11)        *
Geoffrey S. Rehnert.................................         8,333(12)        *
Ross Jones..........................................         1,000            *
Wesley C. Tallman...................................           --             *
Directors and executive officers as a Group (13 per-
 sons)..............................................     1,413,921(13)      8.1%

--------
  * Less than 1%.

 (1) Includes 9,179,273 shares owned by WorldCorp Investments, Inc., a wholly owned subsidiary of WorldCorp.
 (2) As reported in the Schedule 13G filed with the Commission, includes 973,500 shares owned by John Hancock Advisers, Inc. and 6,828 shares held in customer accounts with Tucker Anthony Incorporated, which are both indirect wholly owned subsidiaries of John Hancock Mutual Life Insurance Company.
 (3) Includes 662,495 shares of US Order Common Stock issuable upon the exercise of options and options to purchase 18,055 shares transferred by Mr. Backus to his son, John C. Backus, III.
 (4) Includes 400,000 shares of US Order Common Stock issuable upon the exercise of options and 10,000 shares held by Mr. Gorog's wife. Does not include 9,179,273 shares of US Order Common Stock held by WorldCorp, of which Mr. Gorog serves as chairman of the board. Mr. Gorog disclaims beneficial ownership of such shares.
 (5) Includes 84,330 shares of US Order Common Stock issuable upon the exercise of options.
 (6) Includes 61,712 shares of US Order Common Stock issuable upon the exercise of options.
 (7) Includes 24,444 shares of US Order Common Stock issuable upon the exercise of options.
 (8) Includes 14,965 shares of US Order Common Stock issuable upon the exercise of options.
 (9) Does not include 9,179,273 shares of US Order Common Stock beneficially held by WorldCorp, of which Mr. Andrews serves as chief executive officer, president and director. Mr. Andrews disclaims beneficial ownership of such shares.

(10) Includes 9,375 shares of US Order Common Stock issuable upon the exercise of options.

(11) Includes 7,500 shares of US Order Common Stock issuable upon the exercise of options.
(12) Includes 8,333 shares of US Order Common Stock issuable upon the exercise of options.

(13) Includes 1,291,209 shares of US Order Common Stock issuable upon the exercise of options.

                    OWNERSHIP OF COLONIAL DATA COMMON STOCK

  The following table shows, as of August 30, 1996 (except as provided below), the direct and indirect beneficial ownership of shares of Colonial Data Common Stock by (i) each person who is known by Colonial Data to beneficially own more than 5% of the outstanding shares of Colonial Data Common Stock, (ii) each of Colonial Data's directors of Colonial Data, (iii) each executive officer of Colonial Data, (iv) all directors and executive officers of Colonial Data as a group. Unless otherwise indicated in the footnotes to the table, each person or entity has sole voting and investment power with respect to all shares of Colonial Data Common Stock shown as beneficially owned by such person or entity.

                                                      BENEFICIAL OWNERSHIP
                                                      -------------------------
                                                       NUMBER OF
 NAME OF STOCKHOLDER                                    SHARES         PERCENT
 -------------------                                  ------------    ---------
Robert J. Schock.....................................      710,515(1)      4.6%
Constantine S. Macricostas...........................       65,590(2)        *
Frederick P. Masotta, Jr.............................      648,284         4.2%
Walter M. Fiederowicz................................       50,916(3)        *
Timothy R. Welles....................................            0           *
William L. Nutter....................................      133,100(4)        *
Daniel V. Cusack.....................................      235,340(5)      1.5%
Joseph W. Cline......................................        8,333(6)        *
John N. Giamalis.....................................        6,000(7)        *
Directors and executive officers as a group (9
 persons)............................................    1,858,078(8)     12.0%

--------
 * Less than 1%.
(1) Includes 185,295 shares held by his wife as to which Mr. Schock may be deemed to share voting and investment power. Mr. Schock disclaims beneficial ownership of such shares held by his wife.
(2) Does not include 604,755 shares held by Photronics, Inc., of which Mr. Macricostas is chairman of the board of directors, chief executive officer and a stockholder. Mr. Macricostas disclaims beneficial ownership of such shares.
(3) Includes 50,916 shares held by his wife as to which Mr. Fiederowicz may be deemed to share voting and investment power. Mr. Fiederowicz disclaims beneficial ownership of such shares held by his wife.
(4) Includes 25,000 shares for which Mr. Nutter holds options exercisable within 60 days and 1,500 shares held by his children as to which he may be deemed to share voting and investment power. Mr. Nutter disclaims beneficial ownership of shares held by his children.
(5) Includes 31,500 shares held by his wife as to which Mr. Cusack may be deemed to share voting and investment power. Mr. Cusack disclaims beneficial ownership over such shares held by his wife.
(6) Includes 8,333 shares for which Mr. Cline holds options exercisable within 60 days.
(7) Includes 6,000 shares for which Mr. Giamalis holds options exercisable within 60 days.
(8) Includes 39,333 shares for which executive officers hold options exercisable within 60 days.

                                 LEGAL MATTERS

  The validity of the InteliData Common Stock to be issued in connection with the Mergers is being passed upon by Hunton & Williams, Richmond, Virginia.

  Certain of the tax consequences of the Mergers will be passed upon as of the Effective Time, as a condition to the Mergers, by Hunton & Williams, Richmond, Virginia, as counsel to US Order and InteliData and LeBoeuf, Lamb, Greene & MacRae, L.L.P., Hartford, Connecticut, as counsel to Colonial Data and InteliData.

                                    EXPERTS

  The financial statements and schedule of US Order as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein and in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Braun Simmons as of December 31, 1995, and for the year then ended, incorporated by reference herein and in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Colonial Data as of December 31, 1995 and 1994, and for each of the fiscal years in the three-year period ended December 31, 1995, incorporated by reference herein and in the Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

  In order to be considered for inclusion in the proxy statement and form of proxy to be used in connection with US Order's 1997 Annual Meeting of Stockholders, if such meeting is held, stockholder proposals must be received by the Secretary of US Order no later than December 17, 1996. See "Comparison of Stockholders' Rights--Notice of Stockholder Nominations of Directors and Stockholder Proposals."

  In order to be considered for inclusion in the proxy statement and form of proxy to be used in connection with Colonial Data's 1997 Annual Meeting of Stockholders, if such meeting is held, stockholder proposals must be received by the Secretary of Colonial Data no later than November 8, 1996. See "Comparison of Stockholders' Rights--Notice of Stockholder Nominations of Directors and Stockholder Proposals."

                                 OTHER MATTERS

  As of the date of this Joint Proxy Statement/Prospectus (i) US Order management knows of no business that will be presented for consideration at the US Order Meeting other than as specified in the US Order notice, and (ii) Colonial Data management knows of no business that will be presented for consideration at the Colonial Data Meeting other than that stated in the Colonial Data notice. As to other business, if any, and matters incident to the conduct of the US Order Meeting or the Colonial Data Meeting, as the case may be, that may properly come before such meeting, it is intended that proxies in the accompanying forms will be voted in respect thereof in accordance with the recommendations of the US Order Board and the Colonial Data Board, respectively.

                                                                      APPENDIX I

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF AUGUST 5, 1996

                                    BETWEEN

                                 US ORDER, INC.

                                      AND

                        COLONIAL DATA TECHNOLOGIES CORP.

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
 ARTICLE 1. The Merger.................................................   A-1
  Section 1.1.   The Merger...........................................    A-1
  Section 1.2.   Effective Time.......................................    A-1
  Section 1.3.   Closing of the Merger................................    A-1
  Section 1.4.   Effects of the Merger................................    A-1
                 Formation of Newco; Certificate of Incorporation and
  Section 1.5.   Bylaws...............................................    A-1
  Section 1.6.   Board of Directors and Officers of Newco.............    A-2
  Section 1.7.   Conversion of Shares.................................    A-3
  Section 1.8.   Exchange of Certificates.............................    A-3
  Section 1.9.   Stock Options........................................    A-5
  Section 1.10.  Taking of Necessary Action; Further Action...........    A-6

 ARTICLE 2. Representations and Warranties of USO......................   A-6
  Section 2.1.   Organization and Qualification.......................    A-7
  Section 2.2.   Capitalization of USO................................    A-7
                 Authority Relative to this Agreement; Recommenda-
  Section 2.3.   tion.................................................    A-8
  Section 2.4.   SEC Reports; Financial Statements....................    A-8
  Section 2.5.   Information Supplied.................................    A-8
  Section 2.6.   Consents and Approvals; No Violations................    A-9
  Section 2.7.   No Default...........................................    A-9
  Section 2.8.   No Undisclosed Liabilities; Absence of Changes.......    A-9
  Section 2.9.   Litigation...........................................   A-10
  Section 2.10.  Compliance with Applicable Law.......................   A-10
  Section 2.11.  Employee Benefit Plans; Labor Matters................   A-10
  Section 2.12.  Environmental Laws and Regulations...................   A-11
  Section 2.13.  Tax Matters..........................................   A-11
  Section 2.14.  Title to Property....................................   A-12
  Section 2.15.  Intellectual Property................................   A-12
  Section 2.16.  Insurance............................................   A-12
  Section 2.17.  Vote Required........................................   A-12
  Section 2.18.  Tax Treatment........................................   A-12
  Section 2.19.  Affiliates...........................................   A-12
  Section 2.20.  Certain Business Practices...........................   A-13
  Section 2.21.  Insider Interests....................................   A-13
  Section 2.22.  Opinion of Financial Adviser.........................   A-13
  Section 2.23.  Brokers..............................................   A-13
  Section 2.24.  Disclosure...........................................   A-13
  Section 2.25.  No Existing Discussions..............................   A-13
  Section 2.26.  Material Contracts...................................   A-13

 ARTICLE 3. Representations and Warranties of CDT......................  A-14
  Section 3.1.   Organization and Qualification.......................   A-14
  Section 3.2.   Capitalization of CDT................................   A-14
                 Authority Relative to this Agreement; Recommenda-
  Section 3.3.   tion.................................................   A-15
  Section 3.4.   SEC Reports; Financial Statements....................   A-15
  Section 3.5.   Information Supplied.................................   A-16
  Section 3.6.   Consents and Approvals; No Violations................   A-16
  Section 3.7.   No Default...........................................   A-16
  Section 3.8.   No Undisclosed Liabilities; Absence of Changes.......   A-17
  Section 3.9.   Litigation...........................................   A-17

                                                                          PAGE
                                                                          ----
  Section 3.10.  Compliance with Applicable Law.......................    A-17
  Section 3.11.  Employee Benefit Plans; Labor Matters................    A-17
  Section 3.12.  Environmental Laws and Regulations...................    A-18
  Section 3.13.  Tax Matters..........................................    A-19
  Section 3.14.  Title to Property....................................    A-19
  Section 3.15.  Intellectual Property................................    A-19
  Section 3.16.  Insurance............................................    A-20
  Section 3.17.  Vote Required........................................    A-20
  Section 3.18.  Tax Treatment........................................    A-20
  Section 3.19.  Affiliates...........................................    A-20
  Section 3.20.  Certain Business Practices...........................    A-20
  Section 3.21.  Insider Interests....................................    A-20
  Section 3.22.  Opinion of Financial Adviser.........................    A-20
  Section 3.23.  Brokers..............................................    A-20
  Section 3.24.  Disclosure...........................................    A-20
  Section 3.25.  No Existing Discussions..............................    A-20
  Section 3.26.  Material Contracts...................................    A-20

 ARTICLE 4. Covenants..................................................   A-21
  Section 4.1.   Conduct of Business of USO...........................    A-21
  Section 4.2.   Conduct of Business of CDT...........................    A-23
  Section 4.3.   Preparation of S-4 and the Proxy Statement...........    A-24
  Section 4.4.   Other Potential Acquirers............................    A-24
  Section 4.5.   Meetings of Stockholders.............................    A-25
  Section 4.6.   Nasdaq Listing.......................................    A-26
  Section 4.7.   Access to Information................................    A-26
  Section 4.8.   Additional Agreements; Reasonable Efforts............    A-26
                 Employee Benefits; Stock Option and Employee Purchase
  Section 4.9.   Plans................................................    A-27
  Section 4.10.  Public Announcements.................................    A-27
  Section 4.11.  Indemnification......................................    A-27
  Section 4.12.  Notification of Certain Matters......................    A-28
  Section 4.13.  Affiliates...........................................    A-28

 ARTICLE 5. Conditions to Consummation of the Merger...................   A-29
                 Conditions to Each Party's Obligations to Effect the
  Section 5.1.   Merger...............................................    A-29
  Section 5.2.   Conditions to the Obligations of USO.................    A-29
  Section 5.3.   Conditions to the Obligations of CDT.................    A-30

 ARTICLE 6. Termination; Amendment; Waiver.............................   A-30
  Section 6.1.   Termination..........................................    A-30
  Section 6.2.   Effect of Termination................................    A-31
  Section 6.3.   Fees and Expenses....................................    A-31
  Section 6.4.   Amendment............................................    A-33
  Section 6.5.   Extension; Waiver....................................    A-33

 ARTICLE 7. Miscellaneous..............................................   A-33
  Section 7.1.   Nonsurvival of Representations and Warranties........    A-33
  Section 7.2.   Entire Agreement; Assignment.........................    A-33
  Section 7.3.   Validity.............................................    A-33
  Section 7.4.   Notices..............................................    A-33
  Section 7.5.   Governing Law........................................    A-34
  Section 7.6.   Descriptive Headings.................................    A-34
  Section 7.7.   Parties in Interest..................................    A-34

                                                                          PAGE
                                                                          ----
  Section 7.8.   Certain Definitions....................................  A-34
  Section 7.9.   Personal Liability.....................................  A-34
  Section 7.10.  Specific Performance...................................  A-35
  Section 7.11.  Counterparts...........................................  A-35

                         AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger (this "Agreement"), dated as of August 5, 1996, is between US Order, Inc., a Delaware corporation ("USO"), and Colonial Data Technologies Corp., a Delaware corporation ("CDT").

  Whereas, the Boards of Directors of USO and CDT each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

  Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

  Whereas, USO and CDT desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

  Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, USO and CDT hereby agree as follows:

                                   ARTICLE 1

                                  The Merger

  Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the state of Delaware (the "DGCL"), USO and CDT shall each be merged with and into Newco (as defined below) (the "Merger"). Following the Merger, Newco shall continue as the surviving corporation (the "Surviving Corporation"), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of each of USO and CDT shall cease. Prior to the Effective Time, the parties hereto shall mutually agree as to the name of the Surviving Corporation. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code.

  Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by each of CDT, USO and Newco and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as the parties may agree upon and set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the "Effective Time").

  Section 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 (the "Closing Date"), at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 1875 Connecticut Avenue, N.W., Suite 1200, Washington, D.C., unless another time, date or place is agreed to in writing by the parties hereto.

  Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of USO and CDT shall vest in the Surviving Corporation, and all debts, liabilities and duties of USO and CDT shall become the debts, liabilities and duties of the Surviving Corporation.

  Section 1.5. Formation of Newco; Certificate of Incorporation and Bylaws.

  (a) Prior to the Effective Time, USO and CDT agree to take such action as is necessary to form a new corporation under the laws of a jurisdiction to be mutually agreed upon by USO and CDT ("Newco") and shall amend this Agreement to add Newco as a party. USO and CDT agree to take such action as is necessary to cause Newco to perform the various covenants and agreements contained herein which are contemplated herein to be performed by Newco. Any covenants or agreements of Newco contained herein shall be binding on Newco as of the time Newco becomes a party to this Agreement.

  (b) The Certificate of Incorporation of Newco shall, as of the Effective Time, be the Certificate of Incorporation of the Surviving Corporation after the Effective Time. Such Certificate of Incorporation shall be amended and restated at or prior to the Effective Time to include, among other things: (i) a change in the name of the Surviving Corporation to such name as may be mutually agreed by CDT and USO; (ii) an increase in the authorized common stock to 60,000,000 shares, par value $.001 per share; (iii) authorization of a class of 5,000,000 shares of Preferred Stock, par value $.001 per share, to be issued, if at all, in such series and having such rights, limitations and preferences as may be authorized by Surviving Corporation's Board of Directors; and (iv) a classified Board consisting of three (3) classes of directors, which amended and restated Certificate of Incorporation shall be in form and substance subject to the reasonable approval of CDT and USO.

  (c) The Bylaws of Newco shall, as of the Effective Time, be the Bylaws of the Surviving Corporation after the Effective Time.

  Section 1.6. Board of Directors and Officers of Newco. (a) At or prior to the Effective Time, each of CDT and USO agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of Newco to be nine (9) persons and (ii) to cause T. Coleman Andrews III, William F. Gorog, John C. Backus, Jr., Patrick F. Graham and Wesley C. Tallman (the "USO Designees") and Robert J. Schock, Walter M. Fiederowicz, Timothy R. Welles and Constantine S. Macricostas (the "CDT Designees") to be elected as directors of Newco. In addition, CDT and USO, as the stockholders of Newco prior to the Effective Time shall take all action necessary to cause, to the greatest extent practicable, the USO Designees and the CDT Designees to serve in equal numbers in each of Newco's three classes of directors until the 1997 Annual Meeting, 1998 Annual Meeting and 1999 Annual Meeting. If any of the USO Designees or the CDT Designees, respectively, shall decline or be unable to serve as a director prior to the Effective Time, USO (if such person was a USO Designee) or CDT (if such person was a CDT Designee), as the case may be, shall nominate another person to serve in such person's stead which such person shall be subject to approval of the other party. If any of the USO Designees or the CDT Designees, respectively, shall decline or be unable to serve as a director during his initial term following the Effective Time, the remaining USO Designees (if such person was a USO Designee) or the CDT Designees (if such person was a CDT Designee), as the case may be, shall nominate another person to serve in such person's stead, which such person shall be subject to the approval of the other party's designees.

  (b) Prior to or at the Effective Time, the Newco Board shall take action to establish an Executive Committee, a Compensation Committee, an Audit Committee and a Nominating Committee on which as of the Effective Time there shall be equal representation of the USO Designees and the CDT Designees, and initially William F. Gorog and John C. Backus, Jr. shall be the USO Designees, and Robert J. Schock and Timothy R. Welles shall be the CDT Designees to serve on the Executive Committee, each such Executive Committee member to serve until the next annual meeting of stockholders of Newco at which such Executive Committee member first stands for reelection to the Board. The members of the other committees shall be selected by the full Board. If a vacancy occurs on any committee prior to the 1997 Annual Meeting of Stockholders, the Newco Board shall use its best efforts to seek nominations to such committee to accomplish an equal representation of USO Designees and CDT Designees.

  (c) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of all of the subsidiaries of Newco shall be Robert J. Schock, John C. Backus, Jr. and Timothy R. Welles.

  (d) From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, Robert J. Schock shall be Chief Executive Officer and Vice Chairman of Newco, William F. Gorog shall be Chairman of Newco, John C. Backus, Jr. shall be President and Chief Operating

Officer of Newco, Timothy R. Welles shall be Executive Vice President of Newco, Joseph Smith shall be Executive Vice President of Newco, Albert N. Wergley shall be Vice President, General Counsel and Secretary of Newco, Mark
S. Lynch shall be Vice President-Finance of Newco, and John N. Giamalis shall be Vice President, Treasurer and Chief Financial Officer of Newco. It is the current intention of the parties that between six months and nine months from the Effective Date, Mr. Schock shall become Chairman, Mr. Gorog shall become Vice Chairman and Mr. Backus shall become President and Chief Executive Officer of Newco.

  (e) From and after the Effective Time, Newco shall take such action as is necessary to appoint and cause to be elected in accordance with applicable law, until their successors are duly elected, John C. Backus, Jr. as President, Albert N. Wergley as Secretary and John N. Giamalis as Treasurer of each of the subsidiaries of Newco.

  Section 1.7. Conversion of Shares.

  (a) At the Effective Time, each share of common stock, par value $.001 per share, of USO (individually a "USO Share" and collectively, the "USO Shares") issued and outstanding immediately prior to the Effective Time (other than (i) USO Shares held in the USO's treasury and (ii) USO Shares held by CDT) shall, by virtue of the Merger and without any action on the part of CDT, Newco, USO or the holder thereof, be converted into and shall become one (1.0) fully paid and nonassessable share of common stock, par value $.001 per share, of Newco (individually a "Newco Share" and collectively, the "Newco Shares").

  (b) At the Effective Time, each share of common stock, par value $.01 per share of CDT (individually a "CDT Share" and collectively, the "CDT Shares") issued and outstanding immediately prior to the Effective Time (other than (i) CDT Shares held in CDT's Treasury and (ii) CDT Shares held by USO) shall, by virtue of the Merger and without any action on the part of CDT, USO, Newco or the holder thereof, be converted into and shall become one (1.0) fully paid and nonassessable Newco Share. USO Shares and CDT Shares are sometimes referred to collectively herein as "Shares."

  (c) At the Effective Time, each outstanding share of the common stock of any subsidiaries of CDT shall remain outstanding.

  (d) At the Effective Time, each USO Share or CDT Share held in the treasury of either of USO or CDT, respectively, and each Newco Share held by CDT or USO immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Newco, CDT or USO be canceled, retired and cease to exist and no payment shall be made with respect thereto. At the Effective Time, each USO Share held by CDT and each CDT Share held by USO shall, by virtue of the Merger and without any action on the part of CDT or USO, be cancelled, retired and cease to exist and no payment shall be made with respect thereto.

  Section 1.8. Exchange of Certificates.

  (a) Prior to the Effective Time, Newco shall enter into an agreement with, and shall deposit with, American Stock Transfer & Trust Company, or such other agent or agents as may be satisfactory to USO and CDT (the "Exchange Agent"), for the benefit of the holders of CDT Shares and USO Shares, for exchange through the Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of Newco Shares to be issued to holders of USO Shares and to holders of CDT Shares and (ii) cash to be paid in lieu of fractional Newco Shares (such Newco Shares and such cash are hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.7 in exchange for outstanding CDT Shares and USO Shares.

  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding USO Shares or CDT Shares (the "Certificates") whose shares were converted into the right to receive Newco Shares pursuant to Section 1.7: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the

Exchange Agent and shall be in such form and have such other provisions as CDT and USO may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Newco Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Newco Shares and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional Newco Share, which such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of USO Shares or CDT Shares which is not registered in the transfer records of either USO or CDT, a certificate representing the proper number of Newco Shares may be issued to a transferee if the Certificate representing such CDT Shares or USO Shares is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent or Newco to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing Newco Shares and cash in lieu of any fractional Newco Shares as contemplated by this Section 1.8.

  (c) No dividends or other distributions declared or made after the Effective Time with respect to Newco Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Newco Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.8(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Newco Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Newco Share to which such holder is entitled pursuant to Section 1.8(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Newco Shares, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Newco Shares.

  (d) In the event that any Certificate for CDT Shares or USO Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such Newco Shares and cash in lieu of fractional Newco Shares, if any, as may be required pursuant to this Agreement; provided, however, that Newco or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

  (e) All Newco Shares issued upon the surrender for exchange of CDT Shares or USO Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.8(c) or 1.8(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such CDT Shares or USO Shares. There shall be no further registration of transfers on the stock transfer books of either of CDT or USO of the CDT Shares or USO Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Newco for any reason, they shall be canceled and exchanged as provided in this Article I.

  (f) No fractional Newco Shares shall be issued in the Merger, but in lieu thereof each holder of USO Shares or CDT Shares otherwise entitled to a fractional Newco Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an amount of cash rounded to the nearest cent (without interest) determined by multiplying the fair market value of a Newco Share as determined by the Newco Board of Directors by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

  (g) Any portion of the Exchange Fund which remains undistributed to the stockholders of either USO or CDT for six months after the Effective Time shall be delivered to Newco, upon demand, and any stockholders of either USO or CDT who have not theretofore complied with this Article I shall thereafter look only to Newco for payment of their claim for Newco Shares, any cash in lieu of fractional Newco Shares and any applicable dividends or distributions with respect to Newco Shares, as the case may be.

  (h) Neither Newco, CDT nor USO shall be liable to any holder of CDT Shares, USO Shares or Newco Shares, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  Section 1.9. Stock Options.

  (a) At the Effective Time, each outstanding option to purchase USO Shares (a "USO Stock Option" or collectively, "USO Stock Options") issued pursuant to the USO 1991 Stock Option Plan, the USO 1995 Incentive Plan, the USO Non-Employee Directors' Stock Option Plan and the USO Outside Directors Stock Option Plan, and a one-time grant of 25,000 options to an individual which is described in Section 1.9 of the USO Disclosure Schedule, whether vested or unvested, shall be assumed by Newco (all of such plans or agreements pursuant to which any USO Stock Option has been issued or may be issued are referred to collectively as the "USO Plans"). Each USO Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such USO Stock Option, the same number of Newco Shares as the holder of such USO Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the USO Shares otherwise purchasable pursuant to such USO Stock Option divided by (z) the number of full Newco Shares deemed purchasable pursuant to such USO Stock Option; provided, however, that in the case of any option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code ("incentive stock options" or "ISOs"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with section 424(a) of the Code.

  (b) At the Effective Time, each outstanding option to purchase CDT Shares (a "CDT Stock Option" or collectively, "CDT Stock Options") issued pursuant to the CDT 1983 Stock Option Plan or the CDT 1994 Long Term Incentive Plan, whether vested or unvested, shall be assumed by Newco (all of such plans or agreements pursuant to which any CDT Stock Option has been issued or may be issued are referred to collectively as the "CDT Plans"). Each CDT Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such CDT Stock Option, the same number of Newco Shares as the holder of such CDT Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to
(y) the aggregate exercise price for the CDT Shares otherwise purchasable pursuant to such CDT Stock Option divided by (z) the number of Newco Shares deemed purchasable pursuant to such CDT Stock Option; provided, however, that in the case of any ISOs, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with section 424(a) of the Code.

  (c) As soon as practicable after the Effective Time, Newco shall deliver to the holders of USO Stock Options and CDT Stock Options appropriate notices setting forth such holders' rights pursuant to the respective USO Plans and CDT Plans and the agreements evidencing the grants of such CDT Options and USO Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.9 after giving effect to the Merger). Newco shall comply with the terms of the USO Plans and CDT Plans and ensure, to the extent required by, and subject to the provisions of, such Plans, that USO Stock Options and CDT Stock Options which qualified as incentive stock options immediately prior to the Effective Time continue to qualify as incentive stock options of Newco after the Effective Time.

  (d) Newco shall take all corporate action necessary to reserve for issuance a sufficient number of Newco Shares for delivery upon exercise of USO Stock Options and CDT Stock Options assumed in accordance with this Section 1.9. As soon as practicable after the Effective Time, Newco shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the Newco Shares subject to any USO Stock Options and CDT Stock Options held by persons who are or were directors, officers or employees of USO or CDT or their subsidiaries and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where applicable, Newco shall administer USO Plans and CDT Plans assumed pursuant to this Section 1.9 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time, to the extent the applicable USO Plan and CDT Plan complied with such rule immediately prior to the Merger.

  (e) At the Effective Time, each of the (i) 371,429 warrants to purchase USO Shares (each a "USO Warrant") issued pursuant to the Warrant Agreement between US Order, Inc. and WorldCorp, Inc. dated as of May 1, 1993, and (ii) 14,802 warrants to purchase CDT Shares (each a "CDT Warrant") which then remains outstanding shall be deemed to constitute a warrant to purchase, on the same terms and conditions as were applicable under such USO Warrant or CDT Warrant, as the case may be, the same number of Newco Shares as the holder of such USO Warrant or CDT Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the USO Shares or CDT Shares otherwise purchasable pursuant to such USO Warrant or CDT Warrant, as the case may be, divided by (z) the number of full Newco Shares deemed purchasable pursuant to such USO Warrant or CDT Warrant, as the case may be.

  As soon as practicable after the Effective Time, Newco shall deliver to each holder of a USO Warrant or CDT Warrant appropriate notices setting forth such holder's rights pursuant to the warrants to purchase Newco Shares and the agreements evidencing such USO Warrants or CDT Warrants shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.9(d) after giving effect to the Merger).

  Newco shall take all corporate action necessary to reserve for issuance a sufficient number of Newco Shares for delivery upon exercise of USO Warrants or CDT Warrants assumed in accordance with this Section 1.9(d).

  (f) The parties will take such action as may be necessary to cause Newco to assume USO's rights and obligations with respect to the shares of Home Financial Network, Inc. ("HFN") pursuant to a certain shareholders agreement between USO, HFN, Daniel M. Schley and Eric T. Jacobsen (the "Founders"), dated October 18, 1995, as amended (the "HFN Shareholders Agreement"), and a certain shareholders agreement among USO, HFN, the Founders and Fleet Venture Resources, Inc., dated April 19, 1996 (the "Fleet Agreement"), and to reserve out of the authorized Newco Shares a sufficient number of Newco Shares for delivery pursuant to the HFN Shareholders Agreement and the Fleet Agreement.

  Section 1.10. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, Newco, CDT or USO reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest Newco with full right, title and possession to all assets, property, rights, privileges, powers and franchises of USO or CDT, the officers and directors of Newco, USO and CDT are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

                                   ARTICLE 2

                     Representations and Warranties of USO

  Except as set forth on the Disclosure Schedule delivered by USO to CDT (the "USO Disclosure Schedule"), USO hereby represents and warrants to CDT as follows:

  Section 2.1. Organization and Qualification.

  (a) USO is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on USO. When used in connection with USO, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of USO, other than any change or effect arising out of general economic conditions unrelated to any business in which USO is engaged, or (ii) that may impair the ability of USO to perform its obligations hereunder or to consummate the transactions contemplated hereby.

  (b) USO has heretofore delivered to CDT accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of USO. Except as set forth on Schedule 2.1 of the USO Disclosure Schedule, USO is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on USO.

  Section 2.2. Capitalization of USO.

  (a) The authorized capital stock of USO consists of: (i) Thirty-Five Million (35,000,000) USO Shares, of which, as of July 31, 1996, 15,887,407 USO Shares were issued and outstanding, and no USO Shares were held in treasury, and (ii) Five Million (5,000,000) shares of Preferred Stock, par value $.001 per share, no shares of which are outstanding. All of the outstanding USO Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. As of July 31, 1996, approximately 2,519,923 USO Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding USO Stock Options issued pursuant to the USO Plans, 1,000,000 USO Shares were reserved for issuance pursuant to the USO Employee Stock Purchase Plan (the "ESPP"), and 371,429 USO Shares were reserved for issuance with respect to USO Warrants. All of the USO Warrants expire on September 4, 1996. In addition, pursuant to an agreement dated September 14, 1995, certain parties have the right to require USO to acquire their shares in Home Financial Network, Inc. in exchange for USO Shares pursuant to a formula contained in such agreement. Between July 31, 1996 and the date hereof, no shares of USO's capital stock have been issued other than pursuant to USO Stock Options already in existence on such date, and, between July 31, 1996 and the date hereof, no stock options have been granted. Except as set forth above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of USO,
(ii) securities of USO convertible into or exchangeable for shares of capital stock or voting securities of USO, (iii) options or other rights to acquire from USO and, except as described in the USO SEC Reports (as defined below), no obligations of USO to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of USO, and (iv) equity equivalents, interests in the ownership or earnings of USO or other similar rights (collectively, "USO Securities"). As of the date hereof, except as set forth on Schedule 2.2(a) of the USO Disclosure Schedule there are no outstanding obligations of USO or its subsidiaries to repurchase, redeem or otherwise acquire any USO Securities or stockholder agreements, voting trusts or other agreements or understandings to which USO is a party or by which it is bound relating to the voting or registration of any shares of capital stock of USO. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

  (b) The USO Shares constitute the only class of equity securities of USO registered or required to be registered under the Exchange Act.

  (c) USO does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

  Section 2.3. Authority Relative to this Agreement; Recommendation.

  (a) USO has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of USO (the "USO Board") and no other corporate proceedings on the part of USO are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 2.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding USO Shares. This Agreement has been duly and validly executed and delivered by USO and constitutes a valid, legal and binding agreement of USO, enforceable against USO in accordance with its terms.

  (b) The USO Board has resolved to recommend that the stockholders of USO approve and adopt this Agreement.

  Section 2.4. SEC Reports; Financial Statements.

  (a) USO has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since June 1, 1995, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. USO has heretofore delivered or promptly will deliver prior to the Effective Date to Newco and CDT, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, (ii) all definitive proxy statements relating to USO's meetings of stockholders (whether annual or special) held since June 1, 1995 and (iii) all other reports or registration statements filed by USO with the SEC since June 1, 1995 (all of the foregoing, collectively, the "USO SEC Reports"). None of such USO SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of USO included in the USO SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of USO as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the USO SEC Reports have been so filed.

  (b) USO has heretofore made available or promptly will make available to Newco and CDT a complete and correct copy of any amendments or modifications, which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by USO with the SEC pursuant to the Exchange Act.

  Section 2.5. Information Supplied. None of the information supplied or to be supplied by USO for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Newco in connection with the issuance of Newco Shares in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the proxy statement relating to the meeting of USO's stockholders and the meeting of CDT's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to stockholders of USO and at the times of the meeting or meetings of stockholders of USO to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of USO's stockholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

  Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the rules of the National Association of Securities Dealers, Inc. ("NASD"), the filing and recordation of the Merger Certificate as required by the DGCL, and as set forth on Schedule 2.6 of the USO Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by USO of this Agreement or the consummation by USO of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on USO.

  Except as set forth in Section 2.6 of the USO Disclosure Schedule, neither the execution, delivery and performance of this Agreement by USO nor the consummation by USO of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of USO, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which USO is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to USO or any of its properties or assets, except in the case of
(ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on USO.

  Section 2.7. No Default. Except as set forth in Section 2.7 of the USO Disclosure Schedule, USO is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which USO is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to USO or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on USO. Except as set forth in Section 2.7 of the USO Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which USO is now a party or by which its respective properties or assets may be bound that is material to USO and that has not expired is in full force and effect and is not subject to any material default thereunder of which USO is aware by any party obligated to USO thereunder.

  Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the USO Disclosure Schedule and except as and to the extent publicly disclosed by USO in the USO SEC Reports, as of December 31, 1995, USO does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of USO (including the notes thereto) or which would have a Material Adverse Effect on USO. Except as publicly disclosed by USO, since December 31, 1995, USO has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to USO having or which reasonably could be expected to have, a Material Adverse Effect on USO. Except as and to the extent publicly disclosed by USO in the USO SEC Reports and except as set forth in Section 2.8 of the USO Disclosure Schedule, since December 31, 1995, there has not been (i) any material change by USO in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by USO of any of its assets having a Material Adverse Effect on USO, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

  Section 2.9. Litigation. Except as publicly disclosed by USO in the USO SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of USO, threatened against USO or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on USO or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by USO in the USO SEC Reports, USO is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on USO or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

  Section 2.10. Compliance with Applicable Law. Except as publicly disclosed by USO in the USO SEC Reports, USO holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "USO Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on USO. Except as publicly disclosed by USO in the USO SEC Reports, USO is in compliance with the terms of the USO Permits, except where the failure so to comply would not have a Material Adverse Effect on USO. Except as publicly disclosed by USO in the USO SEC Reports, the business of USO is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on USO. Except as publicly disclosed by USO in the USO SEC Reports, no investigation or review by any Governmental Entity with respect to USO is pending or, to the knowledge of USO, threatened, nor, to the knowledge of USO, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which USO reasonably believes will not have a Material Adverse Effect on USO.

  Section 2.11. Employee Benefit Plans; Labor Matters.

  (a) Except as set forth in Section 2.11(a) of the USO Disclosure Schedule, with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to at any time by USO or any entity required to be aggregated with USO pursuant to Section 414 of the Code (each, a "USO Employee Plan"), no event has occurred and to the knowledge of USO, no condition or set of circumstances exists in connection with which USO could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on USO.

  (b) (i) No USO Employee Plan is or has been subject to Title IV of ERISA or
Section 412 of the Code; and (ii) each USO Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

  (c) Section 2.11(c) of the USO Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any USO Stock Options, together with the number of USO Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the USO Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. USO has furnished CDT with complete copies of the plans pursuant to which the USO Stock Options were issued. Other than the automatic vesting of USO Stock Options that may occur without any action on the part of USO or its officers or directors, USO has not taken any action that would result in any USO Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

  (d) USO has made available to CDT (i) a description of the terms of employment and compensation arrangements of all officers of USO and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating USO to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of USO who have executed a non-competition agreement with USO and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of USO with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of USO with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the USO Disclosure Schedule.

  (e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any USO Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

  (f) There are no controversies pending or, to the knowledge of USO, threatened, between USO and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on USO. Neither USO nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by USO or any of its subsidiaries (and neither USO nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does USO know of any activities or proceedings of any labor union to organize any of its or employees. USO has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

  Section 2.12. Environmental Laws and Regulations.

  (a) Except as publicly disclosed by USO in the USO SEC Reports, (i) USO is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on USO, which compliance includes, but is not limited to, the possession by USO of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) USO has not received written notice of, or, to the knowledge of USO, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on USO; and (iii) to the knowledge of USO, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

  (b) Except as publicly disclosed by USO, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on USO that are pending or, to the knowledge of USO, threatened against USO or, to the knowledge of USO, against any person or entity whose liability for any Environmental Claim USO has or may have retained or assumed either contractually or by operation of law.

  Section 2.13. Tax Matters.

  (a) Except as set forth in Section 2.13 of the USO Disclosure Schedule: (i) USO has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of USO and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to USO have been paid in full or have been provided for in accordance with GAAP on USO's most recent balance sheet which is part of the USO SEC Documents;
(iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to USO; (iv) to the knowledge of USO none of the Tax Returns of or with respect to USO is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to USO which has not been abated or paid in full.

  (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

  Section 2.14. Title to Property. USO has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on USO; and, to USO's knowledge, all leases pursuant to which USO leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of USO, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which USO has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on USO.

  Section 2.15. Intellectual Property.

  (a) USO owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor that are material to its business as currently conducted (the "USO Intellectual Property Rights").

  (b) The validity of the USO Intellectual Property Rights and the title thereto of USO is not being questioned in any litigation to which USO is a party.

  (c) Except as set forth in Section 2.15(c) of the USO Disclosure Schedule, the conduct of the business of USO as now conducted does not, to USO's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any USO Intellectual Property Rights.

  (d) USO has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where USO has elected to rely on patent or copyright protection in lieu of trade secret protection.

  Section 2.16. Insurance. USO maintains general liability and other business insurance that USO believes to be reasonably prudent for its business.

  Section 2.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding USO Shares is the only vote of the holders of any class or series of USO's capital stock necessary to approve and adopt this Agreement and the Merger.

  Section 2.18. Tax Treatment. Neither USO nor, to the knowledge of USO, any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of
Section 368(a) of the Code.

  Section 2.19. Affiliates. Except for Principal USO Stockholder ("PCS") and the directors and executive officers of USO, each of whom is listed in Section
2.19 of the USO Disclosure Schedule, there are no persons who, to the knowledge of USO, may be deemed to be affiliates of USO under Rule 1-02(b) of Regulation S-X of the SEC (the "USO Affiliates").

  Section 2.20. Certain Business Practices. None of USO or any directors, officers, agents or employees of USO has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

  Section 2.21. Insider Interests. Except as set forth in Section 2.21 of the USO Disclosure Schedule, neither PCS nor any officer or director of USO has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or USO Intellectual Property Rights, used in or pertaining to the business of USO, expect for the ordinary rights of a stockholder or employee stock optionholder.

  Section 2.22. Opinion of Financial Adviser. Salomon Brothers Inc (the "USO Financial Adviser") has delivered to the USO Board its written opinion, dated the date of this Agreement, to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of USO Shares.

  Section 2.23. Brokers. No broker, finder or investment banker (other than the USO Financial Adviser, a true and correct copy of whose engagement agreement has been provided to CDT) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of USO.

  Section 2.24. Disclosure. No representation or warranty of USO in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to CDT pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

  Section 2.25. No Existing Discussions. As of the date hereof, USO is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

  Section 2.26. Material Contracts.

  (a) USO has delivered or otherwise made available to CDT true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which USO is a party affecting the obligations of any party thereunder) to which USO is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of USO taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of USO taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which USO is a party involving employees of USO); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since June 1, 1995;
(vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "USO Contracts"). USO is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

  (b) Each of the USO Contracts is valid and enforceable in accordance with its terms, and there is no default under any USO Contract so listed either by USO or, to the knowledge of USO, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by USO or, to the knowledge of USO, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on USO.

  (c) No party to any such USO Contract has given notice to USO of or made a claim against USO with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on USO.

                                   ARTICLE 3

                     Representations and Warranties of CDT

  Except as set forth on the Disclosure Schedule delivered by CDT to USO (the "CDT Disclosure Schedule"), CDT hereby represents and warrants to USO as follows:

  Section 3.1. Organization and Qualification.

  (a) Each of CDT and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on CDT. When used in connection with CDT, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of CDT and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which CDT and its subsidiaries are engaged, or (ii) that may impair the ability of CDT to consummate the transactions contemplated hereby.

  (b) CDT has heretofore delivered to USO accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of CDT. Each of CDT and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on CDT.

  Section 3.2. Capitalization of CDT.

  (a) As of July 31, 1996, the authorized capital stock of CDT consists of Twenty Million (20,000,000) CDT Shares, 15,525,035 CDT Shares (including 63,780 CDT Shares held in CDT's treasury) were issued and 15,461,225 shares were outstanding. All of the outstanding CDT Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. As of July 31, 1996, approximately 329,500 CDT Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding CDT Stock Options issued pursuant to the CDT Plans. As of July 31, 1996, 14,802 CDT Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding warrants (collectively, the "CDT Warrants").

  (b) Except as set forth in Section 3.2(b) of the CDT Disclosure Schedule, CDT is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

  (c) Except as set forth in Section 3.2(c) of the CDT Disclosure Schedule, between July 31, 1996 and the date hereof, no shares of CDT's capital stock have been issued other than pursuant to CDT Stock Options already in existence on such date, and, between July 31, 1996 and the date hereof, no CDT Stock Options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of CDT, (ii) securities of CDT or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of CDT, (iii) options or other rights to acquire from CDT or its subsidiaries, or obligations of CDT or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of CDT, or (iv) equity equivalents, interests in the ownership or earnings of CDT or its subsidiaries or other similar rights (collectively, "CDT Securities"). As of the date hereof, there are no outstanding obligations of CDT or any of its subsidiaries to repurchase, redeem or otherwise acquire any CDT Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which CDT is a party or by which it is bound relating to the voting or registration of any shares of capital stock of CDT.

  (d) Except as set forth in Section 3.2(d) of the CDT Disclosure Schedule, there are no securities of CDT convertible into or exchangeable for, no options or other rights to acquire from CDT, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of CDT.

  (e) The CDT Shares constitute the only class of equity securities of CDT or its subsidiaries registered or required to be registered under the Exchange Act.

  (f) Except as set forth in Section 3.2(f) of the CDT Disclosure Schedule, CDT does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

  Section 3.3. Authority Relative to this Agreement; Recommendation.

  (a) CDT has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of CDT (the "CDT Board"), and no other corporate proceedings on the part of CDT are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in
Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding CDT Shares. This Agreement has been duly and validly executed and delivered by CDT and constitutes a valid, legal and binding agreement of CDT, enforceable against CDT in accordance with its terms.

  (b) The CDT Board has resolved to recommend that the stockholders of CDT approve and adopt this Agreement.

  Section 3.4. SEC Reports; Financial Statements.

  (a) CDT has filed all required forms, reports and documents with the SEC since January 1, 1993, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. CDT has heretofore delivered or promptly will deliver prior to the Effective Date to Newco and USO, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1993, December 31, 1994 and December 31, 1995, (ii) all definitive proxy statements relating to CDT's meetings of stockholders (whether annual or special) held since January 1, 1993 and (iii) all other reports or registration statements filed by CDT with the SEC since January 1, 1993 (all of the foregoing, collectively, the "CDT SEC Reports"). None of such CDT SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of CDT included in the CDT SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of CDT and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the CDT SEC Reports have been so filed.

  (b) CDT has heretofore made available or promptly will make available to Newco and USO a complete and correct copy of any amendments or modifications, which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by CDT with the SEC pursuant to the Exchange Act.

  Section 3.5. Information Supplied. None of the information supplied or to be supplied by CDT for inclusion or incorporation by reference to (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to stockholders of CDT and at the times of the meeting or meetings of stockholders of CDT to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of CDT's stockholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

  Section 3.6. Consents and Approvals; No Violations. Except as set forth in
Section 3.6 of the CDT Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Merger Certificate as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by CDT of this Agreement or the consummation by CDT of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on CDT.

  Neither the execution, delivery and performance of this Agreement by CDT nor the consummation by CDT of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of CDT or any of CDT's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which CDT or any of CDT's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or
(iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to CDT or any of CDT's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on CDT.

  Section 3.7. No Default. None of CDT or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which CDT or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or
(iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to CDT, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on CDT. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which

CDT or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to CDT and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which CDT is aware by any party obligated to CDT or any subsidiary thereunder.

  Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by CDT in the CDT SEC Reports, as of December 31, 1995, none of CDT or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of CDT and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on CDT. Except as publicly disclosed by CDT, since December 31, 1995, none of CDT or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to CDT or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on CDT. Except as and to the extent publicly disclosed by CDT in the CDT SEC Reports or except as set forth in Section 3.8 of the CDT Disclosure Schedule, since December 31, 1995, there has not been (i) any material change by CDT in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by CDT of any of its assets having a Material Adverse Effect on CDT, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

  Section 3.9. Litigation. Except as set forth in Schedule 3.9 of the CDT Disclosure Schedule or as publicly disclosed by CDT in the CDT SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of CDT, threatened against CDT or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on CDT or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by CDT in the CDT SEC Reports, none of CDT or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on CDT or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

  Section 3.10. Compliance with Applicable Law. Except as publicly disclosed by CDT in the CDT SEC Reports, CDT and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "CDT Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on CDT. Except as publicly disclosed by CDT in the CDT SEC Reports, CDT and its subsidiaries are in compliance with the terms of the CDT Permits, except where the failure so to comply would not have a Material Adverse Effect on CDT. Except as publicly disclosed by CDT in the CDT SEC Reports, the businesses of CDT and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on CDT. Except as publicly disclosed by CDT in the CDT SEC Reports, no investigation or review by any Governmental Entity with respect to CDT or its subsidiaries is pending or, to the knowledge of CDT, threatened, nor, to the knowledge of CDT, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which CDT reasonably believes will not have a Material Adverse Effect on CDT.

  Section 3.11. Employee Benefit Plans; Labor Matters.

  (a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to at any time by CDT, any of its subsidiaries or any entity required to be aggregated with CDT or any of its subsidiaries pursuant to
Section 414 of the Code (each, a "CDT Employee Plan"), no event has occurred and, to the knowledge of CDT, no condition or set of circumstances exists in connection with which CDT or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on CDT.

  (b) (i) No CDT Employee Plan is or has been subject to Title IV of ERISA or
Section 412 of the Code; and (ii) each CDT Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

  (c) Section 3.11(c) of the CDT Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any CDT Stock Options, together with the number of CDT Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the CDT Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. CDT has furnished USO with complete copies of the plans pursuant to which the CDT Stock Options were issued. Other than the automatic vesting of CDT Stock Options that may occur without any action on the part of CDT or its officers or directors, CDT has not taken any action that would result in any CDT Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

  (d) CDT has made available to USO (i) a description of the terms of employment and compensation arrangements of all officers of CDT and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating CDT to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of CDT who have executed a non-competition agreement with CDT and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of CDT with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the CDT with or relating to its employees which contain change in control provisions.

  (e) Except as disclosed in Section 3.11(e) of the CDT Disclosure Schedule, there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any CDT Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

  (f) There are no controversies pending or, to the knowledge of CDT, threatened, between CDT or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on CDT. Neither CDT nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by CDT or any of its subsidiaries (and neither CDT nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does CDT know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries' employees. CDT has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its or any of its subsidiaries' employees.

  Section 3.12. Environmental Laws and Regulations.

  (a) Except as publicly disclosed by CDT in the CDT SEC Reports, (i) each of CDT and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on CDT, which compliance includes, but is not limited to, the possession by CDT and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of CDT or its subsidiaries has received written notice of, or, to the knowledge of CDT, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on CDT; and (iii) to the knowledge of CDT, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

  (b) Except as publicly disclosed by CDT, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on CDT that are pending or, to the knowledge of CDT, threatened against CDT or any of its subsidiaries or, to the knowledge of CDT, against any person or entity whose liability for any Environmental Claim CDT or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

  Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the CDT Disclosure Schedule: (i) CDT and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of CDT and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct;
(ii) all material Taxes with respect to CDT and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on CDT's most recent balance sheet which is part of the CDT SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to CDT or its subsidiaries; (iv) to the knowledge of CDT none of the Tax Returns of or with respect to CDT or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to CDT or any of its subsidiaries which has not been abated or paid in full.

  Section 3.14. Title to Property. CDT and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on CDT; and, to CDT's knowledge, all leases pursuant to which CDT or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of CDT, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which CDT or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on CDT.

  Section 3.15. Intellectual Property.

  (a) Each of CDT and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefor that are material to its business as currently conducted (the "CDT Intellectual Property Rights").

  (b) Except as set forth in Section 3.15(b) of the CDT Disclosure Schedule, the validity of the CDT Intellectual Property Rights and the title thereto of CDT or any subsidiary, as the case may be, is not being questioned in any litigation to which CDT or any subsidiary is a party.

  (c) The conduct of the business of CDT and its subsidiaries as now conducted does not, to CDT's knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any CDT Intellectual Property Rights.

  (d) Each of CDT and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where CDT has elected to rely on patent or copyright protection in lieu of trade secret protection.

  Section 3.16. Insurance. CDT and its subsidiaries maintain general liability and other business insurance that CDT believes to be reasonably prudent for its business.

  Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding CDT Shares is the only vote of the holders of any class or series of CDT's capital stock necessary to approve and adopt this Agreement and the Merger.

  Section 3.18. Tax Treatment. Neither CDT nor, to the knowledge of CDT, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

  Section 3.19. Affiliates. Except for the directors and executive officers of CDT, each of whom is listed in Section 3.19 of the CDT Disclosure Schedule, there are no persons who, to the knowledge of CDT, may be deemed to be affiliates of CDT under Rule 1-02(b) of Regulation S-X of the SEC (the "CDT Affiliates").

  Section 3.20. Certain Business Practices. None of CDT, any of its subsidiaries or any directors, officers, agents or employees of CDT or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

  Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the CDT Disclosure Schedule, no officer or director of CDT has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or CDT Intellectual Property Rights, used in or pertaining to the business of CDT or any subsidiary, except for the ordinary rights of a stockholder or employee stock optionholder.

  Section 3.22. Opinion of Financial Adviser. First Albany Corporation (the "CDT Financial Adviser") has delivered to the CDT Board its written opinion, dated as of the date of this Agreement, to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of CDT Shares.

  Section 3.23. Brokers. No broker, finder or investment banker (other than the CDT Financial Adviser, a true and correct copy of whose engagement agreement has been provided to USO) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CDT.

  Section 3.24. Disclosure. No representation or warranty of CDT in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to USO pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

  Section 3.25. No Existing Discussions. As of the date hereof, CDT is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

  Section 3.26. Material Contracts.

  (a) CDT has delivered or otherwise made available to USO true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which CDT is a party affecting the obligations of any party thereunder) to which CDT or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of CDT and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of CDT and its subsidiaries taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which CDT is a party involving employees of CDT); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since January 1, 1993, (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the "CDT Contracts"). Neither CDT nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

  (b) Each of the CDT Contracts is valid and enforceable in accordance with its terms, and there is no default under any CDT Contract so listed either by CDT or, to the knowledge of CDT, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by CDT or, to the knowledge of CDT, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on CDT.

  (c) No party to any such CDT Contract has given notice to CDT of or made a claim against CDT with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on CDT.

                                   ARTICLE 4

                                   Covenants

  Section 4.1. Conduct of Business of USO. Except as contemplated by this Agreement or as described in Section 4.1 of the USO Disclosure Schedule, during the period from the date hereof to the Effective Time, USO will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the USO Disclosure Schedule, prior to the Effective Time, USO will not, without the prior written consent of CDT:

    (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

    (b) amend the terms of the USO Warrants, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for (i) the issuance and sale of USO Shares pursuant to options previously granted under the USO Plans; (ii) the issuance and sale of USO Shares pursuant to USO Warrants outstanding on the date hereof; and (iii) the granting of stock options to employees in the ordinary course of business and consistent with past practices of USO, provided that the aggregate number of USO Shares issuable pursuant to such options shall not exceed 200,000;

    (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

    (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of USO (other than the Merger);

    (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of USO; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

    (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent USO from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1997 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 1996 in amounts previously disclosed to CDT (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to USO);

    (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

    (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

    (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

    (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to USO; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $1,000,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

    (k) make any tax election or settle or compromise any income tax liability material to USO;

    (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on USO;

    (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

    (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of USO contained in this Agreement untrue or incorrect.

  Section 4.2. Conduct of Business of CDT. Except as contemplated by this Agreement or as described in Section 4.2 of the CDT Disclosure Schedule, during the period from the date hereof to the Effective Time, CDT will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the CDT Disclosure Schedule, prior to the Effective Time, CDT will not, without the prior written consent of USO:

    (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

    (b) amend the terms of the CDT Warrants, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for (i) the issuance and sale of CDT Shares pursuant to options previously granted under the CDT Plans (ii) the issuance and sale of CDT Shares pursuant to CDT Warrants outstanding on the date hereof; and (iii) the granting of stock options to employees in the ordinary course of business and consistent with past practices of CDT, provided that the aggregate number of CDT Shares issuable pursuant to such options shall not exceed 200,000;

    (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

    (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CDT (other than the Merger);

    (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of CDT or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

    (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent CDT or its subsidiaries from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1997 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal

  1996 in amounts previously disclosed to USO (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to CDT);

    (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

    (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

    (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

    (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to CDT; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $1,000,000: provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

    (k) make any tax election or settle or compromise any income tax liability material to CDT and its subsidiaries taken as a whole;

    (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on CDT;

    (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

    (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the CDT contained in this Agreement untrue or incorrect.

  Section 4.3. Preparation of S-4 and the Proxy Statement. CDT and USO shall promptly prepare and file with the SEC the Proxy Statement, and the parties shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the parties shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. The parties shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Newco Shares in the Merger and upon the exercise of USO Stock Options and CDT Stock Options. Each party shall furnish all information concerning such party and the stockholders and holders of stock options of such party as may be reasonably requested in connection with any such action.

  Section 4.4. Other Potential Acquirers.

  (a) Each of CDT and USO, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition (as defined below). CDT or USO may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any person or group pursuant to confidentiality agreements with terms no less favorable to CDT or USO than the Confidentiality Agreement dated June 24, 1996 between USO and CDT is with respect to CDT, or USO, as the case may be, and may participate in discussions and negotiate with such entity or group concerning any Third Party Acquisition, if (i) such entity or group has submitted a Superior Proposal (as defined in paragraph (b) below) to the CDT Board or the USO Board, as the case may be, relating to any such Third Party Acquisition and (ii) such Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of independent legal counsel, that it is required to do so in order to comply with its fiduciary duties; provided, and subject to Section 6.1 below, if CDT shall have received a Superior Proposal it shall not, in any event, be entitled to terminate this Agreement as a result of the occurrence of the events described in clauses (i) and (ii) of this sentence; provided further, if USO shall have received a Superior Proposal it shall not, in any event, be entitled to terminate this Agreement as a result of the occurrence of the events described in clauses (i) and (ii) of this sentence. The CDT Board or the USO Board, as the case may be, shall provide a copy of any such written Superior Proposal and a summary of any such oral Superior Proposal to the other party to this Agreement immediately after receipt thereof and thereafter keep such other party promptly advised of any development with respect thereto. Except as set forth above, neither CDT nor USO nor any of their respective affiliates shall, nor shall CDT or USO authorize or permit any of its or their respective officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than to the other party to this Agreement, any affiliate or associate of or any designees of the other party to this Agreement) concerning any Third Party Acquisition; provided, however, that nothing herein shall prevent the CDT Board or the USO Board from taking, and disclosing to the CDT's or USO's stockholders, as the case may be, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer.

  (b) Except as set forth in this Section 4.4(b), neither the CDT Board nor the USO Board shall withdraw its recommendation of the transactions contemplated hereby or approve or recommend, or cause CDT or USO, as the case may be, to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the CDT Board or the USO Board, respectively, by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of independent legal counsel, that it is required to do so in order to comply with its fiduciary duties, the CDT Board or the USO Board, as the case may be, may withdraw its recommendation of the transactions contemplated hereby and may approve or recommend a Superior Proposal, but in each case only (i) after providing reasonable written notice to USO or CDT, as the case may be, (a "Notice of Superior Proposal") advising USO or CDT that the CDT Board or the USO Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (ii) if USO or CDT does not, within seven business days after such party's receipt of the Notice of Superior Proposal, make a counter offer which such party's Board by a majority vote determines in its good faith judgment (based on the written advice of the USO Financial Advisor or the CDT Financial Advisor or another financial adviser of nationally recognized reputation) to be as favorable to the stockholders of the party who has received the original Superior Proposal; provided, however, no party hereto shall be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 6.1. For the purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of CDT or USO by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than by USO, CDT, or Newco or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 30% of the total assets of USO or CDT; (iii) the acquisition by a Third Party of 30% or more of the outstanding USO Shares or CDT Shares; (iv) the adoption by CDT or USO of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by CDT or USO of more than 20% of its outstanding shares; or (vi) the acquisition by CDT or USO, by merger, purchase of stock or assets, joint venture or otherwise, of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal or greater than 40% of its annual revenues, net income or assets together with its subsidiaries taken as whole. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares then outstanding or all or substantially all of the assets of CDT or USO, as the case may be, and otherwise on terms which the CDT Board or the USO Board, as the case may be, by a majority vote determines in its good faith judgment (based on the written advice of the USO Financial Advisor or the CDT Financial Advisor or another financial adviser of nationally recognized reputation) to be more favorable to such party's stockholders than the Merger.

  Section 4.5. Meetings of Stockholders. Each of CDT and USO shall take all action necessary, in accordance with the DGCL, and its respective certificate of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the DGCL and its charter and bylaws, in the case of USO, and the DGCL and its charter and bylaws, in the case of CDT. USO and CDT will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters; provided, however, that, subject to the provisions of Section 6.3, the USO Board or the CDT Board may withdraw its recommendation if (i) USO or CDT, as the case may be, receives a Superior Proposal, and (ii) after complying with the provisions of Section 4.4(b), the USO Board or the CDT Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of independent legal counsel, that it is required, in order to comply with its fiduciary duties, to recommend the Superior Proposal; provided further, however, that neither USO nor CDT, respectively, if such party shall have received a Superior Proposal, shall, in any event, be permitted to terminate this Agreement as a result of the occurrence of the events described in clauses (i) and (ii) of this sentence. USO and CDT shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof.

  Section 4.6. Nasdaq Listing. The parties shall use all reasonable efforts to cause the Newco Shares to be issued in the Merger and the Newco Shares to be reserved for issuance upon exercise of USO Stock Options or CDT Stock Options to be approved for listing on the Nasdaq National Market ("Nasdaq"), subject to official notice of issuance, prior to the Effective Time.

  Section 4.7. Access to Information.

  (a) Between the date hereof and the Effective Time, USO will give CDT and its authorized representatives, and CDT will give USO and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

  (b) Between the date hereof and the Effective Time, USO shall furnish to CDT, and CDT will furnish to USO, within 25 business days after the end of each calendar month (commencing with June 1996, and, in the case of June 1996, within 90 days), an unaudited balance sheet of the party furnishing such information as of the end of the such month and the related statements of earnings, stockholders' equity (deficit) and, within 25 business days after the end of each calendar quarter (or, in the case of the quarter ended June 30, within 90 days), cash flows for the quarter then ended, each prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by such party with respect to its monthly or quarterly financial statements. All the foregoing shall be in accordance with the books and records of the party furnishing such information and shall fairly present its financial position (taking into account the differences between the monthly and quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

  (c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between USO and CDT dated June 24, 1996.

  Section 4.8. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation,
(i) cooperating in the preparation and filing of the Proxy Statement and the S-4, any filings that may be required under the HSR Act, and any amendments to any thereof;
(ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, CDT, Newco and USO agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

  Section 4.9. Employee Benefits; Stock Option and Employee Purchase Plans.

  (a) Subject to the provisions of Section 1.6(d) hereof, prior to the Effective Time, Newco will take or cause to be taken all action necessary to adopt the employment agreements of Robert J. Schock and John C. Backus, Jr. with CDT and USO, respectively, and to enter into employment agreements with Timothy R. Welles and Joseph Smith. It is the parties' present intent to provide after the Effective Time to employees of CDT and USO and their subsidiaries employee benefit plans (other than stock option or other plans involving the potential issuance of securities of Newco) which, in the aggregate, are not less favorable than those currently provided by CDT and USO, respectively. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

  (b) The parties agree to work together prior to the Effective Time to cause Newco to develop and adopt (i) an incentive plan authorizing the issuance of up to 1,500,000 Newco Shares pursuant to stock options or other incentive awards to employees of Newco and its subsidiaries; (ii) a stock option plan authorizing the issuance of up to 200,000 Newco Shares to nonemployee directors of Newco; and (iii) an employee stock purchase plan authorizing the issuance of up to 500,000 Newco Shares to employees of Newco and its subsidiaries and providing for a vesting period of not less than one year.

  (c) The parties agree to work together prior to the Effective Time to develop and design such plans, programs and arrangements and to prepare for the implementation of such plans, programs and arrangements described in this
Section 4.9 following the Effective Time.

  Section 4.10. Public Announcements. CDT, and USO will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq as determined by CDT or USO.

  Section 4.11. Indemnification.

  (a) To the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, Newco shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) Newco shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Newco, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the DGCL or its certificate of incorporation or bylaws, (ii) Newco will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL and Newco's certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to Newco and the Indemnified Party; provided, however, that Newco shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

  (b) For a period of three years after the Effective Time, Newco shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by USO and CDT for the benefit of those persons who are covered by such policies at the Effective Time (or Newco may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time).

  (c) In the event Newco or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Newco shall assume the obligations set forth in this Section 4.11.

  (d) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of USO and CDT and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in USO's and CDT's certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

  (e) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

  Section 4.12. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects, taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section
4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  Section 4.13. Affiliates.

  (a) CDT and USO shall use all reasonable efforts to obtain from any CDT Affiliate or USO Affiliate who has not previously executed such letter agreement and from any person who may be deemed to have become a CDT Affiliate or USO Affiliate after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form of Exhibit A hereto as soon as practicable.

  (b) Newco shall not be required to maintain the effectiveness of the S-4 for the purpose of resale of Newco Shares by stockholders of CDT or USO who may be affiliates of CDT or USO or Newco pursuant to Rule 145 under the Securities Act.

                                   ARTICLE 5

                   Conditions to Consummation of the Merger

  Section 5.1. Conditions to Each Party's Obligations to Effect the
Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of USO and CDT;

    (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

    (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

    (d) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and all state securities laws or "blue sky" permits and authorizations necessary to issue Newco Shares in exchange for USO Shares and CDT Shares in the Merger shall have been obtained.

  Section 5.2. Conditions to the Obligations of USO. The obligation of USO to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) the representations of CDT and Newco contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on CDT or Newco) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing CDT and Newco shall have delivered to USO a certificate to that effect;

    (b) each of the covenants and obligations of CDT and Newco to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing CDT and Newco shall have delivered to USO a certificate to that effect;

    (c) the Newco Shares issuable to the USO stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq upon official notice of issuance;

    (d) the opinion of Hunton & Williams, counsel to USO, dated the Closing Date and addressed to USO to the effect that (i) the merger of USO into Newco will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Newco and USO will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss for Federal income tax purposes will be recognized by Newco, USO or a stockholder of USO as a result of the Merger (other than with respect to cash received by a stockholder in lieu of a fractional Newco Share), and such opinion shall not have been withdrawn or modified in any material respect. Such opinion may be conditioned upon the receipt of representations of USO, CDT and Newco, all in form and substance reasonably satisfactory to such counsel and other reasonable assumptions set forth therein;

    (e) CDT shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by Newco pursuant to the Merger to any obligation, right or interest of CDT under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of USO, individually or in the aggregate, have a Material Adverse Effect on CDT; and

    (f) there shall have been no events, changes or effects with respect to CDT or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on CDT.

  Section 5.3. Conditions to the Obligations of CDT. The respective obligations of CDT to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) the representations of USO and Newco contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on USO or Newco) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing USO and Newco shall have delivered to CDT a certificate to that effect;

    (b) each of the covenants and obligations of USO and Newco to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing USO and Newco shall have delivered to CDT a certificate to that effect;

    (c) the Newco Shares issuable to the CDT stockholders pursuant to this Agreement and such other shares to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance;

    (d) the opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to CDT, dated the Closing Date and addressed to CDT, to the effect that (i) the merger of CDT into Newco will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of CDT and Newco will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss for Federal income tax purposes will be recognized by CDT or Newco or a stockholder of CDT as a result of the Merger (other than with respect to cash received by a stockholder of CDT in lieu of a fractional Newco Share), and such opinion shall not have been withdrawn or modified in any material respect. Such opinion may be conditioned upon the receipt of representations of USO, CDT and Newco, all in form and substance reasonably satisfactory to such counsel and other reasonable assumptions set forth therein.

    (e) USO shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by Newco pursuant to the Merger to any obligation, right or interest of USO under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except for those for which failure to obtain such consents and approvals would not, in the reasonable opinion of CDT, individually or in the aggregate, have a Material Adverse Effect on USO; and

    (f) there shall have been no events, changes or effects with respect to USO having or which could reasonably be expected to have a Material Adverse Effect on USO.

                                   ARTICLE 6

                        Termination; Amendment; Waiver

  Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by USO's or CDT's stockholders:

    (a) by mutual written consent of USO and CDT;

    (b) by CDT or USO if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or
  (ii) the Merger has not been consummated by February 28, 1997; provided, however, that no party may terminate this Agreement pursuant to this clause
  (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

    (c) by USO if (i) there shall have been a breach of any representation or warranty on the part of CDT or Newco set forth in this Agreement, or if any representation or warranty of CDT or Newco shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by February 28, 1997 (or as otherwise extended), (ii) there shall have been a breach by CDT or Newco of any of their respective covenants or agreements hereunder having a Material Adverse Effect on CDT or Newco or materially adversely affecting (or materially delaying) the consummation of the Merger, and CDT or Newco, as the case may be, has not cured such breach within 20 business days after notice by USO thereof, provided that USO has not breached any of its obligations hereunder, (iii) the CDT Board shall have recommended to CDT's stockholders a Superior Proposal, (iv) the CDT Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) CDT shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders or (vi) USO shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; or

    (d) by CDT if (i) there shall have been a breach of any representation or warranty on the part of USO or Newco set forth in this Agreement, or if any representation or warranty of USO or Newco shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by February 28, 1997 (or as otherwise extended), (ii) there shall have been a breach by USO or Newco of its covenants or agreements hereunder having a Material Adverse Effect on USO or Newco or materially adversely affecting (or materially delaying) the consummation of the Merger, and USO or Newco, as the case may be, has not cured such breach within twenty business days after notice by CDT thereof, provided that CDT has not breached any of its obligations hereunder, (iii) the USO Board shall have recommended to USO's stockholders a Superior Proposal, (iv) the USO Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) CDT shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders or (vi) USO shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

  Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

  Section 6.3. Fees and Expenses.

  (a) In the event that this Agreement shall be terminated by USO pursuant to
Section 6.1(c)(iii) or 6.1 (c)(iv), then CDT shall pay to USO the amount of Three Million Dollars ($3,000,000) within five business days after such termination. In the event that this Agreement shall be terminated by CDT pursuant to Section 6.1(d)(iii) or 6.1(d)(iv) then USO shall pay to CDT the amount of Three Million Dollars ($3,000,000) within five (5) business days after such termination. In the event that, within twelve months after the termination of this Agreement as described in the first sentence of this Section 6.3(a), CDT enters into an agreement with respect to a Third Party Acquisition, involving any party (or any affiliate thereof) (x) with whom CDT (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom CDT (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination, and such Third Party Acquisition is consummated within twelve
(12) months thereafter, then CDT shall pay to USO an additional amount equal to Four Million Five Hundred Thousand Dollars ($4,500,000) on the next business day following the consummation of such Third Party Acquisition. In the event that, within twelve months after the termination of this Agreement as described in the second sentence of this Section 6.3(a), USO enters into an agreement with respect to a Third Party Acquisition, involving any party (or any affiliate thereof) (x) with whom USO (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom USO (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination, and such Third Party Acquisition is consummated within twelve
(12) months thereafter, then USO shall pay to CDT an additional amount equal to Four Million Five Hundred Thousand Dollars ($4,500,000) on the next business day following the consummation of such Third Party Acquisition. Each party acknowledges that upon the occurrence of any of the events described above in this Section 6.3(a), the party terminating this Agreement would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate the terminating party for such damages, the party causing such damages shall pay to the other party hereto the amounts described in this Section 6.3(a) as liquidated damages and not as a penalty.

  (b) In the event that this Agreement shall be terminated by USO pursuant to a willful breach of any material representation or warranty made by CDT hereunder or any material covenant contained in Sections 4.2 (excluding the first sentence contained therein), 4.3, 4.4, 4.5 and 4.8 of this Agreement on the part of CDT, and within twelve months after the termination of this Agreement as described in the preceding sentence of this Section 6.3(b), CDT enters into an agreement with respect to a Third Party Acquisition, involving any party (or any affiliate thereof) (x) with whom CDT (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom CDT (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination, and such Third Party Acquisition is consummated within 12 months thereafter, then CDT shall pay to USO an amount equal to Seven Million Dollars ($7,000,000) in immediately available funds on the next business day following the consummation of the Third Party Acquisition.

  (c) In the event that this Agreement shall be terminated by CDT pursuant to a willful breach of any material representation or warranty made by USO hereunder or any material covenant contained in Sections 4.1 (excluding the first sentence contained therein), 4.3, 4.4, 4.5 and 4.8 of this Agreement on the part of USO, and within twelve months after the termination of this Agreement as described in the preceding sentence of this Section 6.3(c), USO enters into an agreement with respect to a Third Party Acquisition, involving any party (or any affiliate thereof) (x) with whom USO (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom USO (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination, and such Third Party Acquisition is consummated within 12 months thereafter, then USO shall pay to CDT an amount equal to Seven Million Dollars ($7,000,000) in immediately available funds on the next business day following the consummation of the Third Party Acquisition.

  (d) Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

  Section 6.4. Amendment. This Agreement may be amended by action taken by USO and CDT at any time before or after approval of the Merger by the stockholders of USO and CDT (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

  Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 7

                                 Miscellaneous

  Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

  Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

  Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

  Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

  If to CDT:

    Colonial Data Technologies Corp.
    80 Pickett District Road
    New Milford, CT 06776
    Attention: Timothy R. Welles
    Telecopy: (860) 355-3186

  with a copy to:

    LeBoeuf, Lamb, Greene & MacRae, L.L.P.
    225 Asylum Street
    Hartford, Connecticut 06103
    Attention: Thomas L. Fairfield, Esq.
    Telecopy: (860) 293-3555
  if to USO:

    US Order, Inc.
    13873 Park Center Road
    Suite 353
    Herndon, VA 22071
    Attention: John C. Backus, Jr.
    Telecopy: (703) 904-8809

  with a copy to:

    Hunton & Williams
    River Front Plaza, East Tower
    951 East Byrd Street
    Richmond, Virginia 23212
    Telecopy: (804) 788-8218
    Attention: David M. Carter, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

  Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

  Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

    (a) "affiliate" means (except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

    (b) "business day" means any day other than a day on which Nasdaq is closed;

    (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

    (d) "knowledge" or "known" means, with respect to any matter in question, if an executive officer of USO or CDT or its subsidiaries, as the case may be, has actual knowledge of such matter;

    (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

    (f) "subsidiary" or "subsidiaries" of Newco, USO, CDT or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which Newco, USO, CDT or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of USO, CDT or Newco or any officer, director, employee, agent, representative or investor of any party hereto.

  Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

  Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

  In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          US Order, Inc.

                                                  /s/ John C. Backus, Jr.
                                          By: _________________________________
                                              Name: John C. Backus, Jr.
                                              Title: President and Chief
                                              Operating Officer

                                          Colonial Data Technologies Corp.

                                                   /s/ Robert J. Schock
                                          By: _________________________________
                                              Name: Robert J. Schock
                                              Title: President and Chief
                                              Executive Officer

                                                                    APPENDIX II

                             SALOMON BROTHERS INC
                           SEVEN WORLD TRADE CENTER
                           NEW YORK, NEW YORK 10048

                                                                 August 2, 1996

Members of the Board of Directors
US Order, Inc.
13873 Park Center Road
Suite 353
Herndon, VA 22071

Dear Sirs:

  You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of common stock, par value $.001 per share ("Company Common Stock"), of US Order, Inc. (the "Company"), other than Colonial Data Technologies Corp. ("CDT") and any of its affiliates, of the consideration to be received by such holders in connection with the proposed combination (the "Combination") of the Company, CDT and Newco ("Newco") pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 5, 1996, between the Company and CDT. In the Combination, the Company and CDT will each be merged with and into Newco, which will be the surviving corporation in the Combination. Each issued and outstanding share of the Company Common Stock (other than (a) Company Common Stock held in the Company's treasury and (b) Company Common Stock held by CDT) will be converted into and become one fully paid and nonassessable share (the "Exchange Ratio") of common stock, par value $.001 per share, of Newco ("Newco Common Stock") and each issued and outstanding share of common stock, par value $.01 per share, of CDT ("CDT Common Stock") (other than (a) CDT Common Stock held in CDT's treasury and (b) CDT Common Stock held by the Company) will be converted into and become one fully paid and nonassessable share of Newco Common Stock.

  In arriving at our opinion, we have reviewed the Merger Agreement and its related exhibits. We also have reviewed certain publicly available business and financial information relating to the Company and CDT, as well as certain other information, including financial projections, provided to us by the Company and CDT. We have discussed the past and current operations and financial condition and prospects of the Company and CDT with the respective senior management of such entities. We have also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria which we deemed relevant.

  We have assumed and relied on the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information or for independent evaluation or appraisal of the assets of the Company or CDT. With respect to the Company's and CDT's financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and CDT's management, as the case may be, as to the future financial performance of such entity, and we express no opinion with respect to such forecasts or the assumptions on which they are based.

  Our opinion is necessarily based upon business, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter and does not address the Company's underlying business decision to enter into the Combination or constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Combination. Our opinion as expressed below does not imply any conclusion as to the likely trading range for Newco Common Stock following the consummation of the Combination, which may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

  We have acted as financial advisor to the Board of Directors of the Company in connection with the Combination and will receive a fee for our services, part of which is payable upon the initial submission of this opinion. In the ordinary course of our business, we actively trade the securities of the Company and CDT for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (other than CDT and any of its affiliates).

                                          Very truly yours,

                                          Salomon Brothers Inc

                                                                   APPENDIX III

                                                                 August 2, 1996

Board of Directors
Colonial Data Technologies Corp.
80 Pickett District Road
New Milford, CT 06776

Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Colonial Data Technologies Corp. (the "Company") of the merger of the Company (the "Merger") and US Order, Inc. ("USOR"), a publicly held company pursuant to an Agreement and Plan of Merger (the "Agreement"). Pursuant to the Agreement, holders of USOR common stock and Company common stock will receive one share of the common stock of a newly formed corporation, into which each of USOR and the Company will be merged, in exchange for each share of USOR common stock or Company common stock, respectively.

  First Albany Corporation ("First Albany"), as a customary part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate, estate and other purposes. We regularly publish research reports regarding various industry sectors, including telephony, and companies in those sectors.

  In connection with and in preparation for rendering this opinion, we have reviewed, analyzed and relied upon certain information bearing upon the financial and operating condition of the Company and USOR, including: the Agreement; financial statements and related information of the Company and USOR for the year ended December 31, 1995, and for the interim periods ending June 30, 1996; publicly available information concerning the historical prices at which the common stock of the Company has been transferred; research reports published by equity analysts; and other financial information concerning the business and operations of the Company and USOR, including certain internal financial and operating budgets, analyses and forecasts of the Company and USOR prepared by their respective managements. We have also met with members of the senior management of each of the Company and USOR to discuss past and current business operations, financial condition and future prospects of the Company and USOR, as well as other matters believed to be relevant to our analysis. Further, we considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant to our analysis including, to the extent publicly available, the financial terms of comparable transactions.

  In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us by the Company or USOR, or otherwise publicly available. We have not independently verified this information, nor have we had such information verified. For the purposes of rendering this opinion, we have not conducted a physical inspection of any of the assets, properties or facilities of the Company or USOR, nor have we made or obtained any independent evaluation or appraisals of any such assets, properties or facilities. Further, we have assumed that the Merger will be accounted for on a purchase basis under generally accepted accounting principles.

  First Albany will receive a fee for rendering this opinion, and such fee is in part contingent upon the consummation of the Merger. First Albany served as the lead underwriter on the Company's public offerings of 3,200,000 shares of common stock in October of 1994 and 2,300,000 shares of common stock in July of 1995, and served as a managing underwriter on USOR's initial public offering of 3,850,000 shares of common stock in June of 1995. First Albany provides research coverage on both the Company and USOR. Walter Fiederowicz, a Director of the Company, is also a director of First Albany.

  We may, from time to time, have a long or short position in, and buy or sell, the Company's common stock for our own account and for the accounts of our customers. As of the date of this opinion, we have a nominal short position in the common stock of both the Company and USOR.

  Based upon and subject to the foregoing, it is our opinion that the consideration to be received by the stockholders of the Company pursuant to the Agreement is fair, from a financial point of view, to the stockholders of the Company as of the above date.

                                          Very truly yours,

                                          FIRST ALBANY CORPORATION

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                    OF INTELIDATA TECHNOLOGIES CORPORATION,
                            A DELAWARE CORPORATION

                                   ARTICLE I

  The name of the Corporation is InteliData Technologies Corporation.

                                  ARTICLE II

  The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

                                  ARTICLE III

  The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                  ARTICLE IV

  The aggregate number of shares of capital stock which the Corporation shall have authority to issue is sixty-five million (65,000,000) shares of which sixty million (60,000,000) shall be Common Stock, par value ($.001) per share, and five million (5,000,000) shall be shares of Preferred Stock, par value ($.001) per share.

A. COMMON STOCK.

  1. Voting Rights. The holders of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law on all matters submitted to a vote at any meeting of shareholders.

  2. Dividend Rights. Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

B. PREFERRED STOCK.

  1. General. The Preferred Stock may be issued from time to time in one or more classes or series, as may be determined by the Board of Directors, with such distinctive designations, rights and preferences as shall be stated and expressed herein or in the resolution or resolutions providing for the issue of shares of a particular series, and in such resolution or resolutions providing for the issue of shares of such series the Board of Directors is expressly authorized to fix:

    a. The annual or other period dividend rate for such series, the dividend payment dates, the date from which dividends on all shares of such series issued shall be cumulative, and the extent of participation rights, if any;

    b. The redemption price or prices, if any, for such series and other terms and conditions on which such series may be retired and redeemed;

    c. The obligation, if any, of the Corporation to purchase and retire or redeem shares as a sinking fund or otherwise, and the terms and conditions of any such redemption;

    d. The designation and maximum number of shares of such series issuable;

    e. The right to vote, if any, with holders of shares of any other class or series and any right to vote as a separate voting group, either generally or as a condition to specified corporate action;

    f. The amount payable upon shares in event of involuntary liquidation;

    g. The amount payable upon shares in event of voluntary liquidation;

    h. The rights, if any, of the holders of shares of such series to convert such shares into other classes of stock of the Corporation and the terms and conditions of any such conversion; and

    i. Such other rights as may be specified by the Board of Directors and not prohibited by law.

  All shares of Preferred Stock of any one series shall be identical with each other in all respects except, if so determined by the Board of Directors, as to the dates from which dividends thereon shall be cumulative; and all shares of Preferred Stock shall be of equal rank with each other, regardless of series, and shall be identical with each other in all respects except as provided herein or in the resolution or resolutions providing for the issue of a particular series. In case dividends on all shares of Preferred Stock for any quarterly dividend period are not paid in full, all such shares shall participate ratably in any partial payment of dividends for such period in proportion to the full amounts of dividends for such period to which they are respectively entitled.

                                   ARTICLE V

  The business of the Corporation shall be managed under the direction of the Board of Directors except as otherwise provided by law. Upon the effective date of the Amended and Restated Certificate of Incorporation, the number of directors shall be divided into three (3) classes, as nearly equal in number as may be possible. Directors designated Class I shall serve in the first instance until the annual meeting of the stockholders immediately following the effective date of this Amended and Restated Certificate of Incorporation (the "First Annual Meeting"), and until their successors shall have been properly elected and shall qualify; and thereafter for a three-year term. Directors designated Class II and Class III shall serve in the first instance until the second and third meetings of the stockholders to be held after the First Annual Meeting, respectively, and until their successors shall have been properly elected and shall qualify; and thereafter for three-year terms. The Board of Directors of the Corporation shall consist of five (5) to fifteen
(15) members as shall be fixed from time to time by, or in the manner provided in, the Bylaws. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, a Director may be removed with cause at a meeting of stockholders called expressly for that purpose at which a quorum is present by the vote of at least two-thirds ( 2/3) of the votes entitled to be cast by each voting group entitled to vote in the election of Directors generally.

                                  ARTICLE VI

  The Board of Directors may make, alter or repeal the Bylaws of the Corporation, provided, however, that any provisions of the Bylaws adopted or required to be adopted pursuant to the Delaware General Corporation Law by the stockholders of the Corporation may only be made, altered or repealed by the stockholders of the Corporation.

                                  ARTICLE VII

  No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

                                 ARTICLE VIII

  The Directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the Delaware General Corporation Law as from time to time in effect. A Director of this Corporation shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director except for those specific breaches and acts or omissions with respect to which the Delaware General Corporation Law expressly provides that this provision shall not eliminate or limit such personal liability of Directors. The modification or repeal of this Article VIII shall not affect the restriction hereunder of a Director's personal liability for any act or omission occurring prior to such modification or repeal.

                                  ARTICLE IX

  The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity while holding such office and to action while serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person; provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. In connection with the indemnification provided by Section 145 of the Delaware General Corporation Law and under any Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, expenses incurred by a Director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation in accordance with
Section 145 of the Delaware General Corporation Law or as authorized in the Bylaws of the Corporation.

                                   ARTICLE X

  The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. This Certificate of Incorporation may be amended by a resolution adopted by the Board of Directors and, if required by the Delaware General Corporation Law, the approval at a meeting of the stockholders of the Corporation by the affirmative vote of a majority of the votes entitled to be cast by each voting group entitled to vote on the matter; provided, however, that any amendment or repeal of Article V of this Certificate of Incorporation shall be approved at such meeting by the affirmative vote of at least two-thirds ( 2/3) of the votes entitled to be cast by each voting group entitled to vote on the matter.

                                    BYLAWS
                                      OF
                      INTELIDATA TECHNOLOGIES CORPORATION
            (AS AMENDED THROUGH, AND EFFECTIVE ON, OCTOBER 7, 1996)

1. OFFICES.

  1.01 Offices. The Corporation shall maintain its registered office in the State of Delaware, and such other offices, either within or without the State of Delaware, at such locations as the Board of Directors may from time to time determine or the business of the Corporation may require.

2. SEAL.

  2.01 Seal.

  (a) The Corporation shall have a seal, which shall have inscribed thereon its name and year of incorporation and the words, "Corporate Seal Delaware."

  (b) The seal shall be kept in safe custody by the Secretary of the Corporation. It shall be affixed by the Chairman of the Board, the President or any Vice President, the Secretary or any Assistant Secretary, or the Treasurer to any corporate instrument or document requiring it, by practice or by law, and when so affixed, it may be attested by the signature of the officer so affixing it.

3. MEETINGS OF STOCKHOLDERS.

  3.01 Annual Meetings.

  (a) Annual meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine by resolution and set forth in the notice of the meeting. In the event that the Board of Directors fails to so determine the time, date and place for the annual meeting, it shall be held at the principal office of the Corporation at 10:00 a.m. on the first Tuesday of May of each year. In the event such day shall fall upon a legal holiday, then the annual meeting shall be on the next succeeding business day at the aforementioned time and place.

  (b) At each annual meeting the stockholders shall, by plurality of the votes cast, elect Directors and transact such other business as may properly be brought before them.

  (c) The Board of Directors may, in advance of any annual or special meeting of the stockholders, adopt an agenda for such meeting, adherence to which the Chairman of the Board may enforce.

  3.02 Special Meetings. Special meetings of the stockholders of the Corporation, for any purpose or purposes, unless otherwise prescribed herein or by statute, (i) may be called by the Chairman of the Board and (ii) shall be called by the Secretary at the written request, or by resolution adopted by the affirmative vote, of a majority of the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting. Stockholders of the Corporation shall not be entitled to request a special meeting of the stockholders.

  3.03 Notice of Meetings.

  (a) Notice of meetings of stockholders shall be in writing and shall state the place (which may be within or without the State of Delaware), date and hour of the meeting and in the case of a special meeting, the purpose or purposes for which a meeting is called. No business other than that specified in the notice thereof shall be transacted at any special meeting.

  (b) Such notice shall either be delivered personally or mailed, postage prepaid, to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. If mailed, the notice shall be directed to the stockholder at his or her address as it appears on the records of the Corporation. Personal delivery of any such notice to any officer of a corporation or association or to any member of a partnership shall constitute delivery of such notice to such corporation, association or partnership.

  (c) Notice of any meeting of stockholders need not be given to any stockholder if waived by such stockholder in writing, whether before or after such meeting is held, or if such stockholder shall sign the minutes or attend the meeting.

  3.04 Stockholder Notices. At any meeting of the stockholders, only such business shall be conducted, and only such proposals shall be acted upon as shall have been brought before the meeting (i) by, or at the direction of the Board of Directors or (ii) by any stockholder who complies with the notice procedures set forth in this Section 3.04 (or for election of Directors, with the notice provisions set forth in Section 4.03).

  (a) For a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the corporation
(i) in the case of the 1997 annual stockholders' meeting, not later than February 1, 1997, and (ii) in the case of all subsequent annual stockholders' meetings, not less than sixty (60) days before the first anniversary of the date of the Corporation's proxy statement in connection with the last annual stockholders' meeting.

  (b) A stockholder's notice to the Secretary shall in addition set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the annual stockholders' meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address, as they appear on the Corporation's books, of the stockholder proposing such business, (iii) the class, series and number of shares of the Corporation that are beneficially owned by the stockholder on the date of such stockholder notice and (iv) any material interest of the stockholder in such business.

  3.05 Adjourned Meetings. When a meeting is adjourned to another time or place, unless otherwise provided by these Bylaws, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders may transact any business that might have been transacted at the original meeting. If an adjournment is for more than thirty (30) days or if after an adjournment a new record date is fixed for the adjourned meeting a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

  3.06 Quorum and Adjournment. Except as otherwise provided by law, by the Certificate of Incorporation of the Corporation or by these Bylaws, the presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the stock issued and outstanding, entitled to vote thereat, and the voting rights of which are not suspended, shall be requisite and shall constitute a quorum for the transaction of business at all meetings of stockholders. If, however, such majority shall not be present or represented at any meeting of stockholders, the stockholders present, although less than a quorum, shall have the power to adjourn the meeting.

  3.07 Majority Vote Required. When a quorum is present at any meeting of stockholders, the affirmative vote of the majority of the aggregate voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall constitute the act of the stockholders, unless by express provision of law, the Certificate of Incorporation or these Bylaws a different vote is required, in which case such express provision shall govern and control.

  3.08 Manner of Voting. At each meeting of stockholders, each stockholder having the right to vote, and whose voting rights have not been suspended shall be entitled to vote in person or by proxy. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed before being voted. Each stockholder shall be entitled to vote each share of stock having voting power registered in his name on the books of the Corporation on the record date fixed, as provided in Section 6.04 of these Bylaws, for the determination of stockholders entitled to vote at such meeting. All elections of Directors shall be by written ballot.

  3.09 Proxies.

  (a) At any meeting of stockholders, any stockholder may be represented and vote by proxy or proxies appointed by a written form of proxy. In the event that any form of proxy shall designate two or more persons to act as proxies, a majority of such persons present at the meeting or, if only one shall be present, then that one shall have and may exercise all of the powers conferred by the form of proxy upon all of the persons so designated unless the form of proxy shall otherwise provide.

  (b) The Board of Directors may, in advance of any annual or special meeting of the stockholders, prescribe additional regulations concerning the manner of execution and filing of proxies and the validation of the same, which are intended to be voted at any such meeting.

  3.10 Presiding Officer and Secretary. At each meeting of stockholders, the Chairman of the Board shall preside and the Secretary shall act as Secretary of the meeting.

  3.11 Disregard of Nomination or Proposal. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the person presiding over any meeting of the stockholders shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Article 3 or Section 4.03 and, if any proposed nomination or business is not in compliance with such provisions, to declare that such defective proposal or nomination shall be disregarded.

  3.12 Inspections of Elections. The Board of Directors by resolution shall appoint one or more inspectors of election (which may include individuals who serve the Corporation in other capacities including, without limitation, as officers, employees, agents or representatives of the Corporation) to act at any meeting of the stockholders and make a written report thereof. Such appointments shall be made in accordance with, and each inspector shall have the duties prescribed by, Section 231 of the Delaware General Corporation Law (the "DGCL").

4. DIRECTORS.

  4.01 Powers. The Board of Directors shall exercise all of the powers of the Corporation except such as are by law, or by the Certificate of Incorporation of this Corporation or by these Bylaws conferred upon or reserved to the stockholders of any class or classes.

  4.02 Number and Classification.

  (a) The Board of Directors of the Corporation shall consist of five (5) to fifteen (15) members, as determined by resolution duly adopted by such Board.

  (b) Subject to and as provided in the Certificate of Incorporation, the number of Directors shall be divided into three (3) classes, as nearly equal in number as may be, to serve staggered three-year terms on the Board of Directors. In the case of any increase in the number of Directors of the Corporation, the additional Directors shall be so classified that all classes of Directors shall be increased equally as nearly as may be, and the additional Directors shall be elected as provided herein by the Directors or by the stockholders at an annual meeting. In case of any decrease in the number of Directors of the Corporation, all classes of Directors shall be decreased equally, as nearly as may be. Election of Directors shall be conducted as provided in the Certificate of Incorporation, in these Bylaws, or by applicable law.

  4.03 Nominations. No person shall be elected to the Board of Directors of this Corporation at an annual meeting of the stockholders, or at a special meeting called for that purpose, unless a written nomination of such

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

person to the Board of Directors: (i) by a stockholder of the Corporation who is entitled to vote at such meeting shall be received by the Secretary of the Corporation (A) in the case of an annual meeting of stockholders that is called for a date that is within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than fifty (50) days prior to such anniversary date and (B) in the case of an annual meeting of stockholders that is called for a date that is not within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting of stockholders, or in the case of a special meeting of stockholders, not later than the close of business on the tenth day following the day on which the notice of meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first; or (ii) is made by or at the direction of the Board of Directors.

  4.04 Resignations. Any Director may resign at any time by giving written notice to the Board of Directors or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.

  4.05 Removal. At any special meeting of the stockholders duly called as provided herein, any Director may be removed from office in accordance with the Certificate of Incorporation and the successor of the Director so removed may be elected at such meeting. Any vacancy may be filled as provided in
Section 4.06.

  4.06 Vacancies.

  (a) In case any vacancy shall occur on the Board of Directors because of death, resignation, retirement, disqualification, removal, an increase in the authorized number of Directors or any other cause, the Board of Directors may, at any meeting, by resolution adopted by the affirmative vote of a majority of the Directors then in office, though less than a quorum, elect a Director to fill such vacancy.

  (b) If, as a result of a disaster or emergency (as determined in good faith by the then remaining Directors), it becomes impossible to ascertain whether or not vacancies exist on the Board of Directors, and a person is or persons are elected by Directors, who in good faith believe themselves to be a majority of the remaining Directors, to fill a vacancy or vacancies that said remaining Directors in good faith believe exists, then the acts of such person or persons who are so elected as Directors shall be valid and binding upon the Corporation even though (i) there was in fact no vacancy or vacancies existing on the Board of Directors, or (ii) the Directors who so elected such person or persons did not in fact constitute a majority of the remaining Directors.

  4.07 Presiding Officer and Secretary. At each meeting of the Board of Directors, the Chairman of the Board shall preside, and the Secretary shall act as secretary of the meeting.

  4.08 Annual Meetings. The Board of Directors shall meet each year immediately following the annual meeting of stockholders, at the place where such meeting of stockholders has been held, or at such other place as shall be fixed by the person presiding over the meeting of the stockholders at which such Directors are elected, for the purpose of organization, election of officers, and consideration of such other business as the Board considers relevant to the management of the Corporation.

  4.09 Regular Meetings. Regular meetings of the Board of Directors shall be held on such dates and at such times and places, within or without the state of Delaware, as shall from time to time be determined by the Board of Directors. In the absence of any such determination, such meetings shall be held at such times and places, within or without the State of Delaware, as shall be designated by the Chairman of the Board on not less than three (3) calendar days' notice (specifying the time and place of the meeting and the agenda therefor) to each Director, given verbally or in writing either personally, by telephone, by facsimile transmission, by mail, by courier service, by telegram or by telex.

  4.10 Special Meetings. Special meetings of the Board of Directors shall be held at the call of the Chairman of the Board at such times and places, within or without the State of Delaware, as he or she shall designate, on not less than two (2) calendar days' notice (specifying the time and place of the meeting and the agenda therefor) to each Director, given verbally or in writing either personally, by telephone, by facsimile transmission, by mail, by courier service, by telegram or by telex. Special meetings shall be called by the Secretary on like notice at the written request of a majority of the Directors.

  4.11 Quorum and Powers of a Majority. At all meetings of the Board of Directors and of each committee thereof, a majority of the members shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the members present at any meeting at which a quorum is present shall be the act of the Board of Directors or such committee, unless by express provision of law, of the Certificate of Incorporation or these Bylaws, a different vote is required, in which case such express provision shall govern and control. In the absence of a quorum, a majority of the members present at any meeting may, without notice other than announcement at the meeting, adjourn such meeting from time to time until a quorum is present.

  4.12 Waiver of Notice. Notice of any meeting of the Board of Directors, or any committee thereof, need not be given to any member if waived by him or her in writing, whether before or after such meeting is held, or if he or she shall sign the minutes or attend the meeting.

  4.13 Manner of Acting.

  (a) Members of the Board of Directors, or any committee thereof, may participate in any meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating therein can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

  (b) Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.

  4.14 Compensation.

  (a) The Board of Directors, by a resolution or resolutions, may fix, and from time to time, change the compensation of Directors.

  (b) Each Director who is not also an employee of the Corporation shall be entitled to reimbursement from the Corporation for his or her reasonable expenses incurred in attending meetings of the Board of Directors or any committee thereof.

  (c) Nothing contained in these Bylaws shall be construed to preclude any Director from serving the Corporation in any other capacity and from receiving compensation from the Corporation for services rendered to it in such other capacity.

  4.15 Committees. The Board of Directors may, by resolution or resolutions adopted by the affirmative vote of a majority of the Board of Directors, designate one or more committees, each committee to consist of two or more Directors, which to the extent provided in said resolution or resolutions shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation; provided that no such committee shall have the power to (i) elect Directors, (ii) alter, amend, or repeal these Bylaws or any resolution of the Board relating to such committee, (iii) appoint any member of such committee, (iv) declare any dividend or make any other distribution to the stockholders of the Corporation or (v) take any other actions which may lawfully be taken only by the full Board of Directors. Such committee or committees shall have such name or names as may be determined from time to time by resolutions adopted by the Board of Directors.

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

  4.16 Committee Procedure.

  (a) Except as otherwise provided by these Bylaws, each committee shall adopt its own rules governing the time, place and method of holding its meetings and the conduct of its proceedings and shall meet as provided by such rules or by resolution of the Board of Directors. Unless otherwise provided by these Bylaws or any such rules or resolutions, notice of the time and place of each meeting of a committee shall be given to each member of such committee as provided in Section 4.10 of these Bylaws with respect to notices of special meetings of the Board of Directors.

  (b) Each committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

  (c) Any member of any committee, other than a member thereof serving ex-officio, may be removed from such committee either with or without cause, at any time, by resolution adopted by the affirmative vote of a majority of the Board of Directors at any meeting thereof. Any vacancy in any committee shall be filled by the Board of Directors in the manner prescribed by these Bylaws for the original appointment of the members of such committee.

  4.17 Executive Committee. There shall be established an Executive Committee consisting of four (4) members. The Chairman of the Board shall be a member and shall act as Chairman of the Executive Committee. In addition, the Board of Directors shall elect from its members the remaining members of the Executive Committee.

  The Executive Committee shall, to the full extent of the DGCL, have and may exercise in the intervals between meetings of the Board of Directors, all the powers of the whole Board of Directors in its management of the affairs and business of the Corporation, except the power or authority to:

    (a) amend the Certificate of Incorporation;

    (b) adopt any agreement of merger or consolidation;

    (c) recommend to stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets;

    (d) recommend to stockholders a dissolution of the Corporation or a revocation of a dissolution;

    (e) amend these Bylaws;

    (f) appoint or remove a member of any committee established by the Board of Directors, fill vacancies on the Board of Directors, remove an officer elected by the Board of Directors, or raise or lower any officer's salary; or

    (g) declare dividends or authorize the issuance of stock.

  Meetings of the Executive Committee may be called at any time by the Chairman of the Board and shall be held at the general office of the Corporation or at such other place, within or without the State of Delaware, as the Chairman of the Board may designate, on not less than one (1) day's notice to each member of the Executive Committee, given verbally or in writing either personally, by telephone, by facsimile transmission, by mail, by telegram or telex.

5. OFFICERS.

  5.01 Number.

  (a) The officers of the Corporation shall include a Chief Executive Officer, a President, one or more Vice Presidents (including one or more Executive Vice Presidents and one or more Senior Vice Presidents if deemed appropriate by the Board of Directors), a Secretary and a Treasurer. The Board of Directors shall also elect a Chairman of the Board pursuant to Section 5.02. The Board of Directors may also elect such other officers as the

Board of Directors may from time to time deem appropriate or necessary. Except for the Chairman of the Board, none of the officers of the Corporation need be a Director of the Corporation. Any two or more offices may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity.

  (b) The Chairman of the Board shall be the Chief Executive Officer unless the Board of Directors, by resolution adopted by the affirmative vote of not less than a majority of the Directors then in office, designates the President or some other person as Chief Executive Officer. If at any time the offices of the Chairman of the Board and Chief Executive Officer shall not be filled, the President shall also be the Chief Executive Officer.

  (c) The Board of Directors may delegate to the Chief Executive Officer the power to appoint one or more employees of the Corporation as divisional or departmental Vice Presidents and fix the duties of such appointees. However, no such divisional or departmental Vice President shall be considered as an officer of the Corporation, the officers of the Corporation being limited to those officers elected by the Board of Directors.

  5.02 Election of Officers. The officers of the corporation to be elected by the Board of Directors shall be elected annually at the first meeting of the Board of Directors held after each annual meeting of the stockholders. Each such officer shall hold office for one (1) year and until a successor shall have been duly elected and shall qualify in his or her stead unless the Board of Directors shall have provided by contract or otherwise in any particular case, or until such officer shall have resigned and his or her resignation shall have become effective, or until such officer shall have been removed in the manner hereinafter provided. Notwithstanding anything in this Section 5.02 to the contrary, the Chairman of the Board may be elected only by the vote of a majority of the Directors then in office (who may include the Director who is or is to be the Chairman of the Board).

  5.03 Removal. Except as otherwise expressly provided in a contract duly authorized by the Board of Directors, any officer elected by the Board of Directors may be removed, either with or without cause, at any time by resolution adopted by the affirmative vote of a majority of the Board of Directors at any meeting thereof; provided that the Chairman of the Board may be removed by the vote of a majority of the Directors then in office (excluding the Director who is the Chairman of the Board).

  5.04 Resignations. Any officer of the Corporation may resign at any time by giving written notice to the Board of Directors or the Chairman of the Board. Such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified herein, the acceptance of such resignation shall not be necessary to make it effective.

  5.05 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause may be filled for the unexpired portion of the term by election by the Board of Directors at any meeting thereof.

  5.06 Salaries. The salaries of all officers of the Corporation shall be fixed by the Board of Directors from time to time, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a Director of the Corporation.

  5.07 The Chairman of the Board.

  (a) The Chairman of the Board shall have the powers and duties customarily and usually associated with the office of the Chairman of the Board. The Chairman of the Board shall preside at meetings of the stockholders and of the Board of Directors. In the event of the Chairman of the Board's temporary absence or disability and the absence or disability of the Chief Executive Officer and the President, the Chairman of the Board shall have the power to designate any Director to preside at any or all meetings of the stockholders and of the Board of Directors.

  (b) If at any time the office of President or Chief Executive Officer shall not be filled, or in the event of the disability of the President or the Chief Executive Officer, the Chairman of the Board (if one shall be elected) shall have the duties and powers of the President or the Chief Executive Officer, as the case may be. The Chairman of the Board shall have such other powers and perform such greater or lesser duties as may be delegated to him or her from time to time by the Board of Directors.

  5.08 The President. Unless the Board of Directors, by resolution adopted by the affirmative vote of not less than a majority of the Directors then in office, designates some other person to serve as the Chief Operating Officer, the President shall serve as Chief Operating Officer and shall have such other powers and perform such other duties as may be delegated to him or her from time to time by the Board of Directors or the Chairman of the Board.

  5.09 The Vice Presidents. Each Vice President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chairman of the Board or the President.

  5.10 The Secretary and the Assistant Secretary.

  (a) The Secretary shall attend meetings of the Board of Directors and meetings of the stockholders and record all votes and minutes of all such proceedings in a book or equivalent electronic database kept for such purpose and shall perform like duties for the committees of Directors as provided for in these Bylaws when required. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and of the Board of Directors (except in case of meetings called by the Chairman of the Board in accordance with Sections 4.09 or 4.10). He or she shall have charge of the stock ledger (unless responsibility for maintaining the stock ledger is delegated to a transfer agent by the Board of Directors pursuant to Section 6.06) and such other books and papers as the Board of Directors may direct. He or she shall have all such further powers and duties as generally are incident to the position of Secretary or as may from time to time be assigned to him or her by the Board of Directors or the Chairman of the Board.

  (b) Each Assistant Secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chairman of the Board or the Secretary. In case of the absence or disability of the Secretary, the Assistant Secretary designated by the Secretary (or, in the absence of such designation, the senior Assistant Secretary) shall perform the duties and exercise the powers of the Secretary.

  5.11 The Treasurer and the Assistant Treasurer.

  (a) The Treasurer shall have custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He or she may endorse all commercial documents requiring endorsements for or on behalf of the Corporation and may sign all receipts and vouchers for payments made to the Corporation.

  (b) The Treasurer shall disburse funds of the Corporation as may from time to time be ordered by the Board of Directors, taking proper vouchers for such disbursements, and render to the Board of Directors, the Chairman of the Board and President, whenever they may require it, an account of all transactions undertaken by him or her as Treasurer and of the financial condition of the Corporation.

  (c) Each Assistant Treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chairman of the Board, the President or the Treasurer. In case of the absence or disability of the Treasurer, the Assistant Treasurer designated by the Treasurer (or, in the absence of such designation, the senior Assistant Treasurer) shall perform the duties and exercise the powers of the Treasurer.

  5.12 Treasurer's Bond. If required by the Board of Directors, the Treasurer or any Assistant Treasurer shall give the Corporation a bond in such form and with such surety or sureties as are satisfactory to the Board of Directors for the faithful performance of the duties of office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

  5.13 Chief Executive Officer. The Chief Executive Officer shall have, subject to the supervision, direction and control of the Board of Directors, the general powers and duties of supervision, direction and management of the affairs and business of the Corporation usually vested in the chief executive officer of a Corporation, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Corporation.

  5.14 Chief Operating Officer. The Chief Operating Officer shall, subject to the supervision, direction and control of the Chief Executive Officer and the Board of Directors, manage the day-to-day operations of the Corporation and, in general, shall assist the Chief Executive Officer.

6. STOCK.

  6.01 Certificates. Certificates or shares of the stock of the Corporation shall be issued under the seal of the Corporation, or facsimile thereof, and shall be numbered and shall be entered in the books of the Corporation as they are issued. Each certificate shall bear a serial number, shall exhibit the holder's name and the number of shares evidenced thereby and shall be signed by the Chairman of the Board or a Vice Chairman, if any, or the Chief Executive Officer or the President or any Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person or entity were such officer, transfer agent or registrar at the date of issue.

  6.02 Transfers. Transfers of stock of the Corporation shall be made on the books of the Corporation only upon surrender to the Corporation of a certificate for the shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, provided such succession, assignment, or transfer is not prohibited by the Certificate of Incorporation, the Bylaws, applicable law or contract. Thereupon, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

   6.03 Lost, Stolen or Destroyed Certificates. Any person claiming a certificate of stock to be lost, stolen or destroyed shall make an affidavit or an affirmation of that fact, and may be required to give the Corporation a bond of indemnity in satisfactory form and with one or more satisfactory sureties, whereupon a new certificate may be issued of the same tenor and for the same number of shares as the one alleged to be lost or destroyed.

  6.04 Record Date.

  (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at a meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors shall fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.

  (b) If no record date is fixed by the Board of Directors, (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the date on which notice is given, or, if the notice is waived by all stockholders entitled to vote at the meeting, at the close of business on the day next preceding the day on which the meeting was held and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

  (c) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for the adjourned meeting.

  6.05 Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares as the person entitled to exercise the rights referred to in Section 6.04 and shall not be bound to recognize any equitable or other claim to or interest in any such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Delaware.

  6.06 Additional Powers of the Board.

  (a) In addition to those powers set forth in Section 4.01, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

  (b) The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

  (c) The Board of Directors shall have power and authority to create and issue (whether or not in connection with the issue and sale of any stock or other securities of the Corporation) warrants, rights or options entitling the holders thereof to purchase from the Corporation any shares of any class or classes or any other securities of the Corporation for such consideration and to such persons, firms or corporations as the Board of Directors, in its sole discretion, may determine, setting aside from the authorized but unissued stock of the Corporation the requisite number of shares for issuance upon the exercise of such warrants, rights or options. Such warrants, rights or options shall be evidenced by such instrument or instruments as shall be approved by the Board of Directors. The terms upon which, the time or times (which may be limited or unlimited in duration) at or within which, and the price or prices at which any such shares or other securities may be purchased from the Corporation upon the exercise of any such warrant, right or option shall be such as shall be fixed and stated in a resolution or resolutions of the Board of Directors providing for the creation and issue of such warrants, rights or options.

7. MISCELLANEOUS.

  7.01 Place and Inspection of Books.

  (a) The books of the Corporation other than such books as are required by law to be kept within the State of Delaware shall be kept in the Commonwealth of Virginia or at such other place or places within or without the State of Delaware as the Board of Directors may from time to time determine.

  (b) At least ten (10) days before each meeting of stockholders, the officer in charge of the stock ledger of the Corporation shall prepare a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

  (c) The Board of Directors shall determine from time to time whether, when and under what conditions and regulations the accounts and books of the Corporation (except such as may be by law specifically open to inspection or as otherwise provided by these Bylaws) or any of them shall be open to the inspection of the stockholders and the stockholders' rights in respect thereof.

  7.02 Indemnification of Directors, Officers, Employees and Agents.

  (a) The Corporation shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid or owed in settlement actually and reasonably paid or incurred by him or her or rendered or levied against him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

  (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses, including attorneys' fees, actually and reasonably paid or incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation; provided however, that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  (c) The Corporation may, at the discretion of the Board of Directors, indemnify all employees and agents of the Corporation (other than Directors and officers) to the extent that Directors and officers shall be indemnified pursuant to subsections (a) and (b).

  (d) To the extent that a person who may be entitled to indemnification by the Corporation under this section is or has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorney's fees, actually and reasonably paid or incurred by him or her in connection therewith.

  (e) Any indemnification under subsections (a), (b) or (c) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (a) or (b). Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, (iii) by the stockholders or (iv) in any case in which applicable law makes court approval a prerequisite to indemnification, by the court in which such action, suit or proceeding was brought or another court of competent jurisdiction.

  (f) Expenses, including attorneys' fees, incurred by an officer or Director in defending a civil, criminal, administrative, or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this section. Such expenses, including attorneys' fees, incurred by other employees and agents shall be so paid upon terms and conditions, if and as the Board of Directors deems appropriate.

  (g) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of the stockholders or disinterested Directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

  (h) The provisions of this section shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the estate, executors, administrators, spouse, heirs, legatees or devisees of a person entitled to indemnification hereunder and the term "person," as used in this section, shall include the estate, executors, administrators, spouse, heirs, legatees or devisees of such person.

  (i) For the purposes of this section 7.02, (i) "employee benefit plan" and "fiduciary" shall be deemed to include, but not be limited to, the meanings set forth, respectively, in Sections 3(3) and 21(A) of the Employee Retirement Income Security Act of 1974, as amended, and references to the judgments, fines and amounts paid or owed in settlement or rendered or levied shall be deemed to encompass and include excise taxes required to be paid pursuant to an applicable law in respect of any transaction involving an employee benefit plan, (ii) references to the Corporation shall be deemed to include any predecessor corporation and any constituent corporation absorbed in a merger, consolidation or other reorganization of or by the Corporation which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents or fiduciaries so that any person who was a director, officer, employee, agent or fiduciary of such predecessor or constituent corporation, or served at the request of such predecessor or constituent corporation as a director, officer, employee agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Section 7.02 with respect to the Corporation as such person would have with respect to such predecessor or constituent corporation if its separate existence had continued, and (iii) all other terms shall be deemed to have the meanings for such terms as set forth in Section 145 of the DGCL.

  7.03 Dividends.

  (a) Dividends may be declared at the discretion of the Board of Directors at any meeting thereof.

  (b) Dividends may be paid to stockholders in cash or, when the Directors shall so determine, in stock. A Director shall be fully protected in relying in good faith upon the books of account of the Corporation or statements prepared by any of its officers as to the value and amount of the assets, liabilities or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared.

  (c) Before payment of any dividend or any distribution of profits, there may be set aside out of the said surplus of the Corporation such sum or sums as the Board of Directors from time to time, in its discretion thinks proper as a reserve fund to meet contingencies, or for equalizing dividends, or for such other purpose as the

Board of Directors shall think conducive to the interests of the Corporation and the Board of Directors may abolish any such reserve in the manner in which it was created.

  7.04 Execution of Deeds, Contracts and Other Agreements and
Instruments. Subject to the specific directions of the Board of Directors, all deeds, mortgages and bonds entered into by the Corporation and all other written contracts and agreements to which the Corporation shall be a party shall be executed in its name by the Chairman of the Board, the President or a Vice President, or such other person or persons as may be authorized by any such officer.

  7.05 Checks. All checks, drafts, acceptances, notes and other orders, demands or instruments with respect to the payment of money may be signed or endorsed on behalf of the Corporation by such officer or officers or by such agent or agents as the Board of Directors may from time to time designate.

  7.06 Voting of Shares Held. Unless otherwise provided by resolution of the Board of Directors or of the Executive Committee, if any, each of the Chief Executive Officer and President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the vote which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, partnership, limited liability company or joint venture, any of whose securities may be held by the Corporation, at meetings of the holders of the shares or other securities of such other corporation, partnership, limited liability company or joint venture or to consent in writing to any action by any such other corporation, partnership, limited liability company or joint venture; and the Chief Executive Officer or President shall instruct the person or persons so appointed as to the manner of casting such votes or giving such consent and may execute or cause to be executed on behalf of the Corporation, and under its corporate seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the premises. In lieu of such appointment the Chief Executive Officer or President may themselves attend any meetings of the holders of shares or other securities of any such other corporation, partnership, limited liability company or joint venture and there vote or exercise any or all power of the Corporation as the holder of such shares or other securities of such other corporation, partnership, limited liability company or joint venture.

  7.07 Fiscal Year. The fiscal year of the Corporation shall correspond with the calendar year.

  7.08 Gender/Number. As used in these Bylaws, the masculine, feminine or neuter gender, and the singular or plural number, shall each include the others whenever the context so indicates.

  7.09 Paragraph Titles. The titles of the paragraphs have been inserted as a matter of reference only and shall not control or affect the meaning or construction of any of the terms and provisions hereof.

  7.10 Amendment. These Bylaws may be altered, amended or repealed by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote at any meeting of stockholders or by resolution adopted by the affirmative vote of not less than a majority of the Directors in office at any annual or regular meeting of the Board of Directors or at any special meeting of the Board of Directors if notice of the proposed alteration, amendment or repeal be contained in the notice of such special meeting; provided, however, that any provision of these Bylaws adopted or required to be adopted pursuant to the DGCL by the stockholders of the Corporation shall only be amended by the affirmative vote of a majority of the votes entitled to be cast on such matter.

  7.11 Certificate of Incorporation. Notwithstanding anything to the contrary contained herein, if any provision contained in these Bylaws is inconsistent with or conflicts with a provision of the Certificate of Incorporation of the Corporation, such provision of these Bylaws shall be superseded by the inconsistent provision in the Certificate of Incorporation to the extent necessary to give effect to such provision in the Certificate of Incorporation.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law ("DGCL") authorizes, inter alia, a corporation generally to indemnify any person ("indemnitee") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, in a similar position with another corporation or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation; however, an indemnitee who acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation is generally limited to attorney's fees and other expenses, and no indemnification shall be made if such person is adjudged liable to the corporation unless and only to the extent that a court of competent jurisdiction determines that indemnification is appropriate. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by the (i) stockholders, (ii) board of directors by a majority voted of a quorum consisting of directors who were not parties to such action, suit or proceeding or (iii) independent counsel if a quorum of disinterested directors so directs, that indemnification of the indemnitee is proper because he has met the applicable standard of conduct. Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

  Article IX of the InteliData Technologies Corporation ("InteliData") Certificate of Incorporation provides that InteliData shall indemnify any and all persons permitted to be indemnified by Section 145 of DGCL to the fullest extent permitted by the DGCL.

  Section 7.02 of the InteliData ByLaws provides, in substance, that directors, officers, employees and agents shall be indemnified to the fullest extent permitted by Section 145 of the DGCL.

  InteliData intends to enter into indemnification agreements with certain of its directors providing for indemnification to the fullest extent permitted by the laws of the State of Delaware. These agreements provide for specific procedures to better assure the directors' rights to indemnification, including procedures for directors to submit claims, for determination of directors' entitlement to indemnification (including the allocation of the burden of proof and selection of a reviewing party) and for enforcement of directors' indemnification rights.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

  (a) The following are filed as exhibits to this Registration Statement.

 EXHIBIT NO.                             EXHIBIT
 -----------                             -------
     2.1     Agreement and Plan of Merger, dated August 5, 1996, between US
              Order, Inc. and Colonial Data Technologies Corp. (included as
              Appendix I to the Joint Proxy Statement/Prospectus).
     3.1     Certificate of Incorporation of InteliData Technologies
              Corporation (included as Appendix IV to the Joint Proxy
              Statement/Prospectus).
     3.2     Bylaws of InteliData Technologies Corporation (included as
              Appendix V to the Joint Proxy Statement/Prospectus).
     4.1     Article IX of the Certificate of Incorporation of InteliData,
              incorporated by reference to Exhibit 3.1 filed herewith, and
              Section 7.02 of the Bylaws of InteliData, incorporated by
              reference to Exhibit 3.2 filed herewith.
     5.1     Opinion of Hunton & Williams.
     8.1     Tax Opinion of Hunton & Williams.
     8.2     Tax Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.

 EXHIBIT NO.                               EXHIBIT
 -----------                               -------
    10.1     Employment Agreement, dated August 1, 1994, between US Order, Inc.
              and John C. Backus, Jr. (incorporated herein by reference to US
              Order's Registration Statement on Form S-1, dated June 1, 1995
              (as filed with the Commission, File number 33-90978)).
    10.2     Employment Agreement, dated as of July 1, 1996, between Colonial
              Data Technologies Corp. and Robert J. Schock.
    23.1     Consent of KPMG Peat Marwick LLP.
    23.2     Consent of Deloitte & Touche LLP.
    23.3     Consent of Hunton & Williams (included as part of Exhibits 5 and
              8.1).
    23.4     Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included as part of Exhibit 8.2).
    23.5     Consent of Salomon Brothers Inc.+
    23.6     Consent of First Albany Corporation.+
    23.7     Consents of Director Designees of InteliData Technologies
              Corporation.
    99.1     Form of US Order, Inc. proxy card.
    99.2     Form of Colonial Data Technologies Corp. proxy card.

--------

+Previously filed.

ITEM 22. UNDERTAKINGS

  A. The undersigned registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  D. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  F. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  G. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HERNDON, COMMONWEALTH OF VIRGINIA, ON THE 8TH DAY OF OCTOBER, 1996.

                                          InteliData Technologies Corporation

                                          (Registrant)

                                                   /s/ Albert N. Wergley
                                          By: _________________________________
                                                     Albert N. Wergley
                                                         President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSON IN THE CAPACITIES INDICATED ON OCTOBER 8, 1996.

              SIGNATURE                                   TITLE

        /s/ Albert N. Wergley           President, Treasurer and Sole Director
-------------------------------------    (Principal Executive Officer and
          ALBERT N. WERGLEY              Principal Financial and Accounting
                                         Officer)

                               INDEX TO EXHIBITS

 SEQUENTIAL
 EXHIBIT NO. DESCRIPTION
 ----------- -----------
     5.1     Opinion of Hunton & Williams.
     8.1     Tax Opinion of Hunton & Williams.
     8.2     Tax Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
    10.2     Employment Agreement, dated as of July 1, 1996, between Colonial
              Data Technologies Corp. and Robert J. Schock.
    23.1     Consent of KPMG Peat Marwick LLP.
    23.2     Consent of Deloitte & Touche LLP.
    23.7     Consents of Director Designees of InteliData Technologies
              Corporation.
    99.1     Form of US Order, Inc. proxy card.
    99.2     Form of Colonial Data Technologies Corp. proxy card.